Exhibit 2.2

EXECUTION VERSION

TRANSACTION AGREEMENT

BY AND AMONG

GLOBAL PAYMENTS INC.,

GTCR W AGGREGATOR LP,

WORLDPAY HOLDCO, LLC,

GTCR W MANAGEMENT BLOCKER INC.,

GTCR W MANAGEMENT BLOCKER II INC.,

GTCR W BLOCKER CORP.,

GENESIS MERGER SUB I, INC.,

GENESIS MERGER SUB II, INC.,

GENESIS MERGER SUB III, INC.,

GENESIS MERGER SUB IV LLC,

Genesis Washington Merger Sub LLC,

WASHINGTON EQUITYHOLDER REPRESENTATIVE (AS DEFINED HEREIN)

AND

BLOCKER SELLERS (AS DEFINED HEREIN)

Dated as of April 17, 2025

i

EXHIBITS

Exhibit A	Washington Pre-Closing Reorganization
Exhibit B	Form of Letter of Transmittal
Exhibit C	Washington Post-Closing Reorganization
Exhibit D	Shareholders Agreement
Exhibit E	Registration Rights Agreement
Exhibit F	Form of Joinder Agreement

v

TRANSACTION AGREEMENT

This TRANSACTION AGREEMENT, dated as of April 17, 2025 (this “Agreement”), is by and among: (i) Global Payments Inc., a Georgia corporation (“Georgia”), (ii) GTCR W Aggregator LP, a Delaware limited partnership (“Chicago”), (iii) Worldpay Holdco, LLC, a Delaware limited liability company (“Washington”), (iv) GTCR W Management Blocker Inc., a Delaware corporation (“Management Blocker I”), (v) GTCR W Management Blocker II Inc., a Delaware corporation (“Management Blocker II” and, together with Management Blocker I, the “Management Blockers”), (vi) GTCR W Blocker Corp., a Delaware corporation (“Chicago Blocker” and, together with the Management Blockers and subject to clause (xiii) below, the “Blockers” and the Blockers, together with Washington, the “Acquired Entities”), (vii) Genesis Merger Sub I, Inc., a Delaware corporation and wholly owned Subsidiary of Georgia (“Merger Sub I”), (viii)  Genesis Merger Sub II, Inc., a Delaware corporation and wholly owned Subsidiary of Georgia (“Merger Sub II”), (ix) Genesis Merger Sub III, Inc., a Delaware corporation and wholly owned Subsidiary of Georgia (“Merger Sub III”), (x) Genesis Washington Merger Sub LLC, a Delaware limited liability company and wholly owned Subsidiary of Georgia (“Washington Merger Sub” and, together with the Blocker Merger Subs, the “Merger Subs”), (xi) Chicago, in its capacity as representative for the Washington Equityholders and the Blocker Equityholders (“Washington Equityholder Representative”), (xii) each of the Persons listed on the signature pages hereto under the heading “Blocker Sellers” (collectively and subject to clause (xiii) below, “Blocker Sellers”, each a “Blocker Seller”, and together with Chicago, the “Sellers”), (xiii) to the extent the Joinder Blocker and all of the Joinder Blocker Sellers execute and deliver the Joinder Agreement in accordance with Section 7.16, the Joinder Blocker (which will constitute a “Blocker” hereunder) and the Joinder Blocker Sellers (which will constitute “Blocker Sellers” hereunder) and (xiv) Genesis Merger Sub IV LLC, a Delaware limited liability company and wholly owned subsidiary of Georgia (“Merger Sub IV” and, together with Merger Sub I, Merger Sub II and Merger Sub III, the “Blocker Merger Subs”). Georgia, Chicago, Washington, the Blockers, the Blocker Sellers, the Merger Subs and Washington Equityholder Representative are collectively referred to herein as the “Parties”, and each individually, a “Party”.

WHEREAS, as of the date of this Agreement, Chicago, GTCR W Management Holdco, LLC, a Delaware limited liability company (“Management Aggregator”), the Management Blockers and Fidelity National Information Services, Inc., a Georgia corporation (“Florida”), and/or certain of Florida’s Subsidiaries, directly hold, of record and beneficially, all of the outstanding equity interests of Washington (the “Washington Equity Interests”);

WHEREAS, at least one day prior to the Closing Date, the Acquired Entities, Chicago, Management Aggregator and their Affiliates will conduct a series of internal reorganization transactions in accordance with the transaction steps described in Exhibit A attached hereto (the “Washington Pre-Closing Reorganization”);

WHEREAS, as of immediately following the Washington Pre-Closing Reorganization, (i) Chicago will directly hold, of record and beneficially, 29.22% of the Washington Equity Interests (the “Chicago Owned Washington Equity Interests”), (ii) Management Aggregator will directly hold, of record and beneficially, 1.74% of the Washington Equity Interests (the “Management Aggregator Owned Washington Equity Interests” and, together with the Chicago Owned Washington Equity Interests and subject to clause (v) below, the “Acquired Washington Equity Interests”), (iii) Florida (and/or its Subsidiaries) will hold, of record and beneficially, 37.29% of the Washington Equity Interests, collectively (the “Florida Owned Washington Equity Interests”), (iv) the Blockers (other than the Joinder Blocker) will directly hold, of record and beneficially, 31.70% of the Washington Equity Interests, collectively, and (v) the Joinder Blocker will directly hold, of record and beneficially, 0.04% of the Washington Equity Interests (provided that if the Joinder Blocker and Joinder Blocker Sellers do not execute and deliver the Joinder Agreement in accordance with Section 7.16, the Washington Equity Interests directly held, of record and beneficially, by the Joinder Blocker shall be deemed included in the definition of Acquired Washington Equity Interests for all purposes under this Agreement);

WHEREAS, as of immediately following the Washington Pre-Closing Reorganization, (i) the Management Blocker I Stockholders will directly hold, of record and beneficially, all of the outstanding shares of capital stock of Management Blocker I (the “Management Blocker I Stock”), (ii) the Management Blocker II Stockholders will directly hold, of record and beneficially, all of the outstanding shares of capital stock of Management Blocker II (the “Management Blocker II Stock” and, together with the Management Blocker I Stock, the “Management Blocker Stock”), (iii) the Chicago Blocker Stockholders will directly hold, of record and beneficially, all of the outstanding shares of capital stock of Chicago Blocker (the “Chicago Blocker Stock” and, together with the Management Blocker Stock and subject to clause (iv) below, the “Blocker Equity Interests”) and (iv) the Joinder Blocker Sellers will directly hold, of record and beneficially, all of the outstanding equity interests of Joinder Blocker (the “Joinder Blocker Equity Interests”) (provided that if the Joinder Blocker and Joinder Blocker Sellers execute and deliver the Joinder Agreement in accordance with Section 7.16, the Joinder Blocker Equity Interests directly held, of record and beneficially, by the Joinder Blocker Sellers shall be deemed included in the definition of Blocker Equity Interests for all purposes under this Agreement);

WHEREAS, concurrently with the execution and entry into this Agreement, Georgia is entering into a Transaction Agreement, dated the date hereof (the “Florida Transaction Agreement”), with Florida, pursuant to which, among other things, Georgia will acquire 100% of the Florida Owned Washington Equity Interests;

WHEREAS, the purchase and sale of the Florida Owned Washington Equity Interests will be effective immediately prior to the Blocker Merger Effective Time; and

WHEREAS, subject to the satisfaction or waiver of the conditions contained in Section 11.1 and Section 11.2, Georgia desires to acquire (i) 100% of the Management Blocker I Stock by way of a merger of Merger Sub I with and into Management Blocker I (“Merger I”), with Management Blocker I continuing as the corporation surviving such merger, (ii) 100% of the Management Blocker II Stock by way of a merger of Merger Sub II with and into Management Blocker II (“Merger II”), with Management Blocker II continuing as the corporation surviving such merger, (iii) 100% of the Chicago Blocker Stock by way of a merger of Merger Sub III with and into Chicago Blocker (“Merger III”), with Chicago Blocker continuing as the corporation surviving such merger, (iv) if the Joinder Blocker and Joinder Blocker Sellers execute and deliver the Joinder Agreement in accordance with Section 7.16, 100% of the Joinder Blocker Equity Interests by way of a merger of Merger Sub IV with and into Joinder Blocker (“Merger IV” and, together with Merger I, Merger II and Merger III, the “Blocker Mergers”), with Joinder Blocker continuing as the limited liability company surviving such merger, and (v) 100% of the Acquired Washington Equity Interests by way of a merger of Washington Merger Sub with and into Washington (the “Washington Merger” and, together with the Blocker Mergers, the “Mergers” and each a “Merger”), with Washington continuing as the limited liability company surviving such merger.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, on the terms and subject to the conditions of this Agreement, the Parties hereby agree as follows:

Article I
DEFINITIONS

Section 1.1         Definitions. As used herein, the following terms have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise. For purposes of this Agreement, (a) prior to the Closing, Washington and its Subsidiaries shall be deemed to be Affiliates of Chicago, (b) immediately after the Closing (and continuing for so long thereafter as determined by the first sentence of this definition), Washington and its Subsidiaries shall be deemed to be Affiliates of Georgia and not Affiliates of Florida or Chicago, and (c) Chicago and Florida shall not be deemed to be Affiliates of one another.

“Anti-Money Laundering Laws” means all Laws that may be enforced by any Governmental Entity that relate to money laundering, “know-your-customer” obligations, any predicate crime to money laundering, terrorist financing or any financial record-keeping or reporting requirements related thereto, including the following in the United States (together with their implementing regulations, in each case, as amended from time to time): the Bank Secrecy Act (31 U.S.C. § 5311 et seq.; 12 U.S.C. §§ 1818(s) 1829(b), 1951-1959), as amended by The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001 and 18 U.S.C. §§ 1956, 1957 and 1960.

“Approval” means any approval, authorization, clearance, consent, license, permit, waiver, qualification or certification.

“Blocker Change of Control Payments” means any “single trigger” change in control, sale, transaction or retention bonus payable to any current or former employees or other service providers of any Blocker or the Blocker Sellers of such Blocker solely as a result of the transactions contemplated by this Agreement (excluding any such arrangement adopted at the written direction or request of Georgia or its Affiliates).

“Blocker Closing Cash” means, with respect to a Blocker, the aggregate Cash Amounts (without duplication) of such Blocker as of immediately prior to the Closing.

“Blocker Closing Cash Consideration” means, with respect to a Blocker, (x) such Blocker’s portion of the Washington Closing Cash Consideration as specified in the Washington Closing Consideration Spreadsheet plus (y) the Blocker Estimated Net Cash for such Blocker.

“Blocker Closing Funded Debt” means, with respect to a Blocker, the aggregate of the following obligations of such Blocker as of immediately prior to the Blocker Merger Effective Time, without duplication, including the sum of the outstanding principal amount of, accrued and unpaid interest on, and prepayment penalties, premiums, early termination fees, breakage costs, fees and other similar costs and expenses associated with repayment arising under any obligations of such Blocker: (a) the outstanding principal amount of all indebtedness for borrowed money including obligations in respect of bank overdrafts, including all accrued but unpaid interest thereon and any prepayment, redemption or change of control fees, premiums or penalties that would arise at the Closing as a result of the discharge of such amount owed and directly attributable to the consummation of the transactions contemplated by the Transaction Documents; (b) the outstanding principal amount of all other obligations evidenced by bonds, debentures, notes or similar instruments of indebtedness, including all accrued but unpaid interest thereon and any prepayment, redemption or change of control fees, premiums or penalties that would arise at the Closing as a result of the discharge of such amount owed and directly attributable to the consummation of the transactions contemplated by the Transaction Documents; (c) all lease obligations that are required to be classified by such Blocker as a capital or finance lease in accordance with GAAP; (d) all obligations under letters of credit, bankers’ acceptances, bank guarantees, surety bonds or similar credit instruments, in each case solely to the extent drawn; (e) deferred purchase price obligations (including earn-outs and holdback amounts and obligations under “seller notes”) in respect of the acquisition of any business, assets or Person (assuming the maximum amount is earned); (f) liabilities under any interest rate, currency, swap or other hedging agreements after taking into account the effect of any netting agreement or provision relating thereto (in each case valued at their termination value as of the Closing Date); (g) conditional sale or other title retention agreement obligations; (h) (i) Liabilities associated with any unpaid severance or termination indemnities for terminations prior to the Closing (excluding any such terminations pursuant to the written direction or request of Georgia or its Affiliates), calculated in accordance with GAAP, and (ii) the amount of any Liabilities for which such Blocker is responsible in respect of any defined contribution, defined benefit or nonqualified deferred compensation obligations of such Blocker, Washington or its Subsidiaries with respect to the period prior to the Closing (calculated in accordance with GAAP (but treating unvested nonqualified deferred compensation obligations as vested)) exceed the amount of assets associated therewith, in the case of each of clauses (i) and (ii), together with the employer portion of any Taxes due on the foregoing amounts, with such Taxes computed as though all such amounts were due and payable as of the Closing; (i) the Blocker Change of Control Payments; (j) the Blocker Pre-Closing Tax Amount for such Blocker; (k) Liabilities secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on any property owned or acquired by the applicable Person, other than Permitted Liens; (l) unpaid dividends or distributions owed to the equityholders of such Blocker; (m) fees, costs and expenses of brokers, finders, outside counsel, financial advisors, accountants, consultants and other professional advisors, payable by Blocker or for which Blocker is liable to such Persons as a result of the transactions contemplated by this Agreement, other costs and expenses payable by such Blocker pursuant to Section 14.12, in each case, to the extent unpaid prior to the Closing, based on arrangements made by such Blocker, Washington, Chicago or the Blocker Sellers of such Blocker prior to the Closing; and (n) Liabilities of the types described in the foregoing clauses the payment of which is guaranteed as obligor, guarantor or surety; provided, that in no event shall Blocker Closing Funded Debt include (i) any Liabilities to be repaid or extinguished pursuant to this Agreement in connection with the Closing without Liability to Georgia and its Affiliates following the Closing; or (ii) any Liabilities taken into account in the calculation of the Cash Settlement Amount for such Blocker.

“Blocker Estimated Net Cash” means, with respect to a Blocker, the Blocker Estimated Closing Cash for such Blocker less the Blocker Estimated Closing Funded Debt for such Blocker (which may be a positive or negative number).

“Blocker Equityholders” means, collectively, the Chicago Blocker Stockholders, the Management Blocker Stockholders and, if the Joinder Blocker and Joinder Blocker Sellers execute and deliver the Joinder Agreement in accordance with Section 7.16, the Joinder Blocker Sellers.

“Blocker Final Cash Consideration” means, with respect to a Blocker, (x) such Blocker’s portion of the Washington Closing Cash Consideration as an equityholder of Washington as specified in the Washington Closing Consideration Spreadsheet plus (y) the Blocker Net Cash for such Blocker (which may be a positive or negative number).

“Blocker Independent Accounting Firm” means BDO or Grant Thornton LLP, as selected jointly by Georgia and Chicago; provided that, if Georgia and Chicago are unable to agree on the Blocker Independent Accounting Firm within ten (10) Business Days, then each of Georgia and Chicago shall select a nationally recognized independent accounting firm no later than five (5) Business Days after the end of such ten (10) Business Days period, and the two (2) firms will mutually and promptly select a third (3rd) nationally recognized independent accounting firm to serve as the Blocker Independent Accounting Firm.

“Blocker Material Adverse Effect” means any event, change, occurrence, development or effect that, individually or in the aggregate, materially impairs, hinders or delays beyond the Outside Date or would reasonably be expected to materially impair, hinder or delay beyond the Outside Date, the ability of the Blockers to perform their obligations under this Agreement and the other Transaction Documents to which the Blockers are a party or to consummate the transactions contemplated hereby and thereby.

“Blocker Net Cash” means, with respect to a Blocker, the Blocker Closing Cash for such Blocker less the Blocker Closing Funded Debt for such Blocker, as finally determined pursuant to Section 2.8.

“Blocker Pre-Closing Tax Amount” means, with respect to a Blocker, without duplication, the aggregate amount of any and all accrued unpaid Income Taxes of such Blocker for any Pre-Closing Tax Period solely in respect of those jurisdictions in which such Blocker is currently filing Tax Returns (or where such Blocker commenced or acquired business activities after December 31, 2023) (i) with respect to Tax Returns that are first due (including extensions) after the Closing Date or (ii) that are shown as due on a Tax Return for Income Taxes filed prior to the Closing Date that have not been fully paid as of the Closing Date (provided that the Blocker Pre-Closing Tax Amount shall not be less than zero with respect to any jurisdiction), which shall (a) be determined in the case of any Straddle Period in accordance with the principles of Section 10.5, (b) be reduced by the amount of Tax refunds to the extent such Tax refunds are actually converted into cash within ninety (90) days after the Closing Date, and reduced by any credits and overpayments to the extent such credits and overpayments are actually and currently available to reduce the cash tax liability in the Pre-Closing Tax Period, (c) exclude (i) any assets or liabilities in respect of deferred or contingent Taxes or with respect to uncertain positions and (ii) any Tax reflected, reserved, accrued, recorded or included in the Blocker Closing Funded Debt (without giving effect to the Blocker Pre-Closing Tax Amount) or the Washington/Florida Purchase Price, in each case, as finally determined pursuant to this Agreement or the Florida Transaction Agreement, (d) take into account any Taxes in respect of income inclusions under Sections 951 and 951A of the Code attributable to income accrued on or prior to the Closing Date (measured as if the taxable year of the Washington CFCs closed at the end of the day on the Closing Date) and (e) be calculated (x) as of the end of the day on the Closing Date, disregarding any actions outside the ordinary course of business on the Closing Date after the Closing (other than those specifically contemplated by this Agreement), and disregarding any financing or refinancing arrangements entered into at any time by or at the direction of Georgia and its Affiliates, (y) by taking into account all Transaction Tax Deductions and (z) otherwise in accordance with the past practices of or with respect to such Blocker in filing Tax Returns.

“Business Day” means any day, other than a Saturday, Sunday, or day on which commercial banks are required or authorized to be closed in Chicago, Illinois, Cincinnati, Ohio, Jacksonville, Florida or Atlanta, Georgia.

“Cash Amounts” means, of any Person and as of any time, the total of (a) the aggregate amount (without duplication) of all cash and cash equivalents, bank deposits, demand accounts, certificates of deposit, time deposits, checks, marketable securities (to the extent convertible into cash within 30 days) and money market funds (including deposits in transit), but calculated net of issued but uncleared checks and pending wire transfers, in each case of such Person as of such time, in each case, determined in accordance with GAAP; provided that, in the case of this clause (a), “Cash Amounts” shall not include any Restricted Cash; less (b) the Cash Settlement Amount.

“Cash Settlement Amount” means, of any Person and as of any time, the aggregate amount (without duplication) of (a) all settlement payables or settlement liabilities, less (b) all settlement deposits, merchant float and settlement receivables.

“Chicago Blocker Stockholders” means, as of any time, collectively, the stockholders of Chicago Blocker.

“Chicago Preferred Equity Schedule” is set forth in Section 1.1(c) of the Washington Disclosure Schedules.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Commercial Agreements” has the meaning given to such term in the Florida Transaction Agreement.

“Confidentiality Agreement” means that certain amended and restated confidentiality agreement, dated March 14, 2025, by and among Georgia, Florida and Washington, with Chicago specified as a representative of Washington, together with that certain Clean Team Confidentiality Agreement, dated March 19, 2025, by and among Georgia, Florida and Washington, as amended.

“Contamination” means the emission, discharge or release of any Hazardous Material to, on, onto, through or into the environment.

“Contract” means any legally binding contract, tender, lease, license, commitment, loan or credit agreement, indenture or agreement, other than any Permit, Washington Benefit Plan or any Washington Collective Bargaining Agreement.

“Covered Losses” means any losses, liabilities, claims, fines, deficiencies, assessments, charges, damages, payments (including those arising out of any settlement or Judgment relating to any Proceeding), penalties and reasonable attorneys’, accountants’ and consultants’ fees and disbursements, in each case that are actually incurred, due and payable; provided that Covered Losses shall not include (x) any consequential, special, incidental, indirect or similar damages, except to the extent such damages are awarded by a Judgment against, or paid by, an indemnified party pursuant to a third party claim or are a probable or reasonably foreseeable result of such breach, or (y) any punitive or similar damages, except to the extent such damages are awarded by a Judgment against, or paid by, an indemnified party pursuant to a third party claim.

“DGCL” means the General Corporation Law of the State of Delaware.

“DLLCA” means the Limited Liability Company Act of the State of Delaware.

“Environmental Laws” means, collectively, any and all Laws and Judgments relating to pollution, the preservation or protection of the environment or natural resources or the protection of human health and safety (to the extent related to Contamination or the presence of or exposure to Hazardous Materials).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any corporation or other trade or business, any other corporation or other trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.

“Ex-Im Laws” means all U.S. and non-U.S. Laws, except to the extent inconsistent with U.S. Laws, relating to export, reexport, transfer and import controls, including the Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection and the EU Dual Use Regulation.

“Filings” means any registrations, applications, declarations, reports, submissions or other filings with, or any notices to, any Person (including any third party or Governmental Entity).

“Financial Services License” means any consent, license, certificate, franchise, permission, variance, clearance, registration, qualification, authorization or other Permit issued, granted, given, authorized, or otherwise made available in any relevant jurisdiction by or under the authority of any Governmental Entity pursuant to Financial Services Requirements or by a Washington Business Network.

“Financial Services Requirements” means any and all Laws that may be enforced by any Governmental Entity in any relevant jurisdiction relating to licensing or registration in connection with (i) the sale or issuance of checks, drafts, money orders, travelers checks or other payment instruments, whether or not negotiable, the sale or issuance of stored value cards or devices, or the business of transmitting money or other payment or money services businesses, (ii) the business of merchant acquiring, (iii) issuer or merchant processing or (iv) earned wage access, and related servicing activities. For the avoidance of doubt, Financial Services Requirements includes any Financial Service License requirements imposed by a Governmental Entity in any relevant jurisdiction, including via enforcement action, Governmental Entity exam findings, or via Financial Services License approval or condition to licensure requirements.

“FIRPTA Certificate” means, in respect of a Blocker Equityholder, a certificate, dated as of the Closing Date and sworn under penalty of perjury, in the form and substance required under Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c), certifying that the Blocker in which such Blocker Equityholder holds an equity interest is not, and has not been (for the applicable period described in Section 897(c)(1)(A)(ii) of the Code), a United States real property holding corporation, together with a notice to be mailed (together with a copy of the certificate) to the IRS in accordance with Treasury Regulation Section 1.897-2(h)(2).

“Fraud” means, with respect to any Person, actual and intentional fraud under Delaware law in the making of the representations and warranties set forth in Article III, Article IV, Article V, or Article VI, as applicable.

“GAAP” means U.S. generally accepted accounting principles, consistently applied.

“Gaming Authority” means any Governmental Entity with regulatory control and authority or jurisdiction over the conduct of gaming, pari-mutuel wagering, and related activities, including payment processing activities for gaming and related activities, or the ownership, operation, management or development of any gaming or gaming related operations.

“Gaming Law” means any foreign, federal, tribal, state, county or local Law, or any finding of suitability, license issued by a Gaming Authority governing the conduct of gaming, pari-mutuel wagering, and related activities, including payment processing activities for gaming and related activities, or the ownership, operation, management or development of any gaming or gaming-related operations, including, for the avoidance of doubt, the written guidance, directive, rules, regulations, and orders of any Gaming Authority.

“Gaming Licenses” means all licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises, entitlements, waivers and exemptions issued by any Gaming Authority or under Gaming Laws necessary for or relating to the conduct of gaming and any related activities, including payment processing activities for gaming and related activities, or the ownership or the operation, management and development of any gaming operations.

“Georgia Common Stock” means common stock, no par value per share, of Georgia.

“Georgia Debt Financing Parties” means each debt provider (including Georgia Lender, each agent and arranger and party to any joinder to the Georgia Commitment Letter permitted pursuant to Section 8.5(a)) that commits to provide Georgia Debt Financing to Georgia pursuant to the Georgia Commitment Letter, and their respective Representatives and other Affiliates; provided that none of Georgia nor any Affiliate of Georgia shall be a Georgia Debt Financing Party.

“Georgia Disclosure Schedules” means those certain Georgia Disclosure Schedules dated as of the date of this Agreement, provided by Georgia to Chicago.

“Georgia Material Adverse Effect” means any event, change, occurrence, development or effect that, individually or in the aggregate, materially impairs, hinders or delays beyond the Outside Date or would reasonably be expected to materially impair, hinder or delay beyond the Outside Date, the ability of Georgia and its Affiliates (including the Merger Subs) to perform their obligations under this Agreement or the other Transaction Documents to which Georgia or its Affiliates (including the Merger Subs) are a party or to consummate the transactions contemplated hereby or thereby.

“Georgia Pre-Closing Restructuring Steps” has the meaning given to such term in the Florida Transaction Agreement.

“Government Official” means any officer or employee of any Governmental Entity or any department, agency or instrumentality thereof, including state-owned and partially state-owned entities, or of a public organization or political party (including candidates for political office) or any person acting in an official capacity for or on behalf of any such Governmental Entity, department, agency, organization, political party or public organization.

“Governmental Entity” means any federal, national, state, local, tribal, supranational or foreign government or any court, tribunal or judicial or arbitral body of competent jurisdiction, administrative agency or commission or other federal, national, state, local, tribal, supranational or foreign governmental authority or instrumentality.

“Hazardous Material” means any substance, material or waste that is defined, listed or regulated under applicable Environmental Law as “hazardous,” “toxic,” “dangerous,” a “pollutant,” a “contaminant” or words of similar meaning, including asbestos, asbestos-containing materials, polychlorinated biphenyls, petroleum or petroleum products, per- and polyfluoroalkyl substances, radioactive materials and radon gas.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Income Tax” means a Tax, including franchise Taxes and similar Taxes, based upon or measured by net income, profits or gains.

“Independent Accounting Firm” has the meaning given to such term in the Florida Transaction Agreement.

“Information Technology” means any computer systems (including computers, screens, servers, workstations, routers, hubs, switches, networks, data communications lines and hardware) and telecommunications systems and other information technology assets, infrastructure, and systems.

“Intellectual Property” means any and all intellectual property rights, including in or with respect to: (a) Patents or inventions, (b) Trademarks and Internet Properties, (c) copyrights and any other equivalent rights in works of authorship (including rights in software, databases or designs as a work of authorship), moral rights, and mask work rights, (d) trade secrets, industrial secret rights, and other rights in know-how, data and confidential and proprietary information, including in technologies, processes, techniques, protocols, methodologies, methods, formulae, algorithms, layouts, designs, specifications, confidential information, in each case, that derive independent economic value, whether actual or potential, from not being known to other Persons, and (e) with respect to any of the foregoing, as applicable, any registrations, applications, provisionals, renewals, extensions, reissues, divisions, revisions, re-examinations, continuations, or continuations-in-part.

“International Washington Benefit Plan” means each Washington Benefit Plan in which employees of Washington or its Subsidiaries who provide services primarily outside of the United States are eligible to participate or receive benefits.

“Internet Properties” means domain names, social media identifiers and handles.

“IRS” means the United States Internal Revenue Service.

“Joinder Blocker” has the meaning set forth on Section 1.1(a) of the Blocker Disclosure Schedules.

“Joinder Blocker Sellers” means, as of any time, collectively, all of the equityholders of Joinder Blocker.

“Judgment” means any judgment, injunction, writ, order or decree of, or settlement enforceable by, any Governmental Entity.

“Key Washington Employee” means any employee of Washington or its Subsidiaries with an annual base salary of $300,000 or above.

“Knowledge” means, with respect to (a) Georgia, the actual knowledge of any Person listed in Section 1.1(a) of the Georgia Disclosure Schedules, (b) Chicago, the actual knowledge of any Person listed in Section 1.1(a) of the Seller Disclosure Schedules, and (c) Washington, the actual knowledge of any Person listed in Section 1.1(a) of the Washington Disclosure Schedules.

“Law” means any federal, national, state, local, tribal, supranational or foreign law, statute, code, order, ordinance, mandate, guidance, rule, regulation or treaty (including any Tax treaty and common law), in each case, issued, enacted, adopted, promulgated, implemented or otherwise put into effect by a Governmental Entity in any relevant jurisdiction, including any applicable Gaming Laws, Anti-Money Laundering Laws and Financial Services Requirements, the Business Network Rules (as defined in the Florida Transaction Agreement), in the case of the Business (as defined the Florida Transaction Agreement), and the Washington Network Rules, in case of the Washington Business.

“Liabilities” means all losses, damages, debts, liabilities, Taxes, guarantees, assurances, commitments, costs, expenses, awards, judgments, penalties, interest and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any Contract or tort based on negligence or strict liability).

“Lien” means any mortgage, lien, pledge, security interest, charge, easement, or similar encumbrance of any kind, other than restrictions on transfer arising under applicable securities Laws, it being understood that, for the avoidance of doubt, licenses, covenants not to sue and similar rights granted with respect to Intellectual Property shall not be considered “Liens” for the purposes of this Agreement.

“Management Blocker I Stockholders” means, as of any time, collectively, the stockholders of Management Blocker I.

“Management Blocker II Stockholders” means, as of any time, collectively, the stockholders of Management Blocker II.

“Management Blocker Stockholders” means, collectively, the Management Blocker I Stockholders and the Management Blocker II Stockholders.

“Management US Equityholders” means, as of any time, collectively, the equityholders of Management Aggregator.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) or 3(37) of ERISA.

“Open Source Software” means any software that is licensed pursuant to (a) any license that is, or is substantially similar to, a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses (which licenses shall include all versions of GNU GPL, GNU LGPL, GNU Affero GPL, Eclipse Public License, Common Public License, CDDL, and Mozilla Public License) and (b) any “copyleft” license or any other license under which such software or other materials are distributed or licensed as “free software,” “open source software” or under similar terms.

“Partnership Tax Audit Rules” means Sections 6221 through 6241 of the Code (together with any subsequent amendments thereto, Treasury Regulations promulgated thereunder, and published administrative interpretations thereof), or any similar provisions or procedures established by any state or local Governmental Entity.

“Patents” means patents and patent applications, including any provisional applications.

“Pending Permit” means any application for a Gaming License or Financial Services License in any jurisdiction which is pending as of the date of this Agreement.

“Permits” means permits, approvals, authorizations, consents, licenses, registrations or certificates issued or granted by any Governmental Entity.

“Permitted Liens” means the following Liens: (i) Liens disclosed on or reflected in the Washington Financial Information; (ii) Liens for Taxes, assessments or other governmental charges or levies (A) that are not yet due or payable or (B) that are being contested in good faith by appropriate Proceedings and, in the case of clause (B), (x) that may thereafter be paid without penalty or (y) for which an adequate reserve has been established in accordance with GAAP; (iii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other Liens imposed by Law in the ordinary course of business for amounts which are not yet due and payable; (iv) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security; (v) with respect to real property, (A) easements, declarations, covenants, rights-of-way, restrictions and other charges, instruments or similar encumbrances of record affecting title to such real property, (B) zoning ordinances, variances, conditional use permits and similar regulations, permits, approvals and conditions, or (C) Liens not created by Washington or any of its Subsidiaries that affect the underlying fee interest of any Washington Leased Real Property, including master leases or ground leases; provided, however, that with respect to this clause (v), any such item does not materially interfere with the conduct of the Washington Business or materially impair the continued use and operation of such real property for the purpose for which it is used as of immediately prior to the Closing; (vi) Liens set forth in the governing documents of any Person; (vii) Liens set forth in Section 1.1(b) of the Washington Disclosure Schedules; (viii) Liens created by any of the Transaction Documents or any of the transactions contemplated thereby; (ix) non-exclusive licenses, covenants not to sue and similar rights granted with respect to Intellectual Property; (x) Liens created under applicable federal, state or foreign securities Laws; and (xi) other Liens (other than with respect to Intellectual Property) that do not materially detract from the value of, or materially impair the current use of, the assets subject thereto.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

“Personally Identifiable Information” means information that identifies or, together with other reasonably available information, is reasonably capable of being used to identify, a natural person, or that otherwise constitutes “personal information,” “personal data,” or a similar term under applicable data privacy Laws.

“Post-Closing Tax Period” means any taxable period that begins after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period that ends on or before the Closing Date and the portion of any Straddle Period through the end of the Closing Date.

“Prior Purchase Agreement” means that certain Purchase and Sale Agreement, dated as of July 5, 2023, by and among Florida, Washington, GTCR W Aggregator LP, GTCR W Merger Sub LLC and GTCR W 2 Merger Sub LLC, as amended in accordance with its terms.

“Proceeding” means any judicial, administrative or arbitral action, suit, litigation, arbitration, claim or proceeding by or before any Governmental Entity.

“Purchased Entity Closing Cash Consideration” has the meaning given to such term in the Florida Transaction Agreement.

“Purchased Entity Equity Interests” has the meaning given to such term in the Florida Transaction Agreement.

“Purchased Entity Purchase Price” has the meaning given to such term in the Florida Transaction Agreement.

“Purchased Entity Sale” has the meaning given to such term in the Florida Transaction Agreement.

“Purchased Entity Sale Regulatory Approvals” has the meaning given to such term in the Florida Transaction Agreement.

“Regulatory Approvals” means (a) the expiration, lapse or termination of any waiting period (or any extension thereof) and any commitment to, or agreement (including any timing agreement) with the FTC or DOJ or other Governmental Entity to delay the Closing, or not to effect the Closing before a certain date, applicable to the Purchased Entity Sale, the Washington Florida Interest Sale, the Mergers (including the issuance of the Washington Stock Consideration), the Georgia Pre-Closing Restructuring Steps and the Washington Pre-Closing Reorganization under the HSR Act and (b) all other Approvals from Governmental Entities that are required under applicable Law (including pursuant to any Regulatory Laws) to permit the consummation of the Purchased Entity Sale, the Washington Florida Interest Sale, the Mergers (including the issuance of the Washington Stock Consideration), the Georgia Pre-Closing Restructuring Steps and the Washington Pre-Closing Reorganization and the other transactions contemplated by this Agreement and the Florida Transaction Agreement, including as may be required to transfer, assign or revoke and reissue the Business Permits or Washington Permits in connection therewith.

“Regulatory Laws” means (i) all Laws of any jurisdiction that are designed or intended to (a) prohibit, restrict or regulate actions that may have the purpose or effect of creating a monopoly, lessening competition, restraining trade (including the HSR Act, the Sherman Antitrust Act, the Clayton Antitrust Act and the Federal Trade Commission Act) or creating or strengthening a dominant position, substantially lessening competition, giving rise to a significant impediment to effective competition, or any equivalent measure or (b) prohibit, restrict or regulate foreign investments and (ii) all Financial Services Requirements and Gaming Laws.

“Representatives” of a Person means such Person’s Affiliates and any officer, director, employee, manager, managing member or general partner of such Person or its Affiliates or any investment banker, attorney, accountant, consultant, tax or financial advisor or other advisor or representative of such Person or its Affiliates.

“Restricted Cash” means (a) all security, escrow or similar deposits held by third parties (including landlords), (b) all deposits or cash held (i) as a guarantee in respect of performance of contracts, or (ii) as collateral in respect of outstanding insurance policies, leases, letters of credit or credit card receivables, in each case of clauses (a) and (b) that are not freely usable in the ordinary course, including because they are subject to restrictions or limitations on use, dividend or distribution by Law, contract or otherwise, and (c) any cash, cash equivalents or other accounts, instruments or funds to the extent required to satisfy any minimum cash or liquidity requirements under any applicable Law, Permit or Contract.

“Sanctioned Country” means any country or region or government thereof that is the subject or target of a comprehensive embargo under Trade Controls (at the time of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called “Donetsk People’s Republic” and the so-called “Luhansk People’s Republic”).

“Sanctioned Person” means: (a) any Person listed in any sanctions- or export-related restricted party list maintained by the U.S. Department of the Treasury Office of Foreign Assets Control (“OFAC”), or U.S. Department of State, the European Union, any Member State of the European Union, or the United Kingdom; (b) any Person located, organized or ordinarily resident in a Sanctioned Country; (c) the government or any agency or instrumentality of the government of a Sanctioned Country or the government of Venezuela; or (d) any Person that is, in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled, as applicable, by a Person or Persons described in clauses (a) through (c).

“Sanctions” means all Laws relating to economic or trade sanctions administered or enforced by the United States (including by OFAC or the U.S. Department of State), the United Kingdom, the European Union, European Union member states and the United Nations Security Council.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Incident” means any (i) accidental, unlawful or unauthorized access, use, loss, exfiltration, disclosure, alteration, destruction, encryption, compromise, or other processing of Personally Identifiable Information or (ii) occurrence that constitutes a “data breach,” “security breach,” “personal data breach,” “security incident,” “cybersecurity incident,” or any similar term under any applicable Law.

“Seller Material Adverse Effect” means any event, change, occurrence, development or effect that, individually or in the aggregate, materially impairs, hinders or delays beyond the Outside Date or would reasonably be expected to materially impair, hinder or delay beyond the Outside Date, the ability of the Sellers and their Affiliates to perform their obligations under this Agreement or the other Transaction Documents to which the applicable Seller is a party or to consummate the transactions contemplated hereby or thereby.

“Settlement” means the transfer of cash or other property with respect to any credit or debit card charge, check or other instrument, electronic funds transfer, or other type of paper-based or electronic payment, transfer, or charge transaction for which a Person acts as a processor, remitter, funds recipient or funds transmitter in the ordinary course of its business.

“Settlement Asset” means any cash, receivable or other property, including a Settlement Receivable, due or conveyed to a Person in consideration for a Settlement made or arranged, or to be made or arranged, by such Person or an Affiliate of such Person.

“Settlement Indebtedness” means any payment or reimbursement obligation in respect of a Settlement Payment.

“Settlement Lien” means any Lien relating to any Settlement or Settlement Indebtedness (and may include, for the avoidance of doubt, the grant of a Lien in or other assignment of a Settlement Asset in consideration of a Settlement Payment, Liens securing intraday and overnight overdrafts and automated clearing house exposure, and similar Liens).

“Settlement Payment” means the transfer, or contractual undertaking (including by automated clearing house transaction) to effect a transfer, of cash or other property to effect a Settlement.

“Settlement Receivable” means any general intangible, payment intangible, or instrument representing or reflecting an obligation to make payments to or for the benefit of a Person in consideration for a Settlement made or arranged, or to be made or arranged, by such Person.

“Specific Policies” has the meaning given to such term in the Florida Transaction Agreement and are set forth in Section 2.7(a) of the Washington Disclosure Schedules.

“Sponsor Bank” means each of the top five (5) banking organizations that provides sponsorship to Washington (or Subsidiaries thereof) into any Washington Network.

“Straddle Period” means any taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other entity, whether incorporated or unincorporated, of which such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions; provided that, (a) prior to the Closing, Washington (and any Subsidiary thereof) shall be deemed to be a Subsidiary of Chicago; and (b) from and after the Closing, Washington (and any Subsidiary thereof) (i) shall not be deemed to be a Subsidiary of Chicago, Florida or any of their Affiliates and (ii) shall be deemed to be a Subsidiary of Georgia as of immediately after the Closing (and continuing for so long thereafter as determined in accordance with this definition).

“Tax” means any and all federal, state, local or non-U.S. taxes imposed by any Governmental Entity, including all net income, franchise, estimated, real property gains, registration, severance, disability, gross receipts, capital, sales, use, ad valorem, value-added, goods and services, profits, license, withholding, payroll, employment, unemployment, excise, premium, property, net worth, capital gains, transfer, stamp, documentary, social security, environmental, alternative or add-on minimum, digital services, and occupation, and any other taxes, assessments, duties, or similar charges in the nature of a tax imposed by any Governmental Entity, together with all interest, penalties and additions to tax imposed by any Governmental Entity with respect to such amounts.

“Tax Proceeding” means any claim, audit, action, suit, proceeding, examination, contest, litigation or other Proceeding with or against any Taxing Authority.

“Tax Return” means any return, declaration, report, claim for refund, returns for or with respect to estimated Taxes or information return or statement filed or required to be filed with any Taxing Authority with respect to Taxes (including any schedules, exhibits, or attachments thereto) and any amendment thereof.

“Taxing Authority” means any Governmental Entity responsible for the administration or the imposition of any Tax.

“Trademark” means any trademark, service mark, trade dress, trade name, corporate name or similar designation of source of origin, whether or not registered, and all goodwill associated with the use of and symbolized by any of the foregoing.

“Transaction Documents” means this Agreement, the Florida Transaction Agreement, the Transition Services Agreement, the Washington Transition Services Agreement Amendment (as defined in the Florida Transaction Agreement), the Commercial Agreements, the Paying Agent Agreement, the Shareholders Agreement, the Registration Rights Agreement, the Joinder Agreement and all other agreements, documents, certificates and instruments executed and delivered in connection with the transactions contemplated by this Agreement or the Florida Transaction Agreement (including the Letters of Transmittal and the certificates referred to in Article XI).

“Transaction Tax Deductions” means, without duplication, Tax deductions or losses arising from items included as a liability in, with respect to Washington, the Washington/Florida Purchase Price and, with respect to the Blockers, the Blocker Closing Cash Consideration and the Washington/Florida Purchase Price to the extent any such deductions are allocable to the Blockers (including any amounts that would be described in the foregoing but for the fact that such amounts are paid prior to Closing) and all other Tax deductions or losses reportable for Income Tax purposes in the applicable Pre-Closing Tax Period, in each case, to the extent deductible in the Pre-Closing Tax Period under applicable Tax Law at a “more likely than not” (or higher) level of confidence and treating any “success-based fees” as 70% deductible in accordance with Rev. Proc. 2011-29.

“Transition Services Agreement” has the meaning given to such term in the Florida Transaction Agreement.

“Treasury Regulations” means the U.S. Treasury regulations promulgated under the Code.

“U.S. Washington Benefit Plan” means each Washington Benefit Plan in which employees of Washington or its Subsidiaries who provide services primarily in the United States are eligible to participate or receive benefits.

“VAT” means (a) any Tax imposed pursuant to the United Kingdom Value Added Tax Act 1994 and any regulations supplemental thereto, (b) any Tax imposed in compliance with European Council Directive 2006/112/EC of 28 November 2006 on the common system of value added tax and any national legislation implementing that Directive, and (c) any equivalent or similar Tax imposed under the laws of any jurisdiction that is not the United Kingdom or a Member State of the European Union.

“Washington Adjustment Amount” has the meaning given to such term in the Florida Transaction Agreement.

“Washington Allocation Percentage” means (x) with respect to each holder of equity interests of Washington (including equity, phantom or other equity-based interests issued under the Washington Benefits Plans and interests indirectly held by the Blocker Equityholders through their direct ownership of the Blockers or by the Management US Equityholders through their direct ownership of Management Aggregator), as of immediately prior to the Blocker Merger Effective Time, that is not Georgia, Florida or an Affiliate thereof, a fraction (expressed as a percentage), the numerator of which is such holder’s portion of the Washington/Chicago Equity Purchase Price (excluding the Washington Unallocated MIP Pool) as set forth in the Washington Consideration Spreadsheet and the denominator of which is the aggregate portion of the Washington/Chicago Equity Purchase Price (excluding the Washington Unallocated MIP Pool) as set forth in the Washington Consideration Spreadsheet paid to all such holders; (y) with respect to any Washington Unallocated MIP Pool Recipient (solely with respect to such Person’s portion of the Washington Unallocated MIP Pool), 0%; and (z) with respect to each holder of equity interests of Washington, as of immediately prior to the Blocker Merger Effective Time, that is Georgia, Florida or an Affiliate thereof, 0%.

“Washington Benefit Plan” means any employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) and any bonus, commission, equity option, equity purchase, restricted equity or other equity or equity-based, incentive, deferred compensation, retiree health or life insurance, split dollar life, supplemental retirement, superannuation, gratuity, jubilee, termination indemnity, provident fund, employment, individual independent contractor, severance, retention, termination, change in control, welfare, post-employment, profit-sharing, disability, health, vacation, sick leave benefits, fringe benefits or other compensation or benefit plan, program, policy, agreement or arrangement, (a) that is sponsored, maintained, contributed to or required to be maintained or contributed to by Washington, any of Washington’s Subsidiaries, Chicago, Management Aggregator or any of the Blockers, in each case providing benefits to any current or former employees of Washington or any of its Subsidiaries (or their beneficiaries or dependents) or (b) under which Washington or a Subsidiary thereof has any Liability or any obligation to contribute (whether actual or contingent), but in the case of each of clause (a) and (b), excluding any such plan, program or arrangement required by applicable Law and sponsored by a Governmental Entity.

“Washington Business” means the business conducted by or for the economic benefit of Washington and its Subsidiaries prior to the Closing, and for the period prior to the closing of the transactions contemplated by the Prior Purchase Agreement, the Business (as defined in the Prior Purchase Agreement).

“Washington Change of Control Payments” has the meaning given to such term in the Florida Transaction Agreement.

“Washington Closing Cash Consideration” means the amount in U.S. dollars equal to the amount set forth in Section 1.1(f) of the Washington Disclosure Schedules.

“Washington Closing Funded Debt” has the meaning given to such term in the Florida Transaction Agreement.

“Washington Closing Working Capital” has the meaning given to such term in the Florida Transaction Agreement.

“Washington Collective Bargaining Agreement” means any collective bargaining agreement or other agreement with a union, works council or other labor organization, association or other agency or employee representative body certified or recognized for the purpose of bargaining collectively on behalf of or representing current or former employees of Washington or its Subsidiaries.

“Washington Consideration Spreadsheet” means a spreadsheet to be delivered to Georgia by Washington as required by this Agreement, which spreadsheet shall include, for each holder of equity interests of Washington (including equity, phantom or other equity-based interests issued under the Washington Benefits Plans and interests indirectly held by the Blocker Equityholders through their direct ownership of the Blockers or by the Management US Equityholders through their direct ownership of Management Aggregator) and each Washington Unallocated MIP Pool Recipient: (a) their name, mailing address and email address; (b) bank account details for receiving payment of their applicable portion of the Washington Closing Cash Consideration (including, as applicable, the Washington Equityholder Closing Cash Consideration and the Blocker Closing Cash Consideration); (c) their Washington Allocation Percentage; (d) their applicable portion of the Washington Equityholder Closing Cash Consideration, the Blocker Closing Cash Consideration, the Washington Stock Consideration, the Blocker Cash Consideration Adjustment and the Washington MIP Pool; (e) the number and type of equity interests of Washington directly or indirectly held by such holder (including the Blocker Equity Interests held by the Blocker Equityholders and the equity interests of Management Aggregator held by the Management US Equityholders), as applicable; and (f) the Washington MIP Pool Schedule. For the avoidance of doubt, (x) the foregoing information shall be presented on an individual basis in the case of the holders of equity, phantom or other equity-based interests issued under the Washington Benefits Plans (including for clarity any such interests in the Blockers or the Management Aggregator) and the Washington Unallocated MIP Pool Recipients, (y) the intention of the Washington Consideration Spreadsheet is to allocate the Washington/Chicago Equity Purchase Price (which includes, with overlap, the Washington MIP Pool, Washington Equityholder Closing Cash Consideration and the Washington Stock Consideration), and (z) notwithstanding the portion of the Washington Stock Consideration shown in respect of a holder, 100% of the Washington Stock Consideration shall be issued to Chicago in accordance with Section 2.5(c). The Washington Consideration Spreadsheet shall not allocate any portion of the Washington Stock Consideration to a holder that is not an “accredited investor” as defined in Rule 501 of the Securities Act, it being understood that for any recipient to receive any portion of the Washington Stock Consideration, such recipient must complete a questionnaire reasonably satisfactory to Georgia to confirm their status as an “accredited investor” as defined in Rule 501 of the Securities Act.

“Washington Credit Agreement” means that certain Credit Agreement, dated January 31, 2024, among GTCR W Merger Sub LLC, Boost Newco Borrower, LLC, Boost Newco Guarantor, LLC, the lenders and other parties from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, as amended by that certain Amendment No. 1, dated as of August 1, 2024, and that certain Amendment No. 2, dated as of February 3, 2025.

“Washington Equityholder Closing Cash Consideration” means (i) the Washington Closing Cash Consideration minus (ii) the aggregate Blocker Closing Cash Consideration.

“Washington Equityholder Representative Holdback Amount” means $10,000,000.

“Washington Equityholders” means, collectively, Chicago, Management Aggregator and, if the Joinder Blocker and Joinder Blocker Sellers do not execute and deliver the Joinder Agreement in accordance with Section 7.16, the Joinder Blocker.

“Washington Florida Interest Sale” has the meaning given to such term in the Florida Transaction Agreement.

“Washington Flow-Through Tax Return” means any Tax Return (such as IRS Form 1065 and associated Form K-1s and corresponding state and local Tax Returns) of Washington or any Subsidiary of Washington that is itself a “flow-through entity” and is held by Washington directly or through one or more other “flow-through entities” and that allocates income, gains, losses, deductions or other Tax attributes or Taxes to Florida or the Washington Equityholders or their respective Affiliates (other than Washington and its Subsidiaries) but does not reflect or concern Taxes that are imposed on the entity itself for which the Tax Return is filed. By way of example, Tax Returns primarily concerning entity-level income Taxes, property Taxes, sales and use Taxes, payroll Taxes and withholding Taxes are not Washington Flow-Through Tax Returns.

“Washington Intellectual Property” means the Intellectual Property owned or purported to be owned by Washington or its Subsidiaries.

“Washington LLC Agreement” means the Third Amended and Restated Limited Liability Company Agreement, dated as of November 19, 2024, entered into by and among Worldpay Holdco, LLC and the other parties thereto, as amended from time to time.

“Washington Material Adverse Effect” means any event, change, occurrence, development or effect that, individually or in the aggregate, has had or would reasonably be expected to have, a material adverse effect on the business, financial condition, operations, results of operations, properties, assets or Liabilities of Washington and its Subsidiaries, taken as a whole; provided, however, that, no such event, change, occurrence, development or effect resulting or arising from or in connection with any of the following matters shall be deemed, either alone or in combination, to constitute or contribute to a Washington Material Adverse Effect: (a) the general conditions in the industries or geographic markets in which Washington and its Subsidiaries operate; (b) general political, economic, business, monetary, financial or capital or credit market conditions or trends or changes therein (including interest rates, exchange rates, tariffs, and commodity prices), including with respect to government spending, budgets and related matters; (c) any geopolitical conditions, military conflict or actions, outbreak of hostilities, acts of war (whether or not declared), acts of foreign or domestic terrorism, rebellion or insurrection, acts of espionage, cyber attacks on third parties, web-hosting platform outages, or any escalation or general worsening of any of the foregoing, or any action taken by any Governmental Entity in response to any of the foregoing, including sanctions or similar restrictions imposed on the Russian Federation or certain persons associated with the Russian Federation, including as a result of the Russian Federation’s invasion of Ukraine; (d) natural disasters or weather developments, including earthquakes, hurricanes, tsunamis, typhoons, lightning, hail storms, blizzards, tornadoes, droughts, floods, cyclones, arctic frosts, mudslides, wildfires, epidemics, pandemics, disease outbreaks, manmade disasters or acts of God; (e) changes after the date hereof in any Law or GAAP or other applicable accounting principles or standard or any binding interpretations of any of the foregoing; (f) the failure, in and of itself, of the financial or operating performance of Washington and its Subsidiaries to meet internal or external (including Georgia or analysts) projections, forecasts or budgets for any period (provided that (i) the underlying facts causing such failure, to the extent not otherwise excluded by this definition, may be deemed to constitute or contribute to a Washington Material Adverse Effect and (ii) this clause (f) shall not be construed as implying that Chicago, Washington or any Blocker is making any representation or warranty herein with respect to any such projections, forecasts or budgets and no such representations or warranties are being made); (g) any action taken or omitted to be taken by or at the express written request or with the express written consent of Georgia or as expressly required by this Agreement or the Florida Transaction Agreement; or (h) events, changes, occurrences, developments or effects attributable to, arising from or relating to the execution, announcement, pendency, performance or consummation of this Agreement or the Florida Transaction Agreement or the transactions contemplated hereby or thereby, including the identity of Georgia or its Affiliates (including the impact on or any loss of employees, customers, suppliers, relationships with Governmental Entities or other material business relationships resulting from any of the foregoing) (provided that this clause (h) does not apply with respect to any representation or warranty of Washington set forth in Section 4.4); provided that any adverse events, changes, occurrences, developments or effects resulting from the matters described in clauses (a), (b), (c), (d) and (e) may be taken into account in determining whether there has been, or would reasonably be expected to be, a Washington Material Adverse Effect to the extent, and only to the extent, that they have a disproportionate adverse effect on Washington and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industries in which Washington and its Subsidiaries operate.

“Washington Material Merchant Customer” means each of the top ten (10) merchant customers of Washington and its Subsidiaries, taken as a whole, by revenue for the fiscal year ended December 31, 2024.

“Washington Material Referral Partner” means each of the top ten (10) merchant referral partners by revenue of Washington and its Subsidiaries, taken as a whole, for the fiscal year ended December 31, 2024.

“Washington Material Subsidiaries” means each of Boost Intermediate, LLC, Boost Newco Guarantor, LLC, Boost Newco Borrower, LLC, and Worldpay, LLC, each a Delaware limited liability company, and the first tier direct Subsidiaries of Worldpay, LLC.

“Washington Material Vendor” means each of the top ten (10) vendors of services, products or materials for use by Washington and its Subsidiaries, taken as a whole, by expenditure for fiscal year ended December 31, 2024.

“Washington MIP Pool” means the amount set forth on a schedule (the “Washington MIP Pool Schedule”) which constitutes a part of the Washington Consideration Spreadsheet. The Washington MIP Pool will be allocated among (a) each direct and indirect holder of Class C Units of Washington (including, without duplication, phantom or other equity-based interests issued under the Washington Benefits Plans that are based on Class C Units and Class C Units indirectly held by the Management Blocker I Stockholders through their direct ownership of Management Blocker I or by the Management US Equityholders through their direct ownership of Management Aggregator) and (b) each Washington Unallocated MIP Pool Recipient, in each case, in accordance with the principles set forth on the Washington MIP Pool Schedule (which schedule shall set forth all consideration and payments, including any amounts held back in escrow, on an individual basis); provided that the amount allocated to each holder described in clause (a) shall not be less than the amount determined in accordance with the applicable Washington Benefit Plan and governing documents of Washington, Management Blocker I and/or Management Aggregator, in each case, as amended, as applicable. For the avoidance of doubt, the Washington MIP Pool is a portion of the Washington/Chicago Equity Purchase Price (i.e., the Washington MIP Pool does not increase the Washington/Chicago Equity Purchase Price). Notwithstanding anything to the contrary in this Agreement, any portion of the Washington MIP Pool that also constitutes a Washington Change of Control Payment and any employer portion of any Taxes in connection with the payment of the Washington MIP Pool (which Taxes shall, in the case of any Washington MIP Pool payments that are held back in escrow in accordance with the Washington MIP Pool Schedule, be deemed to be equal to the maximum amount of the employer portion of any Taxes that could be due upon such payments) shall be paid out of and reduce the Washington MIP Pool (so as to achieve self-funding of these obligations and not, in any case, increase the Washington/Chicago Equity Purchase Price), and therefore shall not constitute a Washington Change of Control Payment for purposes of the calculation of Washington Closing Funded Debt.

“Washington Notes” means, collectively, (i) the 7.500% Senior Secured Notes due 2031 in aggregate principal amount of $2,175,000,000 and (ii) the 8.500% Senior Secured Notes due 2031 in aggregate principal amount of £600,000,000, in each case issued pursuant to the Washington Notes Indenture.

“Washington Notes Indenture” means that certain Indenture, dated as of October 4, 2023, between Boost Newco Borrower, LLC (as successor by merger to GTCR W-2 Merger Sub LLC), GTCR W Dutch Finance Sub B.V., the guarantors from time to time party thereto, Deutsche Bank Trust Company Americas, and Wilmington Trust, National Association, as trustee and as notes collateral agent, as amended by the First Supplemental Indenture, dated as of January 31, 2024.

“Washington-Reviewed Pre-Closing Tax Return” means (a) a non-Income Tax Return of Washington and/or its Subsidiaries that reflects a liability in excess of $5 million, and (b) a Tax Return for estimated Income Taxes of Washington and/or its Subsidiaries that reflects net income in excess of $50 million, in each case, that is required to be filed by Washington and/or its Subsidiaries after the date hereof but prior to the Closing Date.

“Washington Sale Process” means all matters relating to the sale of Washington and its Subsidiaries by Chicago or Florida, including matters relating to (a) the solicitation of proposals from and negotiations with third parties in connection with such potential sale or (b) the drafting, negotiation or interpretation of any of the provisions of this Agreement or the other Transaction Documents.

“Washington Stock Consideration” means 43,268,041 shares of Georgia Common Stock.

“Washington Stock Consideration Amount” means $4,197,000,000.

“Washington Unallocated MIP Pool” means the amount set forth on the Washington MIP Pool Schedule, which is set forth in Section 1.1(g) of the Washington Disclosure Schedules. For the avoidance of doubt, the Washington Unallocated MIP Pool is a portion of the Washington MIP Pool and shall not increase the Washington MIP Pool or the Washington/Chicago Equity Purchase Price.

“Washington Unallocated MIP Pool Recipient” means each employee or service provider of Washington or its Subsidiaries that receives any portion of the Washington Unallocated MIP Pool.

“Washington/Chicago Deemed Preferred Equity Payoff Amount” means the corresponding amount set forth on the Chicago Preferred Equity Schedule.

“Washington/Chicago Equity Purchase Price” means (x) $10,395,520,562.16 plus (y) Washington/Chicago Equity Purchase Price Adjustment; provided that if the preferred equity of Chicago is paid off prior to the Closing Date, the total payoff amount associated with such preferred equity shall to the extent funded by a cash distribution from Washington to Chicago reduce the Washington/Chicago Equity Purchase Price on a dollar-for-dollar basis.

“Washington/Chicago Equity Purchase Price Adjustment” means (x) if the Closing occurs on or prior to December 31, 2025, $0.00 and (y) otherwise, the difference between (i) the payoff amount in respect of the preferred equity of Chicago as of the Closing Date and (ii) the Washington/Chicago Deemed Preferred Equity Payoff Amount, as such difference is calculated in accordance with cell R5 on the Chicago Preferred Equity Schedule.

“Washington/Florida Purchase Price” has the meaning given to such term in the Florida Transaction Agreement.

“Washington Illustrative Working Capital Calculation” has the meaning given to such term in the Florida Transaction Agreement and is set forth in Section 1.1(d) of the Washington Disclosure Schedules.

“Washington Sample Closing Statement” has the meaning given to such term in the Florida Transaction Agreement and is set forth in Section 2.7(a) of the Washington Disclosure Schedules.

“Washington Specified Closing Funded Debt” has the meaning set forth in Section 1.1(e) of the Washington Disclosure Schedules.

“Willful Breach” means a material breach of one or more covenants that have primarily been the cause of the failure of the Closing to occur prior to the date of the termination of this Agreement, which breach is a consequence of an act or failure to act undertaken by the breaching party with actual knowledge that such party’s action or failure to act would constitute a material breach of this Agreement (it being understood that all damages relating to any claim for Willful Breach must be proved by clear and convincing evidence).

Section 1.2         Other Defined Terms. In addition, the following terms shall have the meanings ascribed to them in the corresponding section of this Agreement:

Term	Section

280G Stockholder Vote	9.5
Acquired Entities	Preamble
Acquired Washington Equity Interests	Recitals
Agreement	Preamble
Anti-Corruption Laws	4.13(b)
Blocker Cash Consideration Adjustment	2.8(d)
Blocker Certificate of Merger	2.3(b)
Blocker Closing Statement	2.7(b)
Blocker Dispute Notice	2.8(b)
Blocker Dispute Resolution Period	2.8(b)
Blocker Equityholder Consent	7.11
Blocker Estimated Closing Cash	2.7(b)
Blocker Estimated Closing Funded Debt	2.7(b)
Blocker Merger Effective Time	2.3(b)
Blocker Merger Subs	Preamble
Blocker Mergers	Recitals
Blocker Post-Closing Statement	2.8(a)
Blocker Pre-Closing Income Tax Return	10.9(b)
Blocker Sample Closing Statement	2.7(a)
Blocker Separate Tax Return	10.9(b)
Blocker Transaction Accounting Principles	2.7(a)

Chicago	Preamble
Chicago Blocker Stock	Recitals
Chicago Owned Washington Equity Interests	Recitals
Chicago/Florida Current Representation	14.14(a)
Chicago/Florida Designated Person	14.14(a)
Chicago/Florida Privileged Communications	14.14(b)
Closing	2.1
Closing Date	2.1
Closing Payoff Funded Debt	8.3
Closing Trigger Date	2.1
Closing Trigger Month	2.1
Continuing Washington Employee	9.1(a)
Cooperation Period	7.7(a)
Definitive Agreements	8.5(a)
Dual Role Representative	7.2(b)
Enforceability Exceptions	3.2(b)
Equityholder Representative Losses	14.17(f)
Exchange	2.3(f)
Exchange Agreement	2.3(f)
Excluded Entities	7.2(b)
FCPA	4.13(b)
Final Washington Allocation	2.9(c)
First Extended Outside Date	12.1(d)
Florida	Recitals
Florida Notice	10.9(a)
Florida Owned Washington Equity Interests	Recitals
Florida Transaction Agreement	Recitals
Former Washington Equityholders	14.17(a)
Georgia	Preamble
Georgia Arrangements	9.5
Georgia Commitment Letter	3.9(a)
Georgia Covered Person	7.6
Georgia Debt Financing	3.9(a)
Georgia Financial Statements	3.10(b)
Georgia Financing	8.5(b)
Georgia Financing Amounts	3.9(d)
Georgia Lenders	3.9(a)
Georgia SEC Documents	3.10(a)
Georgia Washington Allocation	2.9(a)
Historic PwC Team	10.9(b)
Intended Tax Treatment	10.3
Joinder Agreement	7.16
Joinder Blocker Equity Interests	Recitals
Joinder Eligibility Period	7.16
Dispute Notice	2.9(a)
Letter of Transmittal	2.5(b)

Management Aggregator	Recitals
Management Aggregator Owned Washington Equity Interests	Recitals
Management Blocker I	Preamble
Management Blocker I Stock	Recitals
Management Blocker II	Preamble
Management Blocker II Stock	Recitals
Management Blocker Stock	Recitals
Management Blockers	Preamble
Merger	Recitals
Merger I	Recitals
Merger II	Recitals
Merger III	Recitals
Merger IV	Recitals
Merger Sub I	Preamble
Merger Sub II	Preamble
Merger Sub III	Preamble
Merger Subs	Preamble
Mergers	Recitals
New Washington Plans	9.1(b)
Non-Rollover Percentage	2.4(e)(iii)
OFAC	See definition of Sanctioned Person, 1.1
Old Washington Plans	9.1(b)
Outside Date	12.1(d)
Parachute Payment	9.5
Parties	Preamble
Partnership Representative	10.8(e)
Party	Preamble
Paying Agent	2.5(a)
Paying Agent Agreement	2.5(a)
PBGC	4.17(c)
Property Taxes	10.5
Registration Rights Agreement	7.8
Relevant Tax Proceeding	10.8(a)
Requisite Washington Financial Statements	7.7(a)
Restricted Seller Entities	7.6
Rollover Percentage	2.4(e)(iii)
SEC	Article III
Second Extended Outside Date	12.1(d)
Seller Releasees	7.5(a)
Shareholders Agreement	7.8
Specified Date	12.1(d)
Surviving Blocker	2.3(a)
Surviving Company	2.4(a)
Trade Controls	4.13(f)
Transfer Taxes	10.4
Washington	Preamble

Washington 401(k) Plans	9.2
Washington 401(k) Termination Date	9.2
Washington Acquisition Proposal	7.2(c)
Washington Allocation Schedule	2.9(a)
Washington Assets	2.9(a)
Washington Balance Sheet Date	4.7(a)
Washington Business Software	4.10(e)
Washington Certificate of Merger	2.4(b)
Washington CGCs	10.12
Washington Closing Consideration Spreadsheet	2.6(b)
Washington Confidential Information	7.2(b)
Washington Consent Solicitation	8.4(a)
Washington Data Partners	4.22(a)
Washington Data Security Requirements	4.22(a)
Washington Debt Offer	8.4(a)
Washington Debt Offer Documents	8.4(a)
Washington Debt Offers	8.4(a)
Washington Employee Continuation Period	9.1(a)
Washington Equity Interests	Recitals
Washington Equityholder Consent	7.10
Washington Equityholder Representative	Preamble
Washington Financial Information	4.7(a)
Washington Insurance Policies	4.21
Washington Joint Steering Committee	7.13
Washington Leased Real Property	4.11(a)
Washington Material Contracts	4.12(a)
Washington Merger	Recitals
Washington Merger Effective Time	2.4(b)
Washington Merger Sub	Preamble
Washington Migration and Knowledge Transfer Plan	7.13
Washington MIP Participant	9.1(a)
Washington MIP Pool Schedule	See definition of Washington MIP Pool, 1.1
Washington Network Rules	4.13(e)
Washington Networks	4.13(d)
Washington Owned Real Property	4.11(a)
Washington Payoff Amount	8.3
Washington Payoff Letter	8.3
Washington Permits	4.13(c)
Washington Post-Closing Consideration Spreadsheet	2.6(b)
Washington Post-Closing Reorganization	2.11
Washington Pre-Closing Flow-Through Tax Proceeding	10.8(a)
Washington Pre-Closing Flow-Through Tax Return	10.8(a)
Washington Pre-Closing Reorganization	Recitals
Washington Pre-Closing Structure	7.14
Washington Processing Matters	4.13(d)
Washington Registered IP	4.10(a)

Washington Sale Regulatory Approvals	8.1(a)
Washington Sample Consideration Spreadsheet	2.6(a)
Washington Straddle Flow-Through Tax Proceeding	10.8(a)
Washington Straddle Flow-Through Tax Return	10.8(a)
Washington Tax Consideration	2.9(a)

Article II
TRANSACTIONS; CLOSING

Section 2.1         Closing Date. The closing of the Mergers (the “Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz located at 51 West 52nd Street, New York, New York 10019 or electronically by the exchange of documents on (a) the first Business Day in the calendar month immediately following the calendar month in which all of the conditions set forth in Article XI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted, waiver of such conditions at the Closing) have been satisfied (or, to the extent permitted, waived by the Party entitled to the benefits thereof) (the date on which such conditions are satisfied (or, to the extent permitted, waived by the Party entitled to the benefits thereof), the “Closing Trigger Date” and the month in which the Closing Trigger Date occurs, the “Closing Trigger Month”); or (b) at such other place, time and date as may be agreed in writing among Georgia and Chicago; provided, that, if there are less than five (5) Business Days remaining in the Closing Trigger Month when the Closing Trigger Date occurs, the Closing shall occur on the first Business Day in the second calendar month immediately following the Closing Trigger Month, so long as all of the conditions set forth in Article XI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted, waiver of such conditions at the Closing) have been satisfied (or, to the extent permitted, waived by the Party entitled to the benefits thereof) on such date; provided, further, that, if all of the conditions set forth in Article XI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted, waiver of such conditions at the Closing) have been satisfied (or, to the extent permitted, waived by the Party entitled to the benefits thereof) on a date that occurs prior to April 16, 2027, but the Closing would thereafter occur in accordance with this Section 2.1, but for this further proviso, on a date after April 16, 2027, then the Closing will occur on April 16, 2027. The date on which the Mergers occur is referred to in this Agreement as the “Closing Date.” The Closing Date under this Agreement shall be the same date as the “Closing Date” under the Florida Transaction Agreement. Notwithstanding anything to the contrary in this Agreement, or any actions effected on the Closing Date but prior to such time, each Blocker Merger Effective Time shall occur concurrently on the Closing Date and the Washington Merger Effective Time shall occur immediately following the Blocker Merger Effective Time.

Section 2.2         Closing Deliveries.

(a)            At the Closing, Chicago shall deliver, or cause to be delivered, to Georgia the following:

(i)            the certificates to be delivered pursuant to Section 11.2(d), Section 11.2(g) and Section 11.2(j);

(ii)            counterpart of the Shareholders Agreement, duly executed by Chicago;

(iii)            counterpart of the Registration Rights Agreement, duly executed by Chicago;

(iv)            resignations or evidence of removals of each of the individuals who serve as an officer, or director, manager or any other similar capacity of Washington and its Subsidiaries in their capacity as such, to the extent requested by Georgia in writing (A) at least five (5) Business Days prior to the date on which the first Filing to obtain a Washington Sale Regulatory Approval (other than the Filing under the HSR Act) is submitted, where such resignation or removal would reasonably be expected to materially delay obtaining such Washington Sale Regulatory Approval and (B) in all other cases at least fifteen (15) Business Days prior to the Closing Date; and

(v)            an IRS Form W-9 for Chicago and Management Aggregator and, for each Blocker Equityholder, either an IRS Form W-9 or a FIRPTA Certificate, as applicable (in each case, to the extent an IRS Form W-9 was not provided pursuant to a Letter of Transmittal); provided, that the failure to deliver any such form or certificate shall not be deemed to be a failure to be satisfied of any condition in Article XI or otherwise in this Agreement and the sole remedy of any such failure shall be to withhold any amounts from the payments otherwise payable to the applicable equityholder as are required to be withheld under applicable Tax Law.

(b)            At the Closing, Georgia shall deliver, or cause to be delivered, to Chicago the following:

(i)            the certificate to be delivered pursuant to Section 11.3(c);

(ii)            counterpart of the Shareholders Agreement, duly executed by Georgia; and

(iii)            counterpart of the Registration Rights Agreement, duly executed by Georgia.

(c)            At the Closing, Georgia shall deliver, or cause to be delivered, (i) to the Paying Agent, payment by wire transfer to a bank account designated in the Washington Closing Consideration Spreadsheet of an aggregate amount in immediately available funds equal to the sum of (A) the Washington Equityholder Closing Cash Consideration and (B) the aggregate Blocker Closing Cash Consideration (for further distribution to the Washington Equityholders and the Blocker Equityholders in accordance with each such Person’s applicable portion thereof (as specified in the Washington Closing Consideration Spreadsheet)), and (ii) to the Washington Equityholders and the Blocker Equityholders, the number of shares of Georgia Common Stock corresponding to such Person’s portion of the Washington Stock Consideration (as specified in the Washington Closing Consideration Spreadsheet), in each case, subject to delivery of a duly executed Letter of Transmittal in accordance with Section 2.5; provided that, notwithstanding anything herein to the contrary, the applicable portion of the Washington MIP Pool (excluding the Washington Unallocated MIP Pool, the payment of which is addressed in Section 2.2(g)) as set forth in the Washington Closing Consideration Spreadsheet shall be deposited by or on behalf of Georgia into an interest-bearing escrow account with a nationally recognized institutional escrow agent designated by Chicago and released to the direct or indirect holders of Class C Units and time-vesting phantom units of Washington after the Closing as instructed by Chicago in accordance with the terms of the Washington MIP Pool Schedule.

(d)            At the Closing, Georgia shall pay, or cause to be paid, on behalf of Washington and its Subsidiaries, all amounts necessary to fully discharge the outstanding balance of the Closing Payoff Funded Debt set forth in the Washington Payoff Letters contemplated by Section 8.3, and, if applicable, any payment contemplated by Section 8.4, by wire transfer of immediately available funds to the account(s) designated by the Washington Equityholder Representative.

(e)            At the Closing, Georgia shall pay, or cause to be paid, on behalf of Washington and its Subsidiaries, the fees, costs and expenses pursuant to clause (ii)(m) of the definition of “Washington Closing Funded Debt” (as defined in the Florida Transaction Agreement) by wire transfer of immediately available funds to the account(s) designated by the Washington Equityholder Representative.

(f)            At the Closing, Georgia shall pay, or cause to be paid, the Washington Equityholder Representative Holdback Amount, by wire transfer of immediately available funds to the account designated by the Washington Equityholder Representative.

(g)            At the Closing, Georgia shall pay, or cause to be paid, the portion of the Washington Unallocated MIP Pool specified in the Washington Closing Consideration Spreadsheet to Washington Equityholder Representative, by wire transfer of immediately available funds to the account designated by the Washington Equityholder Representative, which portion of the Washington Unallocated MIP Pool shall be released to the Washington Unallocated MIP Pool Recipients following the Closing as directed or instructed by the Washington Equityholder Representative in accordance with the terms of the Washington MIP Pool Schedule.

(h)            Notwithstanding anything in the Transaction Documents to the contrary, (i) the aggregate amount of cash payable by Georgia under this Agreement with respect to the equity interests of Washington or the Blockers (including equity, phantom or other equity-based interests issued under the Washington Benefits Plans and interests indirectly held by the Blocker Equityholders through their direct ownership of the Blockers or by the Management US Equityholders through their direct ownership of Management Aggregator and the Washington MIP Pool) shall not exceed the sum of the Washington/Chicago Equity Purchase Price plus the aggregate Blocker Net Cash (or, prior to the final determination of the Blocker Net Cash pursuant to Section 2.8, aggregate Blocker Estimated Net Cash) and (ii) the aggregate number of shares of Georgia Common Stock issuable under the Transaction Documents or the transaction contemplated thereby shall not exceed the Washington Stock Consideration.

Section 2.3         Blocker Mergers.

(a)            Upon the terms and subject to the conditions of this Agreement, at the Blocker Merger Effective Time, each Blocker Merger Sub shall, pursuant to the provisions of the DGCL and the DLLCA, as applicable, be merged with and into the applicable Blocker and the separate corporate or limited liability company existence, as applicable, of each Blocker Merger Sub shall thereupon cease. Each applicable Blocker shall be the surviving corporation or limited liability company, as applicable, in the Blocker Mergers and shall continue its corporate or limited liability company existence, as applicable under the Laws of the State of Delaware with all of its rights, privileges, powers and franchises unaffected by the applicable Blocker Merger. The Blocker Mergers shall have the effects specified in the DGCL and the DLLCA, as applicable. From and after the Blocker Mergers Effective Time, each Blocker is sometimes referred to herein as the “Surviving Blocker.”

(b)            On the Closing Date, each Blocker shall cause a certificate of merger (each, a “Blocker Certificate of Merger”) to be duly executed and filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL or Section 18-209 of the DLLCA, as applicable, and shall make all other filings, recordings or publications required under the DGCL or the DLLCA, as applicable, in connection with such applicable Blocker Merger. The applicable Blocker Merger shall be effective at the time and on the date specified in the applicable Blocker Certificate of Merger, as agreed between Georgia and Chicago (each such date and time being hereafter referred to as the “Blocker Merger Effective Time”). The effective time of the Washington Florida Interest Sale and the Purchased Entity Sale shall be deemed to be immediately prior to the Blocker Merger Effective Time. Each of the Blocker Merger Effective Times shall be the same and the Washington Merger Effective Time shall occur immediately following the Blocker Merger Effective Time.

(c)            At the Blocker Merger Effective Time, the certificate of incorporation or formation of each Blocker Merger Sub as in effect immediately prior to the Blocker Merger Effective Time shall be the certificate of incorporation or formation, as applicable, of the applicable Surviving Blocker and the bylaws or limited liability company agreement, as applicable, of each Blocker Merger Sub as in effect immediately prior to the Blocker Merger Effective Time shall be the bylaws or limited liability company agreement of the applicable Surviving Blocker, except that the name of each Surviving Blocker shall be the name of the corresponding Blocker into which such Blocker Merger Sub merged, in each case, until thereafter changed or amended as provided therein or by applicable Law.

(d)            Unless otherwise determined by Georgia prior to the Blocker Merger Effective Time, the directors or managers, as applicable, and officers of the applicable Blocker Merger Sub immediately prior to the Blocker Merger Effective Time shall be the directors or managers and officers of the applicable Surviving Blocker and will hold office until their successors are duly elected or appointed and qualified in the manner provided in the bylaws or limited liability company agreement of the Surviving Blocker or as otherwise provided by Law, or until such their earlier death, resignation or removal.

(e)            Effect on Equity Interests of Blockers.

(i)            At the Blocker Merger Effective Time, by virtue of the Blocker Mergers and without any action on the part of Georgia, the Blocker Merger Subs, Washington, any holder of equity interests, or any other Person, each unit of limited liability company interest and share of capital stock, as applicable, of the Blockers (including each equity interest (other than any performance-vesting interest, which will be cancelled for no consideration) granted under the Washington Benefit Plans by the Blockers, if any, which shall vest in full upon the Blocker Merger Effective Time, it being understood that following the Blocker Merger Effective Time, there shall be no equity, phantom or other equity-based units or shares granted under the Washington Benefit Plans by any Blocker that remain outstanding) held by the Blocker Equityholders immediately prior to the Blocker Merger Effective Time shall be converted into the right to receive its portion of the Washington Stock Consideration and the Blocker Closing Cash Consideration for such Blocker, in each case, as specified in the Washington Consideration Spreadsheet, it being understood and agreed that a Blocker Equityholder’s entitlement to receive its portion of the Washington Stock Consideration and the Blocker Closing Cash Consideration shall be conditioned upon such Blocker Equityholder’s execution and delivery of a Letter of Transmittal.

(ii)            At the Blocker Merger Effective Time, the shares of capital stock and limited liability company interests, as applicable, of the Merger Subs issued and outstanding immediately prior to the Blocker Merger Effective Time shall be converted into 100% of the shares of capital stock or limited liability company interests, as applicable, of the Surviving Blockers.

(f)            From and after the date hereof until the earlier of the date that is twenty (20) Business Days prior to the Closing Date and the termination of this Agreement in accordance with its terms, Chicago and Georgia shall cooperate in good faith with the Management Blocker Stockholders (that are “accredited investors” as defined in Rule 501 of the Securities Act and complete a questionnaire reasonably satisfactory to Georgia to confirm their status as such) in an effort to have one or more of such Management Blocker Stockholders enter into an agreement reasonably acceptable to Georgia (each, an “Exchange Agreement”) among such Management Blocker Stockholder, Georgia and the applicable Management Blocker, pursuant to which any such Management Blocker Stockholder would contribute a portion of its Management Blocker Stock to Georgia immediately prior to the Blocker Merger Effective Time in exchange for Georgia Common Stock with equivalent value to the Management Blocker Stock being contributed (the “Exchange”), as determined in accordance with the Washington Consideration Spreadsheet, and not to exceed the portion of the Washington Stock Consideration to which such Management Blocker Stockholder was entitled pursuant to this Agreement and the Washington Consideration Spreadsheet but for the application of this Section 2.3(f). To the extent any Exchange Agreement is entered into, (i) the Washington Stock Consideration that would have been received by such Management Blocker Stockholder under this Agreement as set forth on the Washington Consideration Spreadsheet shall be reduced by the number of shares of Georgia Common Stock received pursuant to the Exchange, (ii) the Management Blocker Stock held by Georgia and its Affiliates at the Blocker Merger Effective Time shall not be entitled to any consideration in connection with, or as a result of, the Blocker Merger, (iii) the aggregate amount of Washington Stock Consideration paid by Georgia pursuant to this Agreement shall be reduced by the amount of Georgia Common Stock issued pursuant to the Exchange Agreement, (iv) Chicago shall reflect the foregoing in the Washington Closing Consideration Spreadsheet, (v) each Management Blocker Stockholder participating in the Exchange shall be required to contribute all of the Georgia Common Stock received by such Management Blocker Stockholder as a result of the Exchange to Chicago at the Closing pursuant to the terms of the Exchange Agreement, and (vi) unless otherwise agreed by Georgia and Chicago, the shares of Georgia Common Stock issued to a recipient pursuant to its Exchange Agreement shall reduce the number of shares of Georgia Common Stock that would otherwise have been allocated to such recipient pursuant to the Washington Closing Consideration Spreadsheet as a Management Blocker Stockholder upon giving effect to the applicable Blocker Merger. For the avoidance of doubt, (A) in no event shall this Section 2.3(f) be deemed to require Georgia to implement the Exchange or enter into any Exchange Agreement with any Management Blocker Stockholder unless the terms of the Exchange and any such Exchange Agreement are reasonably acceptable and not adverse to Georgia and comply with applicable securities laws, (B) there is no obligation on any such Management Blocker Stockholder to participate in the Exchange and (C) in no event shall entering into any Exchange Agreement or the consummation of the Exchange be deemed a condition to the Parties’ respective obligations to consummate the Closing in accordance with the terms and conditions of this Agreement. Notwithstanding anything in this Agreement to the contrary, in no event shall any representation, warranty, covenant, closing condition or obligation of Georgia, Washington, the Blockers or the Sellers be considered inaccurate, unsatisfied, breached or violated solely as a result of the Exchange, the entry into of the Exchange Agreements or the transactions contemplated by this Section 2.3(f).

Section 2.4         Washington Merger.

(a)            Upon the terms and subject to the conditions of this Agreement, at the Washington Merger Effective Time, the Washington Merger Sub shall, pursuant to the provisions of the DLLCA, be merged with and into Washington and the separate limited liability company existence of the Washington Merger Sub shall thereupon cease. Washington shall be the surviving limited liability company in the Washington Merger and shall continue its limited liability company existence under the Laws of the State of Delaware with all of its rights, privileges, powers and franchises unaffected by the Washington Merger. The Washington Merger shall have the effects specified in the DLLCA. From and after the Washington Merger Effective Time, Washington is sometimes referred to herein as the “Surviving Company.”

(b)            On the Closing Date, Washington shall cause a certificate of merger (the “Washington Certificate of Merger”) to be duly executed and filed with the Secretary of State of the State of Delaware in accordance with Section 18-209 of the DLLCA and shall make all other filings, recordings or publications required under the DLLCA in connection with the Washington Merger. The Washington Merger shall be effective at the time and on the date specified in the Washington Certificate of Merger, as agreed between Georgia and Chicago (such date and time being hereinafter referred to as the “Washington Merger Effective Time”). The effective time of the Blocker Merger Effective Times shall be immediately prior to the Washington Merger Effective Time.

(c)            At the Washington Merger Effective Time, the certificate of formation of Washington as in effect immediately prior to the Washington Merger Effective Time shall continue as the certificate of formation of the Surviving Company and the limited liability company agreement of the Washington Merger Sub as in effect immediately prior to the Washington Merger Effective Time shall be the limited liability company agreement of the Surviving Company, except that the name of the Surviving Company shall be “Worldpay Holdco, LLC”, in each case, until thereafter changed or amended as provided therein or by applicable Law.

(d)            Unless otherwise determined by Georgia prior to the Washington Merger Effective Time, the officers of the Washington Merger Sub immediately prior to the Washington Merger Effective Time shall be the officers of the Surviving Company and will hold office until their successors are duly elected or appointed and qualified in the manner provided in the limited liability company agreement of the Surviving Company or as otherwise provided by Law, or until their earlier death, resignation or removal. The Surviving Company shall be member-managed and shall not have managers or board of managers, unless otherwise determined by Georgia in its sole discretion.

(e)            Effect on Equity Interests of Washington.

(i)            At the Washington Merger Effective Time, by virtue of the Washington Merger and without any action on the part of Georgia, the Washington Merger Sub, Washington, any holder of equity interests, or any other Person, each unit of limited liability company interest of Washington and other equity-based interest of Washington (including each equity, phantom or other equity-based unit or interest granted under the Washington Benefit Plans (other than any performance-vesting unit or interest, which will be cancelled for no consideration), which shall vest in full upon the Washington Merger Effective Time, it being understood that following the Washington Merger Effective Time, there shall be no equity, phantom or other equity-based units or interests granted under the Washington Benefit Plans that remain outstanding) (other than (A) any equity interests held by Georgia and its Affiliates, it being understood that such equity interests constituted all of the Florida Owned Washington Equity Interests as of immediately prior to the Washington Florida Interest Sale, (B) any equity interests held, directly or indirectly, by the Blockers and (C) Class D units of Washington) shall be converted into the right to receive its portion of the Washington Stock Consideration and the Washington Equityholder Closing Cash Consideration, in each case, as specified in the Washington Consideration Spreadsheet, it being understood and agreed that such holder’s entitlement to receive its portion of the Washington Stock Consideration and Washington Equityholder Closing Cash Consideration shall be conditioned upon such holder’s execution and delivery of a Letter of Transmittal.

(ii)            At the Washington Merger Effective Time, by virtue of the Washington Merger and without any action on the part of Georgia, the Washington Merger Sub, Washington, any holder of equity interests, or any other Person, (x) each unit of limited liability company interest of Washington held by Georgia and its Affiliates (including the Blockers) shall be converted into the Rollover Percentage of the limited liability company interests of the Surviving Company; and (y) equity interests in Washington held by any equityholder of Washington that is not a Washington Equityholder, Georgia or its Affiliates (including the Blockers), and any Class D units of Washington shall be canceled, retired and cease to exist as of the Washington Merger Effective Time and no payment shall be made with respect thereto in connection with the Washington Merger.

(iii)            At the Washington Merger Effective Time, the limited liability company interests of Washington Merger Sub issued and outstanding immediately prior to the Washington Merger Effective Time shall be converted into the Non-Rollover Percentage of the limited liability company interests of the Surviving Company. “Rollover Percentage” means the percentage of the total issued and outstanding limited liability company interests of Washington as of immediately prior to the Washington Merger Effective Time represented by the limited liability company interests of Washington held by Georgia and its Affiliates (including the Blockers) as of immediately prior to the Washington Merger Effective Time. “Non-Rollover Percentage” means 100% less the Rollover Percentage.

(f)            Washington and each Blocker shall, prior to the Washington Merger Effective Time or Blocker Merger Effective Time, as applicable, pass resolutions and take any other necessary or appropriate actions to effectuate the treatment of equity, phantom and other equity-based units or interests in Washington or the applicable Blocker granted under the Washington Benefit Plans as set forth herein, including that, any such performance-vesting units or interests will be cancelled for no consideration and following the Washington Merger Effective Time or Blocker Merger Effective Time, as applicable, no such equity, units or interests shall remain outstanding and no rights in respect of such equity, units or interests shall survive other than the right to receive consideration for vested units or interests in accordance with the terms hereof and the applicable award agreement.

Section 2.5         Paying Agent; Letters of Transmittal.

(a)            Prior to the Closing, Georgia and Washington Equityholder Representative will work in good faith to enter into a customary paying agent agreement (the “Paying Agent Agreement”) with a mutually agreeable paying agent (the “Paying Agent”) in order to facilitate the payment of the consideration hereunder to the Washington Equityholders and the Blocker Equityholders.

(b)            As promptly as practicable, and in any event within twenty (20) Business Days after the date of this Agreement, Washington Equityholder Representative shall deliver, or cause the Paying Agent to deliver, to each of the Washington Equityholders and Blocker Equityholders a letter of transmittal substantially in the form of Exhibit B attached hereto (the “Letter of Transmittal”). The Letter of Transmittal shall direct each Washington Equityholder and Blocker Equityholder to deliver to the Paying Agent (with a copy to Washington Equityholder Representative, who shall promptly deliver a copy to Georgia) a duly completed and validly executed Letter of Transmittal in accordance with the instructions therein. If a Washington Equityholder or a Blocker Equityholder delivers its duly completed and validly executed Letter of Transmittal to the Paying Agent (with a copy to Washington Equityholder Representative) at least ten (10) Business Days prior to the Closing Date, then at the Closing the Paying Agent shall deliver (x) to such Washington Equityholder the portion of the Washington Equityholder Closing Cash Consideration payable to such Washington Equityholder pursuant to Section 2.4(e)(i) and (y) to such Blocker Equityholder the portion of the Blocker Closing Cash Consideration payable to such Blocker Equityholder pursuant to Section 2.3(e)(i); provided that if a duly completed and validly executed Letter of Transmittal is delivered to the Paying Agent on or after the tenth (10th) Business Day prior to the Closing Date, then the foregoing payments shall be made promptly after such delivery (and in any case, following the Closing). From and after the Closing and until the Letter of Transmittal is validly delivered, each of the Acquired Washington Equity Interests and Blocker Equity Interests shall represent solely the right to receive the portion of the Washington Closing Cash Consideration and Washington Stock Consideration into which Acquired Washington Equity Interests and Blocker Equity Interests shall have been converted pursuant to Sections 2.3(e)(i) and 2.4(e)(i), as applicable, without interest.

(c)            In lieu of the issuing to the Washington Equityholders and/or Blocker Equityholders their portion of the Washington Stock Consideration payable pursuant to Sections 2.3(e)(i) and 2.4(e)(i), as applicable, and in lieu of issuing to any Management Blocker Stockholders participating in the Exchange their portion of the Georgia Common Stock to be received pursuant to Section 2.3(f) as a result of the Exchange, Georgia shall, in full and complete satisfaction of such obligations and to effectuate the Washington Post-Closing Reorganization, without duplication, directly issue both the Washington Stock Consideration and the Georgia Common Stock to which such Management Blocker Stockholders may be entitled as a result of the Exchange to Chicago.

Section 2.6         Consideration Spreadsheet.

(a)            Section 2.6(a) of the Washington Disclosure Schedules sets forth a Washington Consideration Spreadsheet assuming a Closing Date as of December 31, 2025 (the “Washington Sample Consideration Spreadsheet”). The Washington Sample Consideration Spreadsheet shall be delivered in excel format and include all formulas and calculations related to the payment of the Washington Closing Cash Consideration and the Washington Stock Consideration (including the portion of the Washington Closing Cash Consideration and the Washington Stock Consideration constituting the Washington MIP Pool) in addition to the information required by the definition of “Washington Consideration Spreadsheet” in this Agreement.

(b)            At least five (5) Business Days prior to the Closing Date, Chicago shall cause to be prepared and delivered to Georgia the Washington Consideration Spreadsheet (the “Washington Closing Consideration Spreadsheet”). The Washington Closing Consideration Spreadsheet shall be delivered in excel format and include all formulas and calculations related to the payment of the Washington Closing Cash Consideration and the Washington Stock Consideration (including the portion of the Washington Closing Cash Consideration and the Washington Stock Consideration constituting the Washington MIP Pool) in addition to the information required by the definition of “Washington Consideration Spreadsheet” in this Agreement. Each of Chicago, the Washington Equityholders and the Blocker Equityholders acknowledges and agrees that Georgia and its Affiliates shall be entitled to conclusively rely on each Washington Consideration Spreadsheet delivered pursuant to this Agreement for all purposes (including for purposes of compliance with Section 2.2(c)), and Georgia shall have no Liability in respect of any payment or other actions taken in reliance upon any Washington Consideration Spreadsheet (including in respect of any payment made in reliance upon any Washington Consideration Spreadsheet). In the event that the Washington Closing Statement is updated after the initial delivery of the Washington Closing Statement pursuant to the Florida Transaction Agreement, then concurrently with the delivery of such updated Washington Closing Statement by Chicago to Georgia, Chicago shall cause an updated Washington Closing Consideration Spreadsheet to be delivered to Georgia, which takes into account the changes set forth in the updated Washington Closing Statement. Prior to any payment pursuant to this Agreement following the Closing, the Washington Equityholder Representative shall deliver an updated Washington Closing Consideration Spreadsheet providing for the allocation of such payment (the “Washington Post-Closing Consideration Spreadsheet”). Nothing set forth in any Washington Consideration Spreadsheet, including any updated Washington Consideration Spreadsheet delivered pursuant to this Agreement, shall increase the aggregate amount of the Washington Closing Cash Consideration and the Washington Stock Consideration from that contemplated by the definitions of such terms.

Section 2.7         Blocker Closing Statements; Consideration Spreadsheet.

(a)            Section 2.7(a) of the Blocker Disclosure Schedules sets forth a calculation for each Blocker of such Blocker’s Blocker Closing Cash, Blocker Closing Funded Debt and resulting Blocker Net Cash, in each case, assuming a Closing Date as of December 31, 2025 (the “Blocker Sample Closing Statement”), prepared in accordance with GAAP and the terms of this Agreement (collectively, the “Blocker Transaction Accounting Principles”).

(b)            At least five (5) Business Days prior to the Closing Date, Chicago shall prepare and deliver to Georgia a closing statement (the “Blocker Closing Statement”) setting forth Chicago’s good-faith estimate for each Blocker of such Blocker’s (i) Blocker Closing Cash (such estimate, the “Blocker Estimated Closing Cash”), and (ii) Blocker Closing Funded Debt (such estimate, the “Blocker Estimated Closing Funded Debt”), and (y) the resulting amount for the Blocker Estimated Net Cash. The Blocker Closing Statement shall set forth the calculations of such amounts in a manner consistent with the Blocker Sample Closing Statement and be prepared in accordance with the Blocker Transaction Accounting Principles. The Blocker Estimated Net Cash shall be used to calculate the Blocker Closing Cash Consideration to be paid by Georgia at Closing. Georgia agrees that, following the Closing through the date that the Blocker Post-Closing Statement becomes final and binding in accordance with Section 2.8, it will cause each Blocker not to take any actions with respect to any accounting books, records, policies or procedures on which the Blocker Post-Closing Statement is to be based, that would impede or materially delay the final determination of the Blocker Post-Closing Statement. Following delivery of the Blocker Closing Statement, each Blocker shall (and shall cause its controlled Affiliates to) provide Georgia and its Representatives with reasonable access to their books and records and personnel for purposes of Georgia’s review of the Blocker Closing Statement. Chicago shall consider in good faith any comments or corrections provided by or on behalf of Georgia to the Blocker Closing Statement and shall make appropriate revisions to the Blocker Closing Statement as are mutually agreed upon among Georgia and Chicago (provided that (i) for the avoidance of doubt, if Chicago disagrees in good faith with any such comments, the position of Chicago with respect to such comments shall control and (ii) such review and comment process shall not cause the Closing to occur after the date it is required to occur pursuant to this Agreement).

Section 2.8         Post-Closing Blocker Adjustments.

(a)            As promptly as reasonably possible and in any event within ninety (90) days after the Closing Date, Georgia shall prepare or cause to be prepared, and will provide to Chicago, a written statement (the “Blocker Post-Closing Statement”), setting forth Georgia’s good-faith calculation of (i) the Blocker Closing Cash, (ii) the Blocker Closing Funded Debt, and (iii) the resulting Blocker Net Cash. The Blocker Post-Closing Statement shall set forth in reasonable detail Georgia’s calculations of such amounts in a manner consistent with the Blocker Sample Closing Statement and shall be prepared in accordance with the Blocker Transaction Accounting Principles.

(b)            Within sixty (60) days following receipt by Chicago of the Blocker Post-Closing Statement, Chicago shall deliver written notice to Georgia of any dispute Chicago has with respect to the calculation, preparation or content of the Blocker Post-Closing Statement (the “Blocker Dispute Notice”); provided, however, that (x) if Chicago does not deliver any Blocker Dispute Notice to Georgia within such sixty (60)-day period, the Blocker Post-Closing Statement will be final, conclusive and binding on the Parties and (y) any item not disputed by Chicago in the Blocker Dispute Notice will be final, conclusive and binding on the Parties. The Blocker Dispute Notice shall set forth in reasonable detail (i) any item on the Blocker Post-Closing Statement that Chicago disputes and (ii) its calculation of the correct amount of such item. Upon receipt by Georgia of a Blocker Dispute Notice, Georgia shall negotiate in good faith with Chicago to resolve any dispute set forth therein. If Georgia and Chicago fail to resolve any such dispute within thirty (30) days after delivery of the Blocker Dispute Notice (the “Blocker Dispute Resolution Period”), then Georgia and Chicago shall engage, within ten (10) Business Days following the expiration of the Blocker Dispute Resolution Period, the Blocker Independent Accounting Firm to resolve any such dispute. As promptly as practicable, and in any event not more than fifteen (15) days following the engagement of the Blocker Independent Accounting Firm, Georgia and Chicago shall each prepare and submit a presentation detailing such Party’s complete statement of proposed resolution of each issue still in dispute to the Blocker Independent Accounting Firm (and such presentation, and all other communications with the Blocker Independent Accounting Firm, will be simultaneously made or delivered to the other Party). Georgia and Chicago shall instruct the Blocker Independent Accounting Firm to, as soon as practicable after the submission of the presentations described in the immediately preceding sentence and in any event not more than twenty (20) days following such presentations, make a final determination of the appropriate amount of each of the line items that remain in dispute as indicated in the Blocker Dispute Notice (and that have not been thereafter resolved by written agreement of Georgia and Chicago); provided that the failure of the Blocker Independent Accounting Firm to strictly conform to or comply with any deadlines or time periods specified in this Section 2.8(b) shall not render the determination of the Blocker Independent Accounting Firm invalid or form the basis for which any of Georgia or Chicago, may dispute or otherwise reject any final determination made by the Blocker Independent Accounting Firm hereunder. With respect to each disputed line item, such determination, if not in accordance with the position of either Georgia or Chicago, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by Georgia or Chicago, as applicable, in the Blocker Dispute Notice and the Blocker Post-Closing Statement, respectively. Notwithstanding the foregoing, the scope of the disputes to be resolved by the Blocker Independent Accounting Firm shall be limited to those line items that remain in dispute as indicated in the Blocker Dispute Notice (and that have not been thereafter resolved by written agreement of Georgia and Chicago) and whether any disputed determinations of (i) the Blocker Closing Cash, (ii) the Blocker Closing Funded Debt and (iii) the resulting Blocker Net Cash were properly calculated in accordance with the Blocker Transaction Accounting Principles, as applicable, and the provisions of this Agreement. All fees and expenses relating to the work, if any, to be performed by the Blocker Independent Accounting Firm pursuant to this Section 2.8(b) shall be borne equally by Georgia, on the one hand, and Chicago, on the other hand. The Blocker Independent Accounting Firm shall act as an expert and not as an arbitrator. All determinations made by the Blocker Independent Accounting Firm, and the Blocker Post-Closing Statement, as modified by the Blocker Independent Accounting Firm and to reflect any items resolved by written agreement of Georgia and Chicago, will be final, conclusive and binding on the Parties absent manifest error or fraud.

(c)            For purposes of complying with the terms set forth in Section 2.7 and this Section 2.8, until the final determination of the Blocker Net Cash for all Blockers, each of Georgia and Chicago shall and shall cause their respective Affiliates to, reasonably cooperate with and make available to each other, the Blocker Independent Accounting Firm and each of their respective Representatives all information, records, data and working papers (including auditors’ work papers), in each case to the extent related to the Blockers, and shall permit reasonable access upon prior notice and during normal business hours to its and their respective Affiliates’ facilities and personnel, in each case as may be reasonably required in connection with the preparation, analysis and review of the Blocker Closing Statement and the Blocker Post-Closing Statement and the resolution of any disputes thereunder; provided that access to work papers of the auditor of either Georgia or the Blockers shall be subject to such auditors’ normal disclosure procedures and execution of a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditor.

(d)            The “Blocker Cash Consideration Adjustment” means, with respect to each Blocker, the Blocker Final Cash Consideration for such Blocker less the Blocker Closing Cash Consideration for such Blocker. For any Blocker, if the Blocker Cash Consideration Adjustment is (x) greater than zero, Georgia shall pay, or cause to be paid, an aggregate amount in cash equal to the Blocker Cash Consideration Adjustment to the Washington Equityholder Representative and the Washington Equityholder Representative shall promptly remit such amount to such Blocker’s Blocker Equityholders as of immediately prior to the Blocker Merger Effective Time for such Blocker; and (y) less than zero, Chicago shall promptly transfer to Georgia for no consideration a number of shares of Georgia Common Stock held by Chicago with an aggregate value (based on the trading price of a share of Georgia Common Stock as of the close of business on the trading day immediately preceding the date on which the Blocker Cash Consideration Adjustment is finally determined pursuant to this Section 2.8) equal to the absolute value of the Blocker Cash Consideration Adjustment. The foregoing cash payment to the Washington Equityholder Representative shall be made, by wire transfer of immediately available funds to an account or accounts designated in writing by the Washington Equityholder Representative, to Georgia and the foregoing transfer and cancellation shall be made by Chicago to Georgia, as applicable, in each case, within five (5) Business Days of the date on which the Blocker Cash Consideration Adjustment is finally determined pursuant to this Section 2.8.

(e)            The process set forth in Section 2.7 and this Section 2.8 shall be the sole and exclusive remedy of any of the Parties and their respective Affiliates for any disputes related to the Blocker Net Cash for the Blockers and the calculations and amounts on which they are based or set forth in the related statements and notices delivered in connection therewith. The Parties hereto agree that all payments required pursuant to this Section 2.8 shall be treated as adjustment to the Washington/Chicago Equity Purchase Price for Tax purposes to the extent permitted by applicable Tax Law.

Section 2.9             Consideration Allocation.

(a)            For U.S. federal income Tax purposes, (i) Georgia, Florida and the Washington Equityholder Representative agree to allocate all items that are treated as consideration to Florida, its relevant Subsidiaries and the Washington Equityholders in exchange for the acquisition of the Washington Equity Interests (including the applicable Washington Stock Consideration that is payable to the Washington Equityholders, the applicable Washington Closing Cash Consideration, and, pursuant to the Florida Transaction Agreement, the applicable value of the Purchased Entity Equity Interests (as defined in the Florida Transaction Agreement)) (collectively with the consideration for the acquisition of the Washington Equity Interests, the “Washington Tax Consideration”) among the assets of Washington for U.S. federal income Tax purposes (collectively, the “Washington Assets”), in accordance with Section 2.9 of the Washington Disclosure Schedules (the “Washington Allocation Schedule”) and (ii) all items that are treated as consideration to the Blocker Equityholders (including the applicable Washington Stock Consideration and Blocker Closing Cash Consideration) among the equity interests in the Blockers.

(b)            No later than ninety (90) days after the date on which the Washington/Florida Purchase Price is finally determined pursuant to the Florida Transaction Agreement, Georgia shall deliver to the Washington Equityholder Representative and Florida a proposed allocation of the Washington Tax Consideration among the Washington Assets, determined in a manner that reflects, incorporates and is consistent with the Washington Allocation Schedule and is consistent with applicable Tax Law (the “Georgia Washington Allocation”). After the date hereof, Chicago, Georgia and Washington agree to reasonably cooperate with Florida to provide information requested in writing by Florida regarding the allocation of the Washington Tax Consideration among Class VI and Class VII assets of Washington. If the Washington Equityholder Representative or Florida disagrees with the Georgia Washington Allocation, the Washington Equityholder Representative and Florida may, within thirty (30) days after delivery of the Georgia Washington Allocation, either deliver a joint notice or, to the extent the Washington Equityholder Representative and Florida are unable to agree in such thirty-day period on a proposed Washington Allocation, separate notices (each, a “Dispute Notice”) to Georgia to such effect, specifying those items as to which the Washington Equityholder Representative and/or Florida agree should be revised and setting forth such revisions to the Georgia Washington Allocation. To the extent a Dispute Notice is duly and timely delivered, Georgia, Florida and the Washington Equityholder Representative shall, during the thirty (30) days following such delivery, use commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine the allocation(s). If Georgia, Florida and the Washington Equityholder Representative are unable to reach such agreement, they shall promptly thereafter cause the Independent Accounting Firm (who shall be promptly engaged if not previously engaged in accordance with the Florida Transaction Agreement) to resolve any remaining disputes. All fees and expenses relating to the work, if any, to be performed by the Independent Accounting Firm shall be borne equally by Georgia, on the one hand, and the Washington Equityholder Representative (on behalf of Former Washington/Blocker Equityholders) and Florida (pro rata in accordance with their ownership of Washington Equity Interests), on the other hand. Any allocation determined pursuant to the decision of the Independent Accounting Firm shall incorporate, reflect and be consistent with the Washington Allocation Schedule, unless otherwise required by a change in applicable Law after the date of this Agreement.

(c)            The Georgia Washington Allocation, as prepared by Georgia if no Dispute Notice has been duly and timely delivered with respect to the Georgia Washington Allocation, as adjusted pursuant to any agreement between Georgia, Florida, and the Washington Equityholder Representative or as determined by the Independent Accounting Firm in accordance with this Section 2.9 (the “Final Washington Allocation”), shall be final, conclusive and binding on the Parties absent manifest error. The Final Washington Allocation shall be adjusted, as necessary, to reflect any subsequent adjustments to the Washington Tax Consideration (including any relevant adjustment as finally determined pursuant to Section 2.6 of the Florida Transaction Agreement). Any such adjustment to the Final Washington Allocation shall reflect, incorporate and be consistent with the Washington Allocation Schedule. Georgia, Florida and the Washington Equityholder Representative acknowledge and agree that the determination of the Washington Allocation under this Section 2.9 will be final, conclusive and binding on the Parties and Florida. The Parties and Florida shall (and they shall cause their respective Affiliates to) (i) prepare and file all U.S. federal, state, local and non-U.S. Tax Returns in a manner consistent with the Washington Allocation Schedule and the Final Washington Allocation and (ii) not take any position inconsistent with the Washington Allocation Schedule or the Final Washington Allocation on any Tax Return; provided, however, that no Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim, or similar proceeding in connection with the Washington Allocation Schedule or the Final Washington Allocation.

(d)            Florida is hereby expressly made a third-party beneficiary of this Section 2.9.

Section 2.10           Withholding. Each of Georgia, Chicago, and their respective Affiliates, Subsidiaries and designees (including Washington and its Subsidiaries) shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any payment of the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold under the Code, or any provision of state, local or non-U.S. Tax law, with respect to the making of such payment; provided that, other than any withholding or deduction in respect of compensatory payments or that would not have arisen but for a failure to provide a duly executed and properly completed IRS Form W-9 or FIRPTA Certificate pursuant to Section 2.2(a)(v), (a) the Party intending to make any deduction or withholding shall use commercially reasonable efforts to notify the other Party prior to making such deduction or withholding (which notice shall include a statement of the amounts it intends to deduct or withhold in respect of making such payment and the applicable provision of law requiring it to withhold or deduct) and shall provide a reasonable opportunity for the relevant payee to provide such forms or other evidence that would eliminate or reduce any such deduction or withholding and (b) the Parties shall cooperate in good faith to reduce or eliminate such deduction or withholding. To the extent that amounts are so deducted or withheld and timely paid over to the applicable Governmental Entity, such deducted or withheld amounts shall be treated for purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. Any Party making any deduction or withholding hereunder shall furnish to the other Party evidence of the payment to the applicable Governmental Entity of any amount deducted and withheld pursuant to this Section 2.10.

Section 2.11           Washington Post-Closing Reorganization. Immediately following the Washington Merger Effective Time, Chicago and the Blocker Sellers shall, and shall cause their respective Affiliates to, cause the post-Closing transactions set forth in Exhibit C to be consummated in the manner, and in accordance with the timing requirements, set forth on Exhibit C attached hereto (which such transactions shall cause Chicago to become the sole direct holder of the Washington Stock Consideration upon the completion of such transactions) (the “Washington Post-Closing Reorganization”); provided that, such Parties shall not modify Exhibit C without Georgia’s prior written consent (not to be unreasonably withheld, conditioned or delayed); provided, further, that such consent shall not be deemed to be unreasonably withheld, conditioned or delayed if such modification results, or would reasonably be expected to result, in Georgia or any of its Affiliates (including the Blockers, Washington and its Subsidiaries) incurring or being subject to any additional costs, expenses or other Liabilities (including, for the avoidance of doubt, any liability for Taxes) that are more than de minimis in nature, which are due to such change or modification; provided, further, such consent shall not be required (but prior notice shall be provided in respect of such modification) if such modification is made in good faith, consistent with the intent of the Parties in relation to the Washington Post-Closing Reorganization and does not cause Georgia, the Acquired Entities or any Subsidiary thereof to incur any incremental Liability or Chicago to not become the sole direct holder of the Washington Stock Consideration upon the completion of such transactions, and such Parties consult in good faith with Georgia with respect to any such modification and consider in good faith any comments and amendments proposed by Georgia. In the event the Washington Post-Closing Reorganization is so modified, Exhibit C shall be deemed to be automatically amended to reflect such modifications to the extent applicable. The documentation effectuating the Washington Post-Closing Reorganization shall be reasonably acceptable to Georgia and, following completion of the Washington Post-Closing Reorganization, Chicago shall provide Georgia with documentation demonstrating the completion of the Washington Post-Closing Reorganization and Chicago shall be responsible for, and shall pay, all costs, expenses and Taxes related to the Washington Post-Closing Reorganization.

Article III
REPRESENTATIONS AND WARRANTIES REGARDING GEORGIA

Except as disclosed in, or qualified by any matter set forth in, (a) the reports, schedules, forms, statements and other documents filed by Georgia with, or furnished by Georgia to, the U.S. Securities and Exchange Commission (the “SEC”), since January 1, 2022 and publicly available prior to the date of this Agreement (excluding any disclosures set forth in any section entitled “Risk Factors” or “Forward-Looking Statements” to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or (b) the Georgia Disclosure Schedules, Georgia hereby represents and warrants to the Sellers and the Blockers as follows:

Section 3.1             Organization and Standing. Georgia is a corporation duly organized, validly existing and in good standing under the Laws of the State of Georgia. Each Merger Sub is a limited liability company or corporation, as applicable, duly organized, validly existing and in good standing under the Laws of the State of Delaware. Georgia and each Merger Sub is duly licensed or qualified to do business and in good standing in each jurisdiction where the conduct of its business makes such license or qualification or good standing necessary, except where the failure to be so licensed, qualified or in good standing would not have or reasonably be expected to have, individually or in the aggregate, a Georgia Material Adverse Effect.

Section 3.2             Authority; Enforceability.

(a)            Each of Georgia and each Merger Sub has all requisite corporate, limited liability company or other entity, as applicable, power and authority to execute and deliver this Agreement and each other Transaction Document to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Georgia and each Merger Sub of this Agreement and each other Transaction Document to which it is or will be a party, the performance by each of Georgia and each Merger Sub of its obligations hereunder and thereunder, and the consummation by each of Georgia and each Merger Sub of the transactions contemplated hereby and thereby, have been, or, with respect to such other Transaction Documents to be entered into as of the Closing, will be as of the Closing, duly and validly authorized by all requisite corporate, limited liability company or other entity, as applicable, action, subject only, with respect to the Mergers, the adoption and approval of the Mergers by Georgia in its capacity as the sole equityholder of each Merger Sub.

(b)            This Agreement has been duly executed and delivered by Georgia and each Merger Sub and, assuming this Agreement has been duly executed and delivered by the other Parties, constitutes a valid and binding obligation of Georgia and each Merger Sub, and each other Transaction Document (to which Georgia or such Merger Sub are or will be a party) has been or will be as of the Closing, duly executed and delivered by each of Georgia and/or each Merger Sub, as applicable, and, assuming such Transaction Document has been duly executed and delivered by each other party thereto, constitutes or will constitute a valid and binding obligation of Georgia or each Merger Sub, as applicable, in each case enforceable against Georgia or such Merger Sub, as applicable, in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law) (the “Enforceability Exceptions”).

Section 3.3             No Conflicts; Consents. The execution, delivery and performance of this Agreement and the other Transaction Documents to which Georgia or any Merger Sub is or will be a party by Georgia or such Merger Sub, as applicable, and the consummation of the transactions contemplated hereby and thereby (including the Mergers by Georgia or such Merger Sub), as applicable, do not and will not (a) violate any provision of the certificate of incorporation or bylaws of Georgia or such Merger Sub (subject to the adoption and approval of the Mergers by Georgia in its capacity as the sole equityholder of such Merger Sub), (b) subject to obtaining the consents set forth in Section 3.4 of the Georgia Disclosure Schedules, require a consent or approval under, conflict with, constitute a default under, or result in the breach or termination, cancellation or acceleration (with or without the giving of notice or the lapse of time or both) of any right or obligation of Georgia or such Merger Sub under, or result in a loss of any benefit to which Georgia or such Merger Sub is entitled under any material Contract or material Permit, (c) assuming compliance with the matters set forth in Section 3.4, violate or result in a breach of or constitute a default under any Law or other restriction of any Governmental Entity to which Georgia or such Merger Sub is subject, or (d) result in the creation of any Lien upon any material assets of Georgia or such Merger Sub; except, with respect to clauses (b), (c) and (d), as would not have or reasonably be expected to have, individually or in the aggregate, a Georgia Material Adverse Effect.

Section 3.4             Governmental Authorization. The execution, delivery and performance of this Agreement and the other Transaction Documents to which Georgia or any Merger Sub is or will be a party by Georgia or such Merger Sub, as applicable, and the consummation of the transactions contemplated hereby and thereby (including the Mergers by Georgia or such Merger Sub), as applicable, do not and will not require any Approval of, or Filing with, any Governmental Entity, except for (a) compliance with (i) the applicable requirements of the HSR Act, (ii) the applicable requirements of the Securities Act and the U.S. Securities Exchange Act of 1934, as amended, (iii) the rules and regulations of the New York Stock Exchange and (iv) with any applicable foreign or state securities or blue sky Laws, (b) compliance with the Regulatory Laws and the Approvals and Filings set forth in Section 3.4 of the Georgia Disclosure Schedules and (c) Approvals and Filings which if not obtained or made would not have or reasonably be expected to have, individually or in the aggregate, a Georgia Material Adverse Effect.

Section 3.5             Proceedings. There is no Proceeding pending or, to the Knowledge of Georgia, threatened in writing against Georgia or any Merger Sub, other than Proceedings which if determined adversely to Georgia or any such Merger Sub, as applicable, would not have, individually or in the aggregate, a Georgia Material Adverse Effect. Neither Georgia nor any Merger Sub is subject to any outstanding Judgment of any Governmental Entity or arbitration tribunal which would have, individually or in the aggregate, a Georgia Material Adverse Effect.

Section 3.6             Capitalization of Georgia and Merger Subs.

(a)            The authorized capital stock of Georgia consists of (i) 400,000,000 shares of Georgia Common Stock and (ii) 5,000,000 shares of preferred stock, no par value per share. As of April 15, 2025, (i) (A) 245,477,938 shares of Georgia Common Stock were issued and outstanding (including 1,381,508 shares underlying restricted stock awards), and (B) stock options and restricted stock units granted under equity incentive plans of Georgia in respect of 2,141,246 shares of Georgia Common Stock (assuming any applicable performance goals are deemed satisfied at target) were outstanding; (ii) 2,300,000 shares of Georgia Common Stock were reserved for issuance pursuant to Georgia’s equity incentive plans; (iii) a certain number of shares of Georgia Common Stock were reserved for issuance with respect to convertible notes and (iv) no shares of preferred stock of Georgia were issued and outstanding. All of the issued and outstanding shares of capital stock of Georgia are duly authorized, validly issued, fully paid and non-assessable.

(b)            All of the issued and outstanding equity interests of each Merger Sub are, and immediately prior to the Blocker Merger Effective Time (in the case of the Blocker Merger Subs) and Washington Merger Effective Time (in the case of the Washington Merger Sub) will be, owned by Georgia. No Merger Sub has conducted any business prior to the date of this Agreement or has any, and prior to the Blocker Merger Effective Time (in the case of the Blocker Merger Subs) and Washington Merger Effective Time (in the case of the Washington Merger Sub) will not have any, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Mergers.

Section 3.7             Washington Stock Consideration. Upon issuance, the Georgia Common Stock constituting the Washington Stock Consideration will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to any option, call, pre-emptive, subscription or similar rights or Liens, other than Liens created by any of the Transaction Documents, the organizational documents of Georgia and restrictions on transfer imposed by applicable state and federal securities Laws.

Section 3.8             Sufficient Shares. At the Closing, Georgia will have sufficient authorized but unissued or treasury shares of Georgia Common Stock for Georgia to meet its obligation to deliver the Washington Stock Consideration under this Agreement.

Section 3.9             Georgia Debt Financing.

(a)            Georgia is a party to and has accepted a fully executed commitment letter, dated as of the date hereof (together with all exhibits and schedules thereto and any fee letters related thereto, the “Georgia Commitment Letter”) from the lenders party thereto (collectively, the “Georgia Lenders”) pursuant to which the Georgia Lenders have agreed, subject to the terms and conditions thereof, to provide Georgia debt financing in the amounts set forth therein. The debt financing committed pursuant to the Georgia Commitment Letter is collectively referred to in this Agreement as the “Georgia Debt Financing.”

(b)            Georgia has delivered to Chicago a true, complete and correct copy of the executed Georgia Commitment Letter and any fee letters related thereto, subject, in the case of any such fee letters, to redaction solely of fee and other economic provisions that are customarily redacted in connection with transactions of this type and that could not in any event adversely affect the conditionality, enforceability, availability, termination or amount of the Georgia Debt Financing committed pursuant to the Georgia Commitment Letter.

(c)            As of the date hereof, except as expressly set forth in the Georgia Commitment Letter, there are no conditions precedent to the obligations of the Georgia Lenders to provide the Georgia Debt Financing or any contingencies that would permit the Georgia Lenders to reduce the aggregate principal amount of the Georgia Debt Financing, including any condition or other contingency relating to the amount or availability of the Georgia Debt Financing pursuant to any “flex” provision. As of the date hereof, assuming the satisfaction of the conditions contained in Section 11.1 and Section 11.2, Georgia does not have any reason to believe that it will be unable to satisfy on a timely basis all terms and conditions to be satisfied by it in the Georgia Commitment Letter on or prior to the Closing Date, nor does Georgia have knowledge that any Georgia Lender will not perform its obligations thereunder. As of the date hereof, there are no side letters or other agreements relating to the Georgia Commitment Letter or the Georgia Debt Financing that would reasonably be expected to adversely affect the conditionality, enforceability, availability, termination or amount of the Georgia Debt Financing committed pursuant to the Georgia Commitment Letter.

(d)            Assuming the satisfaction of the conditions contained in Section 11.1 and Section 11.2, the Georgia Debt Financing, when funded in accordance with the Georgia Commitment Letter and giving effect to any “flex” provision in or related to the Georgia Commitment Letter (including with respect to fees and original issue discount), following receipt of the Purchased Entity Closing Cash Consideration and together with Georgia’s cash on hand, shall provide Georgia with cash proceeds at the Closing sufficient for the satisfaction of all of its obligations at the Closing under the Transaction Documents and the Georgia Commitment Letter, including payment of the Washington Closing Cash Consideration, the Washington Payoff Amount, payments required to be made by Georgia pursuant to Section 8.4 hereof and any fees and expenses of or payable by Georgia or its Affiliates pursuant to this Agreement on the Closing Date (such amounts, collectively, the “Georgia Financing Amounts”).

(e)            As of the date hereof, the Georgia Commitment Letter constitutes the legal, valid, binding and enforceable obligations of Georgia and, to the knowledge of Georgia, all the other parties thereto and is in full force and effect (subject to the Enforceability Exceptions). As of the date hereof, to the knowledge of Georgia, no event has occurred which (with or without notice, lapse of time or both) constitutes, or would constitute, a default, breach or failure to satisfy a condition by Georgia under the terms and conditions of the Georgia Commitment Letter. As of the date hereof, Georgia does not have any reason to believe that any of the conditions to the Georgia Debt Financing will not be satisfied by it on a timely basis or that the Georgia Debt Financing will not be available to it on the Closing Date. Georgia has paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Georgia Commitment Letter on or before the date of this Agreement, and will pay any such amounts due on or before the Closing Date as and when due. The Georgia Commitment Letter has not been modified, amended or altered on or prior to the date hereof, the Georgia Commitment Letter will not be amended, modified or altered at any time through the Closing, except as permitted by Section 8.5(a) and none of the respective commitments under any of the Georgia Commitment Letter have been terminated, reduced, withdrawn or rescinded in any respect, and, to the knowledge of Georgia, as of the date hereof, no termination, reduction, withdrawal, modification, amendment, alteration or rescission thereof is contemplated except as permitted by Section 8.5(a).

(f)            In no event shall the receipt or availability of any funds or financing (including the Georgia Debt Financing) by Georgia or any of its Affiliates or any other financing or other transactions, other than receipt of the Purchased Entity Closing Cash Consideration, be a condition to any of Georgia’s obligations under this Agreement.

Section 3.10           SEC Reports; Financial Statements.

(a)            Since January 1, 2023, Georgia has timely filed with, or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, forms, statements, schedules, certifications and other documents required to be filed with or furnished to, as applicable, the SEC by Georgia (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Georgia SEC Documents”). As of their respective dates, or if amended, as of the date of the last such amendment, the Georgia SEC Documents (i) were prepared in accordance, and complied as to form in all material respects, with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act (to the extent then applicable), and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, none of Georgia’s Subsidiaries are required to file any forms or reports with the SEC.

(b)            Each of the consolidated financial statements of Georgia (including, in each case, any related notes thereto) contained in the Georgia SEC Documents (the “Georgia Financial Statements”) (i) is accurate and complete in all material respects, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and (iii) fairly presents in all material respects, as applicable, the consolidated financial position of Georgia and its Subsidiaries as of the respective dates thereof and the consolidated results of Georgia’s and its Subsidiaries’ operations and cash flows for the periods indicated (except, in the case of each of the foregoing clauses (ii) and (iii), that Georgia’s unaudited interim financial statements were subject to normal year-end and quarter-end adjustments and to the absence of certain footnotes).

(c)            Georgia is in compliance in all material respects with all current listing and corporate governance requirements of the New York Stock Exchange applicable to Georgia.

Section 3.11           No Shareholder Approval. The issuance and delivery by Georgia of the Washington Stock Consideration in the Washington Merger does not require any vote or other approval or authorization of any holder of any capital stock of Georgia.

Section 3.12           Brokers. Other than J.P. Morgan Securities LLC (whose fees and expenses will be borne by Georgia), no broker, investment banker, or financial advisor is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Georgia or its Affiliates.

Section 3.13           Investment Purpose. Georgia is acquiring Washington solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act. Georgia has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in Washington and is capable of bearing the economic risks of such investment.

Section 3.14           Solvency. Assuming that (i) the conditions contained in Section 11.1 and Section 11.2 have been satisfied or waived, (ii) the representations and warranties set forth in Article IV, Article V and Article VI and in any Transaction Document or in any certificate delivered pursuant to Section 11.2 of this Agreement or any other Transaction Document are, subject to the terms and limitations set forth therein, true and correct, (iii) the compliance and performance by Chicago, Washington and its Subsidiaries of their respective obligations hereunder in all material respects, then immediately after giving effect to the transactions contemplated hereby (including the Mergers) and (iv) any estimates, projections, forecasts or revenue or earnings predictions regarding the Washington Business prepared by or on behalf of Washington and made available to Georgia have been prepared in good faith based upon assumptions that were and continue to be reasonable, (A) Georgia and its Subsidiaries, on a consolidated basis, will be able to pay their debts as they become due, (B) the then present fair saleable value of the assets of Georgia and its Subsidiaries, on a consolidated basis, shall be greater than the amount required to pay their consolidated debts (including a reasonable estimate of the amount of all contingent liabilities) and (C) Georgia and its Subsidiaries, on a consolidated basis, will not have unreasonably small capital to carry on their businesses as presently conducted or proposed to be conducted.

Section 3.15           Application of Takeover Protections. Georgia has, or will have prior to the Closing, taken all necessary action so that no “business combination”, “moratorium”, “fair price”, “control share acquisition” or other similar anti-takeover statute or regulation, nor any takeover-related provision in Georgia’s certificate of incorporation or bylaws would (a) prohibit or restrict Georgia’s ability to perform its obligations under this Agreement or the Registration Rights Agreement or any other Transaction Document or its ability to consummate the transactions contemplated hereby and thereby, (b) have the effect of invalidating or voiding this Agreement, the Registration Rights Agreement or any other Transaction Document or any provision hereof or thereof or (c) subject Chicago to any impediment or condition in connection with the exercise of any of its rights under this Agreement, the Registration Rights Agreement or any other Transaction Document.

Section 3.16           No Other Representations or Warranties.

(a)            Except for the representations and warranties contained in this Article III, in any certificate delivered pursuant to this Agreement or any other Transaction Document, neither Georgia nor any of its Affiliates, Representatives or any other Person makes any express or implied representation or warranty with respect to Georgia or any of its Subsidiaries to Sellers or with respect to any other information provided, or made available, to Sellers or any of its Affiliates or Representatives in connection with the transactions contemplated by this Agreement. Except for the representations and warranties contained in this Article III, in any certificate delivered pursuant to this Agreement or any other Transaction Document, neither Georgia nor any of its Affiliates, Representatives or any other Person has made any express or implied representation or warranty with respect to Georgia or its Affiliates to Sellers, or with respect to any forecasts, projections or business plans or other information delivered to Sellers or any of their Affiliates or Representatives in connection with Sellers’s review of Georgia and its business and the negotiation and execution of this Agreement, including as to the accuracy or completeness thereof or the reasonableness of any assumptions underlying any such forecasts, projections or business plans or other information. Except as expressly set forth in this Agreement, neither Georgia nor any of its Affiliates, Representatives or any other Person will have, or be subject to, any Liability or other obligation to Sellers or any of their Affiliates or Representatives or any other Person resulting from Sellers’ use of, or the use by any of their Affiliates or Representatives of, any information, including information, documents, projections, forecasts, business plans or other material made available to Sellers, their Affiliates or Representatives in any virtual data room, confidential information memorandum, management presentations, offering materials, site tours or visits, diligence calls or meetings or any documents prepared by, or on behalf of, Georgia or any of its Affiliates or Representatives, or made available to Sellers or their Affiliates or Representatives in connection with the transactions contemplated by this Agreement. Each of Georgia and its Affiliates disclaims any and all representations and warranties, whether express or implied, to Sellers, except for the representations and warranties contained in this Article III, in any certificate delivered pursuant to this Agreement or any other Transaction Document.

(b)            Georgia acknowledges that it has conducted to its satisfaction an independent investigation of the financial condition, results of operations and projected operations of the Blockers, Washington and its Subsidiaries and the nature and condition of their properties, assets, liabilities and businesses and, in making the determination to proceed with the transactions contemplated hereby, has relied solely on the results of its own independent investigation and the representations and warranties set forth in Article IV, Article V or Article VI of this Agreement, in any certificate delivered pursuant to this Agreement or any other Transaction Document (including Article IV and V of the Florida Transaction Agreement).

(c)            Except for the representations and warranties set forth in Article IV, Article V or Article VI of this Agreement, in any certificate delivered pursuant to this Agreement or any other Transaction Document (including Article IV and V of the Florida Transaction Agreement), Georgia acknowledges that neither Sellers, Washington nor any of their respective Affiliates has made any warranty, express or implied, as to the prospects of Washington or its profitability for Georgia, or with respect to any forecasts, projections or business plans or other information delivered to Georgia or any of its Affiliates or Representatives in connection with Georgia’s review of Washington and the negotiation and execution of this Agreement, including as to the accuracy or completeness thereof or the reasonableness of any assumptions underlying any such forecasts, projections or business plans or other information.

Article IV
REPRESENTATIONS AND WARRANTIES REGARDING WASHINGTON

Except as disclosed in, or qualified by any matter set forth in, the Washington Disclosure Schedules, Washington hereby represents and warrants to Georgia and Merger Subs as follows:

Section 4.1             Organization; Standing; Qualification. Washington (and each Subsidiary thereof) is a limited liability company, corporation, partnership or other legal entity duly organized, registered and validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization, with all requisite limited liability, corporate or other similar applicable power and authority to own, lease and operate its properties and assets related to the Washington Business, and to carry on its business as currently conducted. Washington (and each Subsidiary thereof) is duly licensed or qualified to do business and, where applicable, in good standing in each jurisdiction where the conduct of its business or properties makes such license or qualification or good standing necessary, except where the failure to be so licensed, qualified or in good standing would not be or reasonably be expected to be, individually or in the aggregate, material to the Washington Business, taken as a whole. Neither Washington, nor any Subsidiary thereof, is in violation of its organizational documents in any material respect. Washington has made available to Georgia true, correct, and complete copies of the organizational documents (as amended through the date of this Agreement) of Washington and each of the Washington Material Subsidiaries, each of which is in full force and effect as of the date of this Agreement.

Section 4.2             Washington Capital Structure.

(a)            Section 4.2(a) of the Washington Disclosure Schedules sets forth a list, as of the date hereof, of all of the issued and outstanding equity interests of Washington and the holder of each such equity interest. As of immediately prior to the Closing (after giving effect to the Washington Pre-Closing Reorganization), all of the issued and outstanding equity interests of Washington will be held by Chicago, the Management Aggregator, Florida (and/or its Subsidiaries) and the Blockers. All of the issued and outstanding equity interests of Washington are duly authorized, validly issued and fully paid and have not been issued in violation of Washington’s organizational documents (including any preemptive or similar rights) or any applicable Law. Other than as set forth in Section 4.2(a) of the Washington Disclosure Schedules, there are, and will as of the Closing be, no outstanding (i) shares of capital stock or other voting securities of, or other equity or ownership interests in, Washington, (ii) securities of Washington convertible into or exchangeable for shares of capital stock or other voting securities of, or other equity or ownership interests in, Washington, (iii) warrants, options, agreements, subscriptions, puts, calls, convertible, exercisable or exchangeable securities or other commitments pursuant to which Washington or any Subsidiary thereof is or may become obligated to issue, sell, purchase, return, redeem or otherwise give any Person the right to acquire any equity, equity-based or voting interests of Washington or (iv) equity appreciation, phantom equity, profit participation or similar rights with respect to (or measured by reference to) Washington or any of its equity or equity-based interests.

(b)            Section 4.2(b)(i) of the Washington Disclosure Schedules sets forth, as of the date hereof, the name and the jurisdiction of organization of each Subsidiary of Washington. Except as set forth in Section 4.2(b)(ii) of the Washington Disclosure Schedules, all of the issued and outstanding equity interests of each Subsidiary of Washington are owned of record and beneficially by Washington (or a wholly-owned Subsidiary of Washington) as of the date of this Agreement. Such equity interests of such Subsidiaries of Washington are free and clear of all Liens except for restrictions on transfer under applicable securities Laws or the organizational documents of such Subsidiary. All of the issued and outstanding equity interests of each Subsidiary of Washington are duly authorized, validly issued, fully paid and, in the case of any such Subsidiary which is a corporation, non-assessable and, in each case, have not been issued in violation of such Subsidiary’s organizational documents (including any preemptive or similar rights) or any applicable Law. Other than as set forth in Section 4.2(b)(iii) of the Washington Disclosure Schedules, there are, and will as of the Closing be, no outstanding (i) warrants, options, agreements, subscriptions, puts, calls, convertible, exercisable or exchangeable securities or other commitments pursuant to which Washington or any Subsidiary of Washington is or may become obligated to issue, allot, sell, purchase, return, redeem or otherwise give any Person the right to acquire any equity, equity-based or voting interests of such Subsidiary or (ii) equity appreciation, phantom equity, profit participation or similar rights with respect to (or measured by reference to) any Subsidiary of Washington or any of their respective equity or equity-based interests. Except as set forth in Section 4.2(b)(iv) of the Washington Disclosure Schedules, none of Washington or any of its Subsidiaries owns or holds, directly or indirectly, any outstanding securities or capital stock of or other equity-related interests in any other Person other than share capital or other equity interests in other wholly-owned Subsidiaries of Washington.

Section 4.3             Authority; Enforceability.

(a)            Washington has all requisite limited liability company power and authority to execute and deliver this Agreement and each other Transaction Document to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Washington of this Agreement and each other Transaction Document to which it is or will be a party, the performance prior to Closing by Washington of its obligations hereunder and thereunder, and the consummation by Washington of the transactions contemplated hereby and thereby (including the Washington Pre-Closing Reorganization), have been, or, with respect to such other Transaction Documents to be entered into as of the Closing, will be as of the Closing, duly and validly authorized by all requisite limited liability company action, subject only, with respect to the Washington Merger, to receipt of the Washington Equityholder Consent. Other than the Washington Equityholder Consent with respect to the Washington Merger, no other equityholder action of Washington, approval or vote is or shall be required to approve and adopt this Agreement, the Florida Transaction Agreement or to consummate any of the transactions contemplated hereby or thereby, including the Washington Merger. Prior to the execution of this Agreement and the Florida Transaction Agreement, the board of managers of Washington, by resolution, has (i) approved and authorized the execution and delivery of this Agreement and the Florida Transaction Agreement, (ii) approved the consummation of the transactions contemplated hereby and thereby, including the Washington Merger, (iii) determined that the execution and delivery of this Agreement and the Florida Transaction Agreement and the consummation of the transactions contemplated hereby and thereby are advisable, (iv) recommended that the requisite equityholders of Washington approve and adopt this Agreement and the transactions contemplated hereby, including the Washington Merger, and (v) directed that this Agreement and the Washington Merger be submitted to the requisite equityholders of Washington for their approval and adoption in accordance with the DLLCA. No “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” Law is applicable to this Agreement or the transactions contemplated hereby, including the Washington Merger.

(b)            Washington has all requisite limited liability company power and authority to carry on its business as it pertains to the Washington Business as currently conducted and to own, lease and operate its properties and assets, except where the failure to have such power and authority would not be, individually or in the aggregate, material to Washington and its Subsidiaries, taken as a whole.

(c)            This Agreement has been duly executed and delivered by Washington and, assuming this Agreement has been duly executed and delivered by the other Parties, constitutes a valid and binding obligation of Washington, and each other Transaction Document (to which Washington is or will be party) has been, or will be as of the Closing, duly executed and delivered by Washington and, assuming such Transaction Document has been duly executed and delivered by each other party thereto, constitutes or will constitute a valid and binding obligation of Washington, in each case enforceable against Washington in accordance with its terms, except as enforcement may be limited by the Enforceability Exceptions.

Section 4.4             No Conflicts; Consents. The execution, delivery and performance by Washington of this Agreement and the other Transaction Documents to which Washington is or will be a party and the consummation of the transactions contemplated hereby and thereby by Washington (including the Washington Pre-Closing Reorganization and the Washington Merger) do not and will not (a) violate any provision of the organizational documents of Washington (or any Subsidiary thereof) (subject, with respect to the Washington Merger, receipt of the Washington Equityholder Consent), (b) subject to obtaining the consents set forth in Section 4.4 of the Washington Disclosure Schedules, require a consent or approval under, conflict with, constitute a default under, or result in the breach or termination, cancellation or acceleration (with or without the giving of notice or the lapse of time or both) of any right or obligation of Washington (or any Subsidiary thereof) under, or result in a loss of any benefit to which Washington (or its Subsidiaries) are entitled under any Washington Material Contract or Washington Permit, (c) assuming compliance with the matters set forth in Section 4.5, violate or result in a breach of or constitute a default under any Law or other restriction of any Governmental Entity to which Washington (or Subsidiary thereof) is subject, or (d) result in the creation of any Lien (other than Permitted Liens) upon any assets of Washington or any its Subsidiaries; except, with respect to clauses (b), (c) and (d), as would not be, individually or in the aggregate, material to Washington and its Subsidiaries, taken as a whole.

Section 4.5             Governmental Authorization. The execution, delivery and performance by the Washington of this Agreement and the other Transaction Documents to which Washington is or will be a party and the consummation of the transactions contemplated hereby and thereby by Washington (including the Washington Pre-Closing Reorganization and Washington Merger) do not and will not require any Approval of, or Filing with, any Governmental Entity, except for (a) compliance with (i) the applicable requirements of the HSR Act, (ii) the applicable requirements of the Securities Act and the U.S. Securities Exchange Act of 1934, as amended, (iii) the rules and regulations of the New York Stock Exchange and (iv) any applicable foreign or state securities or blue sky Laws, (b) compliance with the Regulatory Laws and the Approvals and Filings set forth in Section 4.5 of the Washington Disclosure Schedules and (c) Approvals and Filings which if not obtained or made would not reasonably be expected, individually or in the aggregate, to be material to Washington and its Subsidiaries, taken as a whole.

Section 4.6             Proceedings.

(a)            There are no Proceedings pending or, to the Knowledge of Washington, threatened in writing, and since January 31, 2024, there have been no Proceedings, against the Washington Business, Washington or any Subsidiaries thereof or any properties or rights of Washington or its Subsidiaries, other than Proceedings which if determined in a manner adverse to Washington, its Subsidiaries or the Washington Business, as applicable, would not reasonably be expected to be, individually or in the aggregate, material to Washington and its Subsidiaries, taken as a whole.

(b)            None of Washington or any Subsidiaries thereof or any properties or rights of Washington or its Subsidiaries is subject to any outstanding Judgment of any Governmental Entity or arbitration tribunal, other than those Judgments that would not be or reasonably be expected to be, individually or in the aggregate, material to Washington and its Subsidiaries, taken as a whole.

(c)            There are no audits or investigations by any Governmental Entity pending, or to the Knowledge of Washington, threatened, and, since January 31, 2024 there have been no audits or investigations by any Governmental Entity against Washington or any Subsidiaries thereof or any properties or rights of Washington or its Subsidiaries, other than any such investigation which would not be, individually or in the aggregate, material to Washington and its Subsidiaries, taken as a whole.

Section 4.7             Financial Statements; Absence of Undisclosed Liabilities.

(a)            Section 4.7(a) of the Washington Disclosure Schedules sets forth copies of the audited consolidated balance sheets of Washington and its Subsidiaries as of December 31, 2024 (the “Washington Balance Sheet Date”) and the related consolidated statements of income (loss), comprehensive earnings (loss), mezzanine equity and shareholders’ deficit, and cash flows for the period from January 1, 2024 to January 31, 2024 and from February 1, 2024 to December 31, 2024, and the related notes thereto (collectively, and together with any notes thereto, the “Washington Financial Information”).

(b)            The Washington Financial Information (i) has been derived from the books and records of Washington and prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby in all material respects, and (ii) fairly presents in all material respects (A) the financial condition, assets and liabilities of Washington as of the dates therein specified and (B) the results of operations of Washington for the periods indicated therein.

(c)            Washington (and its Subsidiaries) do not have any Liabilities that would be required by GAAP to be reflected or reserved against on a combined balance sheet of Washington (and its Subsidiaries) or reflected in the footnotes thereto, other than Liabilities that: (i) are specifically reflected and adequately reserved against on the face of the balance sheet included in the Washington Financial Information as of the Washington Balance Sheet Date, (ii) were incurred since the Washington Balance Sheet Date in the ordinary course of business (none of which is a Liability for violation of Law, breach of Contract, breach of warranty, tort, misappropriation or infringement), (iii) will be reflected, reserved, accrued, recorded or included in the Washington Closing Working Capital, the Washington Adjustment Amount or the Washington Closing Funded Debt, (iv) are incurred pursuant to this Agreement (excluding Liabilities arising out of a violation of Law, breach of Contract, breach of warranty, tort or misappropriation or infringement, or a breach of this Agreement), or (v) would not reasonably be expected to be material to Washington (and its Subsidiaries), taken as a whole.

(d)            Washington has established and adhered to a system of internal accounting controls that are designed to provide assurance regarding the reliability of financial reporting. Except as would not reasonably be expected to be material to Washington and its Subsidiaries, taken as a whole, there are no, and since January 31, 2024, have not been any, (i) material deficiencies or material weaknesses in the design or operation of the internal controls of Washington and its Subsidiaries, that adversely affect the ability of Washington and its Subsidiaries to record, possess, summarize and report financial information, (ii) fraud or other wrongdoing that involves any of the management or other employees of Washington (or its Subsidiaries) who have, or have had, a role in the preparation of the financial statements or the internal accounting controls used by Washington or (iii) claim or allegation regarding any of the foregoing.

(e)            None of Washington or any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among Washington and any Subsidiary thereof, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement”), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material Liabilities of, Washington or its Subsidiaries.

Section 4.8             Absence of Changes or Events.

(a)            Since the Washington Balance Sheet Date through the date of this Agreement, the Washington Business has been conducted in all material respects in the ordinary course of business and Washington and its Subsidiaries have not taken or authorized any action (or agreed to take or authorize any action) which, if taken or authorized on or after the date hereof, would require Georgia’s consent pursuant to Section 7.1(b)(v), Section 7.1(b)(vi), Section 7.1(b)(vii), Section 7.1(b)(viii), Section 7.1(b)(x), Section 7.1(b)(xiv) or Section 7.1(b)(xvii) (to the extent Section 7.1(b)(xvii) relates to the foregoing sections); and

(b)            since the Washington Balance Sheet Date, there has not been a Washington Material Adverse Effect.

Section 4.9             Sufficiency of Assets.

(a)            Except as otherwise expressly provided in this Agreement or as would not, individually or in the aggregate, be material to Washington and its Subsidiaries, taken as a whole, Washington (or its Subsidiaries) will (assuming all Approvals as may be required in connection with the consummation of the transactions contemplated by this Agreement have been obtained and the transactions contemplated by this Agreement have occurred in accordance with the terms of this Agreement (including the Washington Pre-Closing Reorganization and the Mergers)) have as of the Closing, good and valid title to (or in the case of leased or licensed assets, valid leasehold interests or license or use rights in), all material assets reflected on the books of Washington and its Subsidiaries as owned or leased by Washington or one of its Subsidiaries and necessary for the conduct of the Washington Business, as presently conducted, free and clear of all Liens, other than Permitted Liens.

(b)            The assets, properties and rights held by Washington and its Subsidiaries as of the Closing, together with the rights and benefits to be provided pursuant to the Washington Transition Services Agreement Amendment (as defined in the Florida Transaction Agreement) and the Commercial Agreements (as defined in the Prior Purchase Agreement), shall, in the aggregate, constitute in all material respects all of the assets, properties and rights that are sufficient for Georgia to conduct the Washington Business in substantially the same manner immediately following the Closing as it was conducted during the twelve (12)-month period prior to the Closing.

(c)            Except as otherwise expressly provided in this Agreement or as would not, individually or in the aggregate, be material to Washington and its Subsidiaries, taken as a whole, all of the tangible assets of the Washington Business have been maintained in accordance with normal industry practice in all material respects, are in good operating condition and repair (normal wear and tear excepted) in all material respects and are reasonably suitable for the purposes for which they are presently used in the Washington Business.

Section 4.10           Intellectual Property.

(a)            Section 4.10(a) of the Washington Disclosure Schedules lists, as of the date of this Agreement, the Washington Intellectual Property that is registered with, issued by, or an application for registration or issuance pending before any Governmental Entity (collectively, “Washington Registered IP”), including, for each, the owner(s), title, jurisdiction of filing, and the registration or application numbers and dates, as applicable.

(b)            Except as would not be or reasonably be expected to be, individually or in the aggregate, material to Washington and its Subsidiaries, taken as a whole, all such Washington Registered IP are subsisting and, other than Washington Registered IP constituting applications, valid and enforceable. Except as would not be or reasonably be expected to be, individually or in the aggregate, material to Washington and its Subsidiaries, taken as a whole, Washington and its Subsidiaries (i) exclusively own all right, title, and interest in and to all Washington Intellectual Property, free and clear of all Liens other than Permitted Liens, and (ii) have, and will have immediately following the Closing, valid and enforceable right to use all other Intellectual Property used in connection with or necessary for the operation of the Washington Business, as currently conducted and as conducted immediately following the Closing in substantially the same manner (and on substantially similar terms and conditions) as it was conducted during the twelve (12)-month period prior to the Closing.

(c)            Except as would not be or reasonably be expected to be, individually or in the aggregate, material to Washington and its Subsidiaries, taken as a whole, to the Knowledge of Washington: (i) no third party is infringing, misappropriating or otherwise violating any Washington Intellectual Property, and since January 31, 2024, neither Washington nor any of its Subsidiaries has made any written claims alleging any such infringement, misappropriation or violation; and (ii) neither the conduct of the Washington Business, Washington or its Subsidiaries is infringing, misappropriating or violating, or since January 31, 2024, has infringed, misappropriated, or violated, any Intellectual Property of any third party. Since January 31, 2024, neither Washington nor any of its Subsidiaries has received any written notice, and there is no claim or proceeding pending against, or, to Washington’s Knowledge, threatened against, any of them, alleging that the conduct of the Washington Business infringes, misappropriates, or violates the Intellectual Property of any third party or challenging the validity, enforceability, or ownership of any Washington Intellectual Property, in each case, in a manner that is or could reasonably be expected to be material to the Washington Business.

(d)            To the Knowledge of Washington, all Persons (including current and former employees, consultants, and independent contractors) who, since January 31, 2024 have developed any material Washington Intellectual Property by or on behalf of the Washington Business, Washington or any of its Subsidiaries (i) have assigned to Washington or an applicable Subsidiary, as applicable, all of their right, title and interest in and to such Washington Intellectual Property, or else ownership of such Washington Intellectual Property has otherwise vested in one or more of Washington or its Subsidiaries as a matter of Law, and (ii) has executed a written Contract with Washington or its Subsidiaries obligating such Person to maintain the confidentiality of (and not disclose) any trade secrets of the Washington Business, and to the Knowledge of Washington, no such Person is in violation of any such Contract in a manner material to the Washington Business. Washington and its Subsidiaries use and have used commercially reasonable efforts to maintain the confidentiality of all material trade secrets included within the Washington Intellectual Property (and other confidential information, including customer data, Processed in connection with the Washington Business) and to the Knowledge of Washington, there have not been any unauthorized uses or disclosures of any such trade secrets or confidential information that are or would reasonably be expected to be material to the Business.

(e)            Except as would not be or reasonably be expected to be, individually or in the aggregate, material to Washington and its Subsidiaries, taken as a whole, (i) to the Knowledge of Washington, none of the proprietary software products developed by the Washington Business since January 31, 2024 and provided to customers or as part of the Washington Business (collectively, “Washington Business Software”) has been distributed in a manner requiring, as a condition of any Open Source Software license to which such Washington Business Software is subject, that any portion of such Washington Business Software be licensed, distributed or otherwise made available to third parties (A) in source code format, (B) under terms that permit redistribution, reverse engineering, modification or the creation of derivative works of such Washington Business Software, or (C) on a royalty-free or no-fee basis; and (ii) no source code with respect to any Washington Business Software has been provided or made available to any Person, except for Persons who are subject to reasonable written confidentiality and nondisclosure agreements restricting such Persons’ rights to disclose and use such Washington Business Software and otherwise protecting the Washington Business’s rights therein.

(f)             Except as would not be or reasonably be expected to be, individually or in the aggregate, material to Washington and its Subsidiaries, taken as a whole, (A) Washington and its Subsidiaries use commercially reasonable efforts to protect the Information Technology they control and use in the operation of the Washington Business from any unauthorized use, access, interruption, or modification, (B) the Information Technology used in the operation of the Washington Business (i) is sufficient for the current needs of the Washington Business, including as to capacity, scalability and ability to process current peak volumes in a timely manner, and (ii) is in sufficiently good working condition to effectively perform all information technology operations and include a sufficient number of license seats for all software as necessary for the operation of the Washington Business as currently conducted, and (C) since January 31, 2024, there have been no unauthorized intrusions, failures, breakdowns, continued substandard performance, or other adverse events affecting any such Information Technology that have caused any disruption of or interruption in or to the operation of the Washington Business.

Section 4.11           Real Property.

(a)            Except as would not be material to Washington and its Subsidiaries, taken as a whole, (i) Washington (or one of its Subsidiaries) has good and valid fee simple or other title to the applicable real property owned by Washington or any of its Subsidiaries (the “Washington Owned Real Property”), free and clear of any Liens, other than Permitted Liens, and (ii) Washington (or one of its Subsidiaries) has a valid leasehold interest in the applicable real property leased by Washington or any of its Subsidiaries as lessee or sublessee (the “Washington Leased Real Property”), in each case free and clear of all Liens other than Permitted Liens. Except as set forth in Section 4.11(a) of the Washington Disclosure Schedules, (i) neither Washington nor any of its Subsidiaries has leased or otherwise granted to any Person the right to occupy any Washington Owned Real Property or any portion thereof and (ii) there are no outstanding options, rights of first offer or rights of first refusal to purchase any Washington Owned Real Property or any portion thereof or interest therein. Washington and its Subsidiaries are not party to any agreement or option to purchase any real property or interest therein.

(b)            Except as would not be or reasonably be expected to be, individually or in the aggregate, material to Washington and its Subsidiaries, taken as a whole, (i) all improvements located on the Washington Owned Real Property have received all necessary Approvals of Governmental Entities (including licenses and permits) required in connection with the use thereof being made as of the date of this Agreement, (ii) there are no judicial or administrative Proceedings pending or, to the Knowledge of Washington, threatened in writing, under any condemnation, environmental, zoning, eminent domain, land-use or other Law applicable to the Washington Owned Real Property which, if adversely decided, would interfere with the present use in the Washington Business of the Washington Owned Real Property, and (iii) there are no outstanding unpaid assessment notices against any of the Washington Owned Real Property.

(c)            Except as would not be or reasonably be expected to be, individually or in the aggregate, material to Washington and its Subsidiaries, taken as a whole, (i) each lease or sublease governing Washington Leased Real Property is valid and binding on Washington (or Subsidiary thereof) that is a party thereto and, to the Knowledge of Washington, each other party thereto and is in full force and effect, except as enforcement may be limited by the Enforceability Exceptions, and (ii) to the Knowledge of Washington, neither Washington nor any Subsidiary thereof is in breach of, or default under, any such lease beyond the applicable cure period.

(d)            Since January 31, 2024, neither Washington nor any of its Subsidiaries has received any written notice of any pending or threatened condemnation or eminent domain proceeding affecting any Washington Leased Real Property.

Section 4.12           Contracts.

(a)            Except as set forth in Section 4.12(a) of the Washington Disclosure Schedules, as of the date hereof none of Washington or any of its Subsidiaries is a party to or bound by any of the following (other than (x) sales or purchase orders or statements of work entered into or used in the ordinary course of business, which need not be disclosed on Section 4.12(a) of the Washington Disclosure Schedules but nonetheless constitute Washington Material Contracts, or (y) intercompany agreements solely among or between Washington and its Subsidiaries) (the “Washington Material Contracts”):

(i)             any Contracts resulting in revenue in excess of $20,000,000 for the fiscal year ended December 31, 2024, with customers of the Washington Business;

(ii)            the ten (10) largest Contracts (measured by dollar value based on the fiscal year ended December 31, 2024) for the supply of services, products or materials for use in the Washington Business and any material Contract with (A) a Washington Material Merchant Customer, (B) a Washington Material Referral Partner, (C) a Sponsor Bank or (D) a Washington Material Vendor;

(iii)           any Contract relating to the acquisition or disposition of any business, division, business unit, capital stock or other equity interests of any Person (whether by merger, sale of stock, sale of assets or otherwise) (A) for an aggregate purchase price or an aggregate payment in excess of $50,000,000 or (B) pursuant to which Washington or any of its Subsidiaries or the Washington Business has material continuing earn-out, indemnification, holdback, deferred payment or similar obligations following the date of this Agreement;

(iv)           any Contract concerning a joint venture, strategic alliance or similar agreement with a third party that is material to the Washington Business;

(v)            any Contract relating to indebtedness for borrowed money, bonds, debentures, notes or similar instruments of indebtedness or lease obligations that are required to be classified as a capitalized lease in accordance with GAAP in excess of $25,000,000 with respect to which Washington (or Subsidiary thereof) or the Washington Business is an obligor, other than any such indebtedness to be repaid or extinguished pursuant to this Agreement or the Florida Transaction Agreement at or prior to the Closing;

(vi)           any Contract requiring future capital commitment or capital expenditure obligations of the Washington Business or Washington (or its Subsidiaries) that would reasonably be expected to exceed $25,000,000 in the aggregate or $10,000,000 on an annual basis;

(vii)          any (A) licenses with respect to Intellectual Property that are material to the Washington Business and are granted (1) to any third party with respect to any Washington Intellectual Property or (2) to Washington or any of its Subsidiaries with respect to Intellectual Property that is material to the operation of the Washington Business, or (B) any Contract (1) governing the development or ownership of any material Washington Intellectual Property or (2) related to Intellectual Property that materially restricts Washington’s or any of its Subsidiaries’(or will, following the Closing, Georgia’s) use or exploitation of any Washington Intellectual Property (including consent-to-use, coexistence, concurrent use agreements any other Contract entered into in connection with the resolution of any claim or dispute); provided, that, for clarity, the foregoing clauses (A) and (B) shall exclude any non-exclusive licenses granted with respect to off-the-shelf third-party software or information technology services that are generally commercially available on standard unmodified terms and are not incorporated into any relevant products or services of the Washington Business, non-disclosure agreements, employee and third-party developer invention assignment agreements granted on standard terms, and non-exclusive customer or end-user license agreements, in each case, that are entered into in the ordinary course of business;

(viii)         any Contract that by its express terms contains any of the following provisions applicable to the Washington Business or Washington (or Subsidiaries thereof): (A) a covenant that materially restricts or materially limits the ability of the Washington Business to engage or compete in any line of business or with any Person or in any geographic area, (B) a provision requiring the purchase of all or substantially all of the Washington Business’s requirements of a particular product that is material to the Washington Business from a supplier, (C) a provision granting a right of first refusal, right of first negotiation, right of first offer or similar right with respect to any material assets, rights or properties of the Washington Business, or (D) a provision containing a “most-favored nation” or other similar term providing preferential pricing or treatment to a third party with respect to any matters material to the Washington Business;

(ix)            any Contract that provides for material indemnification obligations of the Washington Business or Washington (or any of its Subsidiaries), except for any such Contract entered into in the ordinary course of business;

(x)             all warranties, guarantees, indemnities or other similar undertakings with respect to a contractual or other performance extended by Washington (or its Subsidiaries) or the Washington Business, in each case, (A) that was not entered into in the ordinary course of business or (B) that would reasonably be expected to result in a Liability to the Washington Business of more than $25,000,000;

(xi)            any Contract that provides material rebates to Washington Material Merchant Customers, to the extent not reflected as a Liability on the Washington Financial Information;

(xii)           any Contract pursuant to which the Washington Business or Washington (or any of its Subsidiaries) is required to make any loan, advance or capital contribution to any Person, or investment in any other Person, in each case, that (A) was not entered into in the ordinary course of business and (B) requires future funding by the Washington Business or Washington (or any of its Subsidiaries) in excess of $25,000,000;

(xiii)          any Contract that relates to any settlement of any legal proceeding (A) under which Washington (or any Subsidiary thereof) or the Washington Business has any material conduct or non-monetary obligations or continuing liabilities in excess of $10,000,000 after the date hereof or (B) with any Governmental Entity; and

(xiv)         any legally binding commitment to enter into any of the foregoing.

(b)            (i) Except as would not reasonably be expected, individually or in the aggregate, to be material to Washington and its Subsidiaries, taken as a whole, each Washington Material Contract is valid and binding on Washington (or Subsidiary thereof) that is a party thereto and, to the Knowledge of Washington, each other party thereto, and is in full force and effect, except as enforcement may be limited by the Enforceability Exceptions, (ii) neither Washington (nor any Subsidiary thereof) or, to the Knowledge of Washington, any other party thereto, is (with or without notice or lapse of time) in breach of, or default under, any such Washington Material Contract except for such breaches or defaults as would not reasonably be expected, individually or in the aggregate, to be material to Washington and its Subsidiaries, taken as a whole and (iii) neither Washington nor any Subsidiary thereof has received notice of any material breach of, or default or violation under, any Washington Material Contract. A true, correct and complete copy of each Washington Material Contract has been made available by Washington.

(c)            (i) Since January 31, 2024, none of the Washington Businesses have received any written or, to the Knowledge of Washington, oral notice from or on behalf of any Washington Material Merchant Customer, Washington Material Referral Partner, Sponsor Bank or Washington Network that is material to Washington and its Subsidiaries, taken as a whole, or Washington Material Vendor indicating that such Person intends to terminate or not renew, any Washington Material Contract, or to materially reduce its volume of business with the Washington Business (in each case, whether as a result of the consummation of the transactions contemplated hereby or otherwise) and (ii) none of Washington or its Subsidiaries is actively engaged in any material dispute with any such Person.

Section 4.13           Compliance with Applicable Laws; Permits.

(a)            Washington and its Subsidiaries are currently (and have been at all times since January 31, 2024) in compliance with all Laws applicable to them and their respective assets and properties in any jurisdiction relating to the lawful ownership and conduct of the Washington Business, other than any failures to be in compliance that would not be, or reasonably be expected to be, individually or in the aggregate, material to the Washington and its Subsidiaries, taken as a whole. Since January 31, 2024, neither Washington nor its Subsidiaries has received any written notice from a Governmental Entity alleging that it or any properties are not in compliance with any Law applicable to the Washington Business, except where the failure to so comply would not reasonably be expected to be material to the Washington and its Subsidiaries, taken as a whole.

(b)            Except as would not be material to Washington and its Subsidiaries, taken as a whole, since January 31, 2024, none of Washington or any of its Subsidiaries, or, to the Knowledge of Washington, any of their respective officers, directors, employees, or, to the Knowledge of Washington, their representatives or agents (i) has offered or given (or promised or authorized the offering or giving of) anything of value or any payment to a Government Official or any other Person while knowing or having reason to know that all or a portion of such money or item of value may be offered, given or promised, directly or indirectly, to any Government Official for the purpose of influencing any action or decision of such Person, including a decision to fail to perform such Person’s official function, or to influence any act or decision of such Governmental Entity, in each case to assist Washington or its Subsidiaries in obtaining or retaining business, or directing business to any Person in violation of any applicable Anti-Corruption Laws, or (ii) has made or accepted any gift, bribe, payoff or kickback to from any person or have taken any action, directly or indirectly, in violation of the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”), as amended, or the U.K. Bribery Act 2010 and the Dutch implementation of the Anti-money laundering Directive (EU) 2018/843, in the Dutch AML Act (Wet ter voorkoming van witwassen en financiering van terrorisme) as amended from time to time (collectively with the FCPA and the U.K. Bribery Act 2010, “Anti-Corruption Laws”). Since January 31, 2024, Washington and its Subsidiaries have instituted and maintained policies and procedures as may be required by applicable Anti-Corruption Laws.

(c)            Washington or its Subsidiaries hold all Permits (such Permits held by Washington and/or its Subsidiaries, the “Washington Permits”), including all Gaming Licenses and Financial Services Licenses, necessary for the lawful ownership and conduct of the Washington Business as presently conducted or contemplated to be conducted as of the Closing Date, other than such Permits (including Financial Services Licenses), the absence of which would not reasonably be expected to, individually or in the aggregate, be material to Washington and its Subsidiaries, taken as a whole. Washington and its Subsidiaries are, and have been at all times since January 31, 2024, in compliance with the terms of the Washington and applicable Laws required to be complied with as a result of such Washington Permits, except, in each case, where the failure to be in compliance therewith would not have or reasonably be expected to, individually or in the aggregate, be material to Washington and its Subsidiaries, taken as a whole. The Washington Permits are valid and in full force and effect. Washington (or Subsidiaries thereof) and the Washington Business are not in material default or violation, and no event has occurred or condition exists that with notice of lapse of time or both would constitute a material default or violation, under the Washington Permits, except as would not reasonably be expected to be, individually or in the aggregate, material to the Washington Business, taken as a whole. Except as would not reasonably be expected to, individually or in the aggregate, be material to Washington and its Subsidiaries, taken as a whole, since January 31, 2024, (i) none of Washington or its Subsidiaries have received any written or, to the Knowledge of Washington, oral notification or communication from any Governmental Entity, Washington Network, or self-regulatory organization threatening to revoke, suspend or non-renew any Washington Permit, or to deny any Pending Permit, or otherwise of a default, breach of violation of any Washington Permit, and (ii) all applications required to have been filed for the renewal of any Washington Permit have been duly filed on a timely basis with the appropriate Governmental Entity, Washington Network, or self-regulatory organization, and all other filings required to have been made with respect to Washington Permits have been duly made on a timely basis with the appropriate Governmental Entity, Washington Networks or self-regulatory organizations including the payment of any fees and assessments required by or related to such Washington Permits.

(d)            Except as would not have or reasonably be expected to, individually or in the aggregate, be material to Washington and its Subsidiaries, taken as a whole, neither Washington nor its Subsidiaries, since January 31, 2024, have received any written notification, direction, orders or other communication of any material Proceeding regarding a violation and/or failure to comply with applicable Laws or any collection, processing, possession, handling, clearance, settlement or remittance of funds (“Washington Processing Matters”) with respect to the Washington Business or Washington or any of its Subsidiaries from any (i) Governmental Entity, (ii) self-regulatory organization, (iii) the National Automated Clearinghouse Association or (iv) any applicable payment network, exchange or association utilized in the Washington Business or by Washington and its Subsidiaries (including VISA, MasterCard, Discover and AMEX (clauses (iii) and (iv), collectively, the “Washington Networks”)).

(e)            Except as would not have or reasonably be expected to, individually or in the aggregate, be material to Washington and its Subsidiaries, taken as a whole, Washington and its Subsidiaries since January 31, 2024, have complied with and are not in default or violation under (i) any applicable bylaws, operating rules, regulations, guidelines, manuals, instructions, directives, and all other requirements of the applicable Washington Networks (the “Washington Network Rules”), in each case, which are either binding on the Washington Business or Washington (and its Subsidiaries) or with which the Washington Business or Washington (and its Subsidiaries) complies pursuant to contractual requirements, and (ii) any applicable Payment Card Industry Data Security Standards issued by the Payment Card Industry Security Standards Council, as may be revised from time to time, in each case of the foregoing clauses (i) and (ii), with respect to Washington Processing Matters.

(f)             Except as would not have or reasonably be expected to, individually or in the aggregate, be material to Washington and its Subsidiaries, taken as a whole, (i) none of Washington or its Subsidiaries, or any of their respective directors, officers, or employees, agents or other third party representatives, are, as of the date of this Agreement, or have, since January 31, 2024, been (A) a Sanctioned Person; (B) engaging in any dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country, in each case in violation of applicable Sanctions; or (C) otherwise in violation of any Sanctions, Ex-Im Laws, or U.S. anti-boycott Laws (collectively, “Trade Controls”); and (ii) since January 31, 2024, none of Washington or its Subsidiaries has (1) received from any Governmental Entity any written notice or inquiry; (2) made any voluntary or involuntary disclosure to any Governmental Entity; or (3) conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing in each case of clauses (1), (2) and (3), related to Anti-Money Laundering Laws, Trade Controls or Anti-Corruption Laws.

Section 4.14           Agreements with Regulatory Agencies. Except as would not, individually or in the aggregate, reasonably be expected to be material to Washington and its Subsidiaries, taken as a whole, none of Washington nor any of its Subsidiaries (a) is subject to any cease-and-desist or other similar order or enforcement action issued by, or is a party to any consent agreement or memorandum of understanding or other similar written agreement with, any Governmental Entity, or (b) has been since January 31, 2024, ordered to pay any civil money penalty by any Governmental Entity.

Section 4.15           Environmental Matters.

(a)            Except as would not have or reasonably be expected to, individually or in the aggregate, be material to Washington and its Subsidiaries, taken as a whole, (i) Washington and its Subsidiaries are, and since January 31, 2024 have been in compliance in all material respects with all Environmental Laws, (ii) Washington and its Subsidiaries have obtained and are, and since January 31, 2024, have been, in compliance with all Permits required by Environmental Laws for the operation of the Washington Business, (iii) there are no Proceedings pending, or to the Knowledge of Washington, threatened, against Washington or its Subsidiaries, alleging a violation of Environmental Laws or Permits required by Environmental Laws or any environmental Liabilities. (iv) there is no Contamination at any Washington Owned Real Property or Washington Leased Real Property, or as the result of any act or omission by Washington or any of its Subsidiaries, at any other location, and (v) neither Washington nor any of its Subsidiaries has assumed by contract or by operation of Law any material environmental Liability of any other Person.

Section 4.16           Taxes.

(a)            Except as would not reasonably be expected to be, individually or in the aggregate, material to Washington and its Subsidiaries, taken as a whole:

(i)             all Tax Returns required to be filed by Washington (or any of its Subsidiaries) have been timely filed (taking into account extensions) with the appropriate Taxing Authorities and all such Tax Returns are true, correct and complete;

(ii)            all Taxes required to be paid by Washington (or any of its Subsidiaries) (whether or not shown as due and payable on such Tax Returns) have been timely paid;

(iii)           as of the date of this Agreement, there is no pending or threatened in writing Tax Proceeding with respect to any Taxes required to be paid by Washington (or any of its Subsidiaries), and neither Washington (nor any of its Subsidiaries) has received written notice from any Taxing Authority that any such Tax Proceeding is contemplated;

(iv)           there is no Tax assessment or deficiency due and owing or proposed adjustment with respect to Washington or its Subsidiaries, in each case, that has not been fully paid or otherwise reserved or resolved;

(v)            each of Washington and its Subsidiaries has complied with all applicable Laws relating to the withholding of Taxes;

(vi)           neither Washington nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4;

(vii)          there are no Liens for Taxes upon any assets of Washington or any of its Subsidiaries other than Permitted Liens;

(viii)         within the past three (3) years, neither Washington nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code or in a distribution which could otherwise constitute part of a “plan” or a “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement;

(ix)            neither Washington nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Post-Closing Tax Period as a result of any (A) change in or improper use of a method of accounting for a Pre-Closing Tax Period, (B) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign law) executed on or prior to the Closing Date, (C) installment sale or other transaction entered into on or prior to the Closing Date or (D) prepaid amount received or deferred revenue accrued on or prior to the Closing Date;

(x)             neither Washington nor any of its Subsidiaries has made an election pursuant to Section 965(h) of the Code or will be required to pay any Taxes with respect to any such election;

(xi)           there are no requests for rulings or determinations in respect of any Tax pending with respect to Washington or any of its Subsidiaries, on the one hand, and any Taxing Authority, on the other hand;

(xii)           neither Washington nor any of its Subsidiaries (A) has been a “United States real property holding corporation” (within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code), (B) has been a “personal holding company” as defined in Section 542 of the Code (or any similar provision of state, local or foreign law) or (C) has been a shareholder of a “passive foreign investment company” within the meaning of Section 1297 of the Code;

(xiii)          neither Washington nor any of its Subsidiaries is subject to Tax in a country other than the country of its incorporation or formation (or the country of which its jurisdiction of incorporation or formation is a political subdivision) by virtue of (A) being treated as resident or (B) having a permanent establishment;

(xiv)         no non-U.S. Subsidiary of Washington (A) is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code; or (B) was created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to United States Treasury Regulations Section 301.7701-5(a);

(xv)           except for any waiver or extension obtained automatically in the ordinary course of business, neither Washington nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver, in each case, which waiver or extension is currently in effect;

(xvi)         the U.S. federal income tax classification of Washington and each of its Subsidiaries is listed on Section 4.16 of the Washington Disclosure Schedules;

(xvii)        the prices and terms for the provision of any material property or services by or to Washington or any of its Subsidiaries are arm’s length for purposes of the relevant transfer pricing laws, and all related documentation thereto required by such laws has been timely prepared or obtained and, if necessary, retained;

(xviii)       neither Washington nor any of its Subsidiaries is, or at any time has been, subject to (A) the dual consolidated loss provisions of Section 1503(d) of the Code or (B) the overall foreign loss provisions of Section 904(f) of the Code;

(xix)          neither Washington nor any of its Subsidiaries has any liability for the Taxes of any Person other than Washington and its Subsidiaries (A) under a tax sharing, tax indemnity or similar agreement with such other Person prior to the Closing (other than (x) any commercial or purchase agreement the principal purpose of which does not relate to Taxes and (y) any agreement solely among Washington and any of its Subsidiaries) or (B) under Treasury Regulations Section 1.1502-6 or any analogous provision of state or local or foreign Law; and

(xx)            Washington and each of its Subsidiaries is registered for the purposes of VAT where it is required to be so registered and has complied with all applicable Laws in relation to VAT.

(b)            Notwithstanding anything elsewhere in this Agreement to the contrary, it is agreed and understood that no representation or warranty is made by Washington in this Agreement in respect of Tax matters, other than the representations and warranties set forth in this Section 4.16 and, to the extent specifically related to Taxes, in Section 4.17.

Section 4.17           Benefit Plans.

(a)            Section 4.17(a) of the Washington Disclosure Schedules sets forth, as of the date of this Agreement, a list of each U.S. Washington Benefit Plan. With respect to each U.S. Washington Benefit Plan, Washington has made available to Georgia, to the extent applicable, true and complete copies of (i) the written document evidencing each plan (including, for the avoidance of doubt, representative forms of all employment contracts and offer letters) or, with respect to any such plan that is not in writing, a written description of the material terms thereof, and all amendments or material supplements to any such plan, (ii) the last annual report or tax return, filed with a Governmental Entity, and the most recently received tax qualification letter, (iii) any related trust agreements, insurance contracts or documents of any other funding arrangements, and (iv) the applicable portions of the most recently prepared actuarial report or financial statement relating to a U.S. Washington Benefit Plan.

(b)            As soon as reasonably practicable after the date of this Agreement and in no event later than sixty (60) days after the date hereof, Washington shall (i) provide to Georgia a list of material International Washington Benefit Plans and (ii) make available to Georgia the materials described in Section 4.17(a) to the extent applicable with respect to each material International Washington Benefit Plan.

(c)            Except as set forth on Section 4.17(c) of the Washington Disclosure Schedules, no U.S. Washington Benefit Plan is an “employee pension benefit plan” as defined in Section 3(2) of ERISA and no International Washington Benefit Plan is a plan or arrangement providing defined benefit pension, jubilee or termination indemnity benefits to any current or former employee of Washington or its Affiliates (or any spouse or beneficiary thereof). Except as would not, individually or in the aggregate, be material to Washington and its Subsidiaries, taken as a whole, no condition exists that would cause Washington (or Subsidiary thereof) to incur any Liability under Title IV of ERISA or under Section 412 or Section 430 of the Code. Except as would not, individually or in the aggregate, be material to Washington and its Subsidiaries, taken as a whole, with respect to any U.S. Washington Benefit Plan that is subject to Title IV of ERISA, (i) there does not exist any failure to meet the “minimum funding standard” of Section 412 of the Code or 302 of ERISA (whether or not waived), (ii) such plan is not in “at-risk” status for purposes of Section 430 of the Code, (iii) no reportable event within the meaning of Section 4043(c) of ERISA has occurred in the two (2) years prior to the date hereof, (iv) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full, and (v) the PBGC has not instituted proceedings to terminate any such plan.

(d)            Except as would not, individually or in the aggregate, be material to Washington and its Subsidiaries, taken as a whole, (i) each Washington Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter as to its qualification or is covered by a prototype plan opinion letter upon which it is entitled to rely and nothing has occurred that could reasonably be expected to adversely affect the qualification of such Washington Benefit Plan, and (ii) each International Washington Benefit Plan that is required to be registered has been registered (and where applicable accepted for registration) and has been maintained in all material respects in good standing with applicable Governmental Entities.

(e)            Except as would not, individually or in the aggregate, be material to Washington and its Subsidiaries, taken as a whole, (i) each Washington Benefit Plan has been established, funded, maintained and operated in compliance with its terms and applicable Law; and (ii) with respect to each Washington Benefit Plan: (A) no Proceeding, litigation or asserted claims exist with respect to any such plan, other than claims for benefits in the normal course of business; (B) all contributions, premiums and expenses required to be made by Law or by the terms of a Washington Benefit Plan have been timely made; and (C) no non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code has occurred.

(f)             Except as would not, individually or in the aggregate, be material to Washington and its Subsidiaries, taken as a whole, in the six (6) years prior to the date of this Agreement, neither Washington nor any ERISA Affiliate thereof has withdrawn from a Multiemployer Plan in a “complete withdrawal” or a “partial withdrawal” as defined in Sections 4203 and 4205 of ERISA, respectively, so as to result in a Liability that has not been fully paid.

(g)            Neither Washington nor any Subsidiary thereof has any obligation to provide post-employment, post-service or retiree health benefits or life insurance coverages, except (A) with respect to current or former U.S. employees, for health continuation coverage required by Section 4980B of the Code or similar applicable Law (and for which the covered Person pays the full cost of coverage), and (B) with respect to current or former employees outside the United States, as required by applicable Law.

(h)            Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (whether alone or in conjunction with a subsequent event) are reasonably expected to (i) result in any payment (whether in cash, property or the vesting of property) or benefit becoming due to any current or former employee or other individual service provider of Washington or its Subsidiaries, (ii) increase the amount of any compensation or benefits payable or provided to any such individual under a Washington Benefit Plan, (iii) result in the funding of any payments or benefits or acceleration of the time of payment or vesting of any compensation or benefits of any such individual under a Washington Benefit Plan or (iv) result in any payments or benefits that, individually or in combination with any other payment or benefit, could constitute an “excess parachute payment” within the meaning of Section 280G of the Code or result in the imposition of an excise Tax under Section 4999 of the Code. Section 4.17(h)(iv) shall not apply to any Georgia Arrangements to the extent such Georgia Arrangements have not been provided by Georgia to Washington by the time required by Section 9.5, so that, for the avoidance of doubt, compliance with Section 4.17(h)(iv) shall be determined as if such Georgia Arrangements, to the extent not provided by Georgia in accordance with Section 9.5, had not been entered into or agreed upon.

(i)             No current or former employee of Washington or its Affiliates is entitled to a gross-up of any Taxes imposed by Section 409A or Section 4999 of the Code from Washington or any of its Subsidiaries.

(j)             Except as would not, individually or in the aggregate, be material to Washington and its Subsidiaries, taken as a whole, each International Washington Benefit Plan that is required to be funded is funded to the extent required by applicable Law, and to the extent not funded, adequate reserves therefor have been established on the accounting statements of Washington (or Subsidiary thereof) to the extent required by applicable accounting standards.

(k)            Except as would not, individually or in the aggregate, be material to Washington and its Subsidiaries, taken as a whole, with respect to employees of Washington or its Subsidiaries providing services in the United Kingdom, none of Washington or any of its Subsidiaries, is or has at any time been an “employer” or is, or has since January 31, 2024 been, an “associate of” or “connected with” an “employer” (as those terms in quotation marks are used in the Pensions Act 2004) of a UK defined benefit pension plan.

(l)             Except as would not, individually or in the aggregate, be material to Washington and its Subsidiaries, taken as a whole, to the knowledge of Washington, since January 31, 2024, no employee of Washington or its Subsidiaries providing services in the United Kingdom has previously transferred to Washington or any of its Subsidiaries pursuant to the Transfer of Undertakings (Protection of Employment) Regulations 2006 (as amended or replaced from time to time) who at any time prior to such transfer was a member of a UK defined benefit pension plan, in circumstances where Washington or any of its Subsidiaries has (or would reasonably be expected to have) inherited any obligation (whether contingent or otherwise) to fund, or otherwise meet the cost of, any enhanced early retirement or redundancy pension benefits, which are derived from such former employer’s pension plan.

Section 4.18           Labor Matters.

(a)            Section 4.18(a) of the Washington Disclosure Schedules sets forth a list of each Washington Collective Bargaining Agreement to which Washington (or a Subsidiary thereof) is a party or by which Washington (or a Subsidiary thereof) is bound. Except for the Washington Collective Bargaining Agreements set forth on Section 4.18(a) of the Washington Disclosure Schedules, no employee of Washington or its Subsidiaries is subject to or covered by any other Washington Collective Bargaining Agreement with respect to his or her services to Washington or its Subsidiaries. Washington has provided to Georgia a true and complete copy of each such Washington Collective Bargaining Agreement.

(b)            Except as would not be or reasonably be expected to be, individually or in the aggregate, material to Washington and its Subsidiaries, taken as a whole, (i) there is no organizational effort currently being made or threatened by, or on behalf of, any labor union to organize any employees of Washington or its Subsidiaries, (ii) no demand for recognition of any employees of Washington or its Subsidiaries has been made by, or on behalf of, any labor union and (iii) since January 31, 2024, there have been no strikes, lockouts, material grievances or other material labor disputes with respect to any employees of Washington or its Subsidiaries, and to the Knowledge of Washington, none are threatened.

(c)            Except as would not be or reasonably be expected to be, individually or in the aggregate, material to Washington and its Subsidiaries, taken as a whole, to the Knowledge of Washington, Washington and its Subsidiaries have been since January 31, 2024 and are in compliance with (i) all applicable Laws regarding labor, employment, and employment practices, and (ii) all material obligations under any employment agreement, consulting agreement, severance agreement, Washington Collective Bargaining Agreement or any other employment-related agreement.

(d)            Except as would not be or reasonably be expected to be, individually or in the aggregate, material to Washington and its Subsidiaries, taken as a whole, there are no Proceedings pending or, to the Knowledge of Washington, threatened against Washington (or any of its Subsidiaries) alleging breach of any express or implied employment contract, violation of any Law governing labor, employment, or terms and conditions of employment, or any other wrongful, unlawful or tortious conduct on the part of Washington or its Subsidiaries in connection with an employment or service relationship.

(e)            To the Knowledge of Washington, since January 31, 2024, (i) no allegations of sexual harassment, sexual assault, or sexual misconduct have been made against any current officer, director, or executive of Washington or any of its Subsidiaries, and (ii) Washington and its Subsidiaries have promptly, thoroughly, and impartially investigated all allegations of sexual harassment or discriminatory harassment of which Washington is or was aware and have taken all reasonable and necessary corrective actions with respect to such allegations that are reasonably calculated to prevent further discrimination and harassment with respect to each allegation with potential merit.

Section 4.19           Intercompany Arrangements. Except for any Contracts that are neither material in amount in relation to the Washington Business nor necessary for Washington and its Subsidiaries to conduct the Washington Business upon the Closing in all material respects as it is conducted as of the date of this Agreement, and other than the Transaction Documents and the Contracts contemplated thereby and transactions in the ordinary course with portfolio companies of Chicago and its Affiliates, Section 4.19 of the Washington Disclosure Schedules lists all Contracts in effect as of the date of this Agreement that are between or among Washington and/or any Subsidiary of Washington, on the one hand, and Chicago, Florida and their Affiliates (excluding Washington and/or any Subsidiary of Washington) and, to the Knowledge of Washington, any present or former employee, officer, manager or director of Chicago, Florida or any of their Affiliates (excluding Washington and/or any Subsidiary of Washington) in their capacities as such (other than employment, equity, retention, indemnification or similar Contracts), on the other hand, other than the organizational documents of Washington.

Section 4.20           Brokers. Other than as set forth on Section 4.20 of the Washington Disclosure Schedules (each of whose fees and expenses will be included in Washington Closing Funded Debt), no broker, investment banker, or financial advisor is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Washington Sale Process, including transactions contemplated by this Agreement based upon arrangements made by or on behalf of Chicago or its Affiliates.

Section 4.21           Insurance. Except as would not reasonably be expected, individually or in the aggregate, to be material to Washington and its Subsidiaries, taken as a whole, (a) all of the insurance policies held by Washington and its Subsidiaries (the “Washington Insurance Policies”) are in full force and effect as of the date hereof; (b) as of the date hereof, all premiums due thereon have been paid in full and Washington (and Subsidiaries thereof) are in compliance in all material respects with the terms of such policies; (c) there are no claims arising out of the conduct of the Washington Business pending under the Washington Insurance Policies as to which coverage has been questioned, denied or disputed (other than a customary reservation of rights notice); and (d) neither Washington nor any of its Subsidiaries has received any written notice of cancellation that any Washington Insurance Policy is no longer in full force or effect, and, to the Knowledge of Washington, no event has occurred that would reasonably be expected to result in the cancellation of coverage under any Washington Insurance Policy.

Section 4.22           Privacy; Data Security. Except as would not reasonably be expected, individually or in the aggregate, to be material to Washington and its Subsidiaries, taken as a whole:

(a)            the data, privacy and information security practices of Washington (and Subsidiaries thereof) are, and since January 31, 2024, have been, in compliance with all (i) applicable Laws, (ii) contractual obligations or industry standards to which Washington or any of its Subsidiaries are bound including with respect to Affiliates and/or third parties with respect to the processing of Personally Identifiable Information on behalf of, and/or sharing Personally Identifiable Information with the Washington Business (collectively, “Washington Data Partners”) and the Payment Card Industry Data Security Standard, and (iii) Washington’s (and its Subsidiaries’) publicly facing privacy and information security policies concerning the collection, use, storage, processing, transfer, disclosure, or protection of Personally Identifiable Information (clauses (i) through (iii), collectively, the “Washington Data Security Requirements”);

(b)            Washington (and its Subsidiaries), and to the Knowledge of Washington, Washington Data Partners, have implemented and maintain reasonable and appropriate organizational, physical, administrative and technical safeguards and measures, including a written information security program that are designed to (i) comply with applicable Washington Data Security Requirements and (ii) protect the Information Technology owned by Washington or its Subsidiaries, together with any Personally Identifiable Information held or processed by Washington or its Subsidiaries, against a Security Incident. Washington (and Subsidiaries thereof) regularly test their written information security program by conducting security audits, penetration tests, and/or vulnerability scans, and, to the Knowledge of Washington, no entity has identified any medium, high, or critical vulnerability that has not been fully remediated; and

(c)            since January 31, 2024, Washington and its Subsidiaries, and to the Knowledge of Washington, Washington Data Partners have not experienced any Security Incidents. In relation to any Security Incident and/or actual, alleged, or potential violation of a Washington Data Security Requirement, Washington and its Subsidiaries have not (i) notified or been required to notify any Person, or (ii) received any notice, inquiry, request, claim, complaint, correspondence or other communication from, or been the subject of any investigation or enforcement action by, any Person and, to the Knowledge of Washington, there are no facts or circumstances that could give rise to the occurrence of the foregoing clauses (i) or (ii).

Section 4.23           No Other Representations or Warranties.

(a)            Except for the representations and warranties contained in this Article IV of this Agreement, in any certificate delivered pursuant to this Agreement or in any other Transaction Document (including in Article IV of the Florida Transaction Agreement), neither Washington nor any of its Affiliates, Representatives or any other Person (other than the Sellers with respect to the representations and warranties made by the Sellers in Article V and the Blockers with respect to the representations and warranties made by the Blockers in Article VI) makes any express or implied representation or warranty with respect to Washington or any of its Subsidiaries or Affiliates, the Washington Business or with respect to any other information provided, or made available, to Georgia or any of its Affiliates or Representatives in connection with the transactions contemplated by this Agreement. Except for the representations and warranties contained in this Article IV of this Agreement, in any certificate delivered pursuant to this Agreement or in any other Transaction Document (including in Article IV of the Florida Transaction Agreement), neither Washington nor any of its Affiliates, Representatives or any other Person (other than the Sellers with respect to the representations and warranties made by the Sellers in Article V and the Blockers with respect to the representations and warranties made by the Blockers in Article VI) has made any express or implied representation or warranty with respect to the prospects of the Washington Business or its profitability for Georgia, or with respect to any forecasts, projections or business plans or other information delivered to Georgia or any of its Affiliates or Representatives in connection with Georgia’s review of Washington, the Washington Business and the negotiation and execution of this Agreement, including as to the accuracy or completeness thereof or the reasonableness of any assumptions underlying any such forecasts, projections or business plans or other information. Except as expressly set forth in this Agreement or the Florida Transaction Agreement, neither Washington nor any of its Affiliates, Representatives or any other Person will have, or be subject to, any Liability or other obligation to Georgia or any of its Affiliates or Representatives or any other Person resulting from Georgia’s use of, or the use by any of its Affiliates or Representatives of, any information, including information, documents, projections, forecasts, business plans or other materials made available to Georgia, its Affiliates or Representatives in any virtual data room, confidential information memorandum, management presentations, offering materials, site tours or visits, diligence calls or meetings or any documents prepared by, or on behalf of, Washington or any of its Affiliates or Representatives, or made available to Georgia or its Affiliates or Representatives in connection with the transactions contemplated by this Agreement. Washington and its Affiliates (other than the Sellers with respect to the representations and warranties made by the Sellers in Article V and the Blockers with respect to the representations and warranties made by the Blockers in Article VI) disclaims any and all representations and warranties, whether express or implied, except for the representations and warranties contained in this Article IV of this Agreement, in any certificate delivered pursuant to this Agreement or in any other Transaction Document (including in Article IV of the Florida Transaction Agreement).

Article V
REPRESENTATIONS AND WARRANTIES Regarding SELLERS

Except as disclosed in, or qualified by any matter set forth in the Seller Disclosure Schedules, each Seller (severally as to itself and not jointly or jointly and severally) hereby represents and warrants to Georgia as follows:

Section 5.1             Organization and Standing. Such Seller is a duly organized entity, validly existing and in good standing under the Laws of its jurisdiction of organization. Such Seller is duly licensed or qualified to do business and in good standing in each jurisdiction where the conduct of its business makes such license or qualification or good standing necessary, except where the failure to be so licensed, qualified or in good standing would not have or reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

Section 5.2             Authority; Enforceability.

(a)            Such Seller has all requisite corporate, limited liability company, limited partnership or other entity power and authority to execute and deliver this Agreement and each other Transaction Document to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by such Seller of this Agreement and each other Transaction Document to which it is or will be a party, the performance by such Seller of each of its obligations hereunder and thereunder, and the consummation by such Seller of the transactions contemplated hereby and thereby (including the Washington Pre-Closing Reorganization and the Washington Post-Closing Reorganization), have been, or, with respect to such other Transaction Documents to be entered into as of the Closing, will be as of the Closing, duly and validly authorized by all requisite corporate, limited liability company, limited partnership or other entity action.

(b)            This Agreement has been duly executed and delivered by such Seller and, assuming this Agreement has been duly executed and delivered by the other Parties (other than any Acquired Entity), constitutes a valid and binding obligation of such Seller, and each other Transaction Document (to which such Seller is or will be a party) has been, or will be as of the Closing, duly executed and delivered by such Seller and, assuming such Transaction Document has been duly executed and delivered by each other party thereto, constitutes or will constitute a valid and binding obligation of such Seller, in each case enforceable against such Seller in accordance with its terms, except as enforcement may be limited by the Enforceability Exceptions.

Section 5.3             No Conflicts; Consents. The execution, delivery and performance by such Seller of this Agreement and the other Transaction Documents to which such Seller is or will be a party and the consummation of the transactions contemplated hereby and thereby by such Seller (including the Washington Pre-Closing Reorganization and the Washington Post-Closing Reorganization) do not and will not (a) violate any provision of the organizational documents of such Seller, (b) subject to obtaining the consents set forth in Section 5.3 of the Seller Disclosure Schedules, require a consent or approval under, conflict with, constitute a default under, or result in the breach or termination, cancellation or acceleration (with or without the giving of notice or the lapse of time or both) of any right or obligation of such Seller under, or result in a loss of any benefit to which such Seller is entitled under any material Contract or material Permit, (c) assuming compliance with the matters set forth in Section 5.4, violate or result in a breach of or constitute a default under any Law or other restriction of any Governmental Entity to which such Seller is subject, or (d) result in the creation of any Lien (other than Permitted Liens) upon any material assets of such Seller; except, with respect to clauses (b), (c) and (d), as would not have or reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

Section 5.4             Governmental Authorization. The execution, delivery and performance by such Seller of this Agreement and the other Transaction Documents to which such Seller is or will be a party and the consummation of the transactions contemplated hereby and thereby by such Seller (including the Washington Pre-Closing Reorganization and the Washington Post-Closing Reorganization) do not and will not require any Approval of, or Filing with, any Governmental Entity, except for (a) compliance with (i) the applicable requirements of the HSR Act, and (ii) any applicable foreign or state securities or blue sky Laws, (b) compliance with the Regulatory Laws and the Approvals and Filings set forth in Section 5.4 of the Seller Disclosure Schedules and (c) Approvals and Filings which if not obtained or made would not have or reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

Section 5.5             Ownership. As of the date hereof, such Seller is the sole record and beneficial owner of the equity interests of the applicable Acquired Entity identified as being owned by such Seller in Section 5.5(a) of the Seller Disclosure Schedules and immediately prior to the Blocker Merger Effective Time (in the case of the Blocker Mergers) and Washington Merger Effective Time (in the case of the Washington Merger) (in each case, after giving effect to the Washington Pre-Closing Reorganization), such Seller shall be the beneficial owner of the equity interests of the applicable Acquired Entity identified as being owned by such Seller in Section 5.5(b) of the Seller Disclosure Schedules. Such Seller has good and valid title to the equity interests of the applicable Acquired Entity owned by such Seller as of the date hereof, and such Seller will have good and valid title to the equity interests of the applicable Acquired Entity owned by such Seller as of immediately prior to the Blocker Merger Effective Time (in the case of the Blocker Mergers) and Washington Merger Effective Time (in the case of the Washington Merger), in each case, free and clear of all Liens, except for restrictions on transfer under applicable securities Laws and liens created by any of the Transaction Documents, the organizational documents of Washington, or any of the transactions contemplated by this Agreement. The equity interests of the Acquired Entity owned by such Seller as of the date hereof are not, and the equity interests of the Acquired Entity owned by such Seller as of immediately prior to the Blocker Merger Effective Time (in the case of the Blockers) and Washington Merger Effective Time (in the case of Washington) will not be, subject to any Contract restricting or otherwise relating to the voting, transfer or other disposition of such equity interests, other than restrictions on transfer imposed by applicable securities Laws, the organizational documents of such Acquired Entity or this Agreement. Subject to restrictions on transfer imposed by applicable securities Laws or the organizational documents of the applicable Acquired Entity, such Seller has complete and unrestricted power and the unqualified right to sell, convey, assign, transfer and deliver the equity interests of the Acquired Entity owned by such Seller to Georgia in the Merger involving such Acquired Entity. Except for the organizational documents of the applicable Acquired Entity, there are no voting trusts, stockholder agreements, proxies or other agreements in effect pursuant to which such Seller has a contractual obligation with respect to the voting or transfer of the equity interests of the Acquired Entity owned by such Seller. Other than the equity interests of the Acquired Entity owned by such Seller as of the date hereof, such Seller does not own any other capital stock or other equity interests of any Acquired Entity, Washington or its Subsidiaries. Such Seller does not own any assets, properties or rights that are used in, held for use in or necessary for the operation of the Washington Business.

Section 5.6             Brokers. No broker, investment banker, or financial advisor is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission payable by Washington or any of its Subsidiaries in connection with the transactions contemplated by this Agreement based upon agreements entered into by or on behalf of such Seller or its Affiliates (other than Washington and its Subsidiaries).

Section 5.7             Proceedings. There are no Proceedings pending or, to the Knowledge of such Seller, threatened in writing against such Seller, other than Proceedings which if determined in a manner adverse to such Seller would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect. Such Seller is not subject to any outstanding Judgment of any Governmental Entity which would have, individually or in the aggregate, a Seller Material Adverse Effect.

Section 5.8             Compliance with Laws. Such Seller is in compliance with all Laws applicable to its business, as currently conducted, except to the extent that the failure to comply therewith would not have, individually or in the aggregate, a Seller Material Adverse Effect. Such Seller possesses all Permits necessary for the conduct of its business, as currently conducted, except where the failure to possess any such Permit would not have, individually or in the aggregate, a Seller Material Adverse Effect.

Section 5.9             Securities Act. Such Seller is acquiring its portion of the Washington Stock Consideration in the applicable Merger solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act. Such Seller acknowledges that the shares constituting the Washington Stock Consideration are not registered under the Securities Act, any applicable state securities Laws or any applicable foreign securities Laws, and that such shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act and applicable state and foreign securities Laws or pursuant to an applicable exemption therefrom. Such Seller has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in its portion of the Washington Stock Consideration and is capable of bearing the economic risks of such investment.

Section 5.10           Acknowledgement of No Other Representations or Warranties.

(a)            Except for the representations and warranties contained in this Article V, in any certificate delivered pursuant to this Agreement or any other Transaction Document, neither such Seller nor any of its Affiliates, Representatives or any other Person (other than Washington with respect to the representations and warranties made by Washington in Article IV and the Blockers with respect to the representations and warranties made by the Blockers in Article VI) makes any express or implied representation or warranty with respect to such Seller or any of its Affiliates or with respect to any other information provided, or made available, to Georgia or any of its Affiliates or Representatives in connection with the transactions contemplated by this Agreement. Such Seller and its Affiliates (other than Washington with respect to the representations and warranties made by Washington in Article IV and the Blockers with respect to the representations and warranties made by the Blockers in Article VI) disclaim any and all representations and warranties with respect to such Seller and its Affiliates, whether express or implied, except for the representations and warranties contained in this Article V, in any certificate delivered pursuant to this Agreement or any Transaction Document.

(b)            Such Seller acknowledges and agrees that, except for the representations and warranties contained in Article III, in any certificate delivered pursuant to this Agreement or any other Transaction Document, neither Georgia nor any of its Affiliates, Representatives or any other Person makes any express or implied representation or warranty with respect to Georgia or any of its Affiliates or with respect to any other information provided, or made available, to such Seller or any of its Affiliates or Representatives in connection with the transactions contemplated hereby. Except as expressly set forth in this Agreement, such Seller acknowledges and agrees that neither Georgia nor any of its Affiliates, Representatives or any other Person will have, or be subject to, any Liability or other obligation to such Seller, its Affiliates or Representatives or any other Person resulting from such Seller’s use of, or the use by any of its Affiliates or Representatives of, any information, including information, documents, projections, forecasts, business plans or other materials made available to such Seller, its Affiliates or Representatives in any virtual data room, confidential information memorandum, management presentations, offering materials, site tours or visits, diligence calls or meetings or any documents prepared by, or on behalf of, Georgia or any of its Affiliates or Representatives. Such Seller acknowledges and agrees that it is not relying on any representation or warranty of Georgia or any of its Affiliates or Representatives or any other Person, other than those representations and warranties specifically set forth in Article III, in any certificate delivered pursuant to this Agreement or any other Transaction Document. Such Seller acknowledges and agrees that each of Georgia and its Affiliates disclaims any and all representations and warranties, whether express or implied, except for the representations and warranties contained in Article III, in any certificate delivered pursuant to this Agreement or any other Transaction Document.

(c)            Such Seller acknowledges that it has conducted to its satisfaction an independent investigation of the financial condition, results of operations and projected operations of Georgia and the nature and condition of its properties, assets, liabilities and businesses and, in making the determination to proceed with the transactions contemplated hereby, has relied solely on the results of its own independent investigation and the representations and warranties set forth in Article III, in any certificate delivered pursuant to this Agreement or any other Transaction Document.

(d)            Except for the representations and warranties contained in Article III, in any certificate delivered pursuant to this Agreement or any other Transaction Document, such Seller acknowledges that neither Georgia nor any of its Affiliates has made any warranty, express or implied, as to the prospects of Georgia or the profitability of the Washington Stock Consideration for such Seller, or with respect to any forecasts, projections or business plans or other information delivered to such Seller or any of its Affiliates or Representatives in connection with such Seller’s review of Georgia and the negotiation and execution of this Agreement, including as to the accuracy or completeness thereof or the reasonableness of any assumptions underlying any such forecasts, projections or business plans or other information.

Article VI
REPRESENTATIONS AND WARRANTIES REGARDING Blockers

Except as disclosed in, or qualified by any matter set forth in, the Blocker Disclosure Schedules, each Blocker (severally as to itself and not jointly or jointly and severally) hereby represents and warrants to Georgia as follows:

Section 6.1             Organization; Standing; Qualification. Such Blocker is a limited liability company, corporation or other legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Such Blocker is duly licensed or qualified to do business and, where applicable, in good standing in each jurisdiction where the conduct of its business makes such license or qualification or good standing necessary, except where the failure to be so licensed, qualified or in good standing would not have or reasonably be expected to have, individually or in the aggregate, a Blocker Material Adverse Effect. Such Blocker is not in violation of any provision of its organizational documents in any material respect.

Section 6.2             Blocker; Capital Structure.

(a)            Section 6.2(a)(x) of the Blocker Disclosure Schedules sets forth a list, as of the date hereof, of all of the issued and outstanding equity interests of such Blocker and the holder of each such equity interest. Section 6.2(a)(y) of the Blocker Disclosure Schedules sets forth a list, immediately prior to the Merger involving such Blocker (after giving effect to the Washington Pre-Closing Reorganization), of all of the issued and outstanding equity interests of such Blocker and the holder of each such equity interest. All of the issued and outstanding equity interests of such Blocker are duly authorized, validly issued and fully paid and have not been issued in violation of such Blocker’s organizational documents (including any preemptive or similar rights) or any applicable Law. Other than as set forth in Section 6.2(a)(x) or Section 6.2(a)(y) of the Blocker Disclosure Schedules, there are, and will as of the Closing be, no outstanding (i) shares of capital stock or other voting securities of, or other equity or ownership interests in, such Blocker, (ii) securities of such Blocker convertible into or exchangeable for shares of capital stock or other voting securities of, or other equity or ownership interests in, such Blocker, (iii) warrants, options, agreements, subscriptions, puts, calls, convertible, exercisable or exchangeable securities or other commitments pursuant to which such Blocker is or may become obligated to issue, sell, purchase, return, redeem or otherwise give any Person the right to acquire any equity, equity-based or voting interests of such Blocker or (iv) equity appreciation, phantom equity, profit participation or similar rights with respect to (or measured by reference to) such Blocker or any of its equity or equity-based interests. As of immediately prior to the Closing (after giving effect to the Washington Pre-Closing Reorganization), the Blocker Equityholders of such Blocker, as applicable, shall have good and valid title to the Blocker Equity Interests of such Blocker free and clear of all Liens, except for restrictions on transfer under applicable securities Laws and liens created by any of the Transaction Documents, any of the organizational documents of such Blocker or any of the transactions contemplated by this Agreement.

(b)            Immediately prior to the Closing (after giving effect to the Washington Pre-Closing Reorganization), such Blocker will not hold, directly or indirectly, any outstanding securities or capital stock or other equity-related interests in any Person, other than the share capital or other equity interests in Washington identified as being owned by such Blocker in Section 6.2(b)(i) of the Chicago Disclosure Schedules, and such Blocker will not hold, directly or indirectly, equity interests in Washington representing a greater percentage ownership of Washington than the ownership indicated in Section 6.2(b)(i) of the Chicago Disclosure Schedules. As of the date hereof, such Blocker holds, directly or indirectly, the equity interests of Washington identified as being owned by such Blocker in Section 6.2(b)(ii) of the Chicago Disclosure Schedules.

Section 6.3             Authority; Enforceability.

(a)            Such Blocker has all requisite corporate, limited liability company or other entity, as applicable, power and authority to execute and deliver this Agreement and each other Transaction Document to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by such Blocker of this Agreement and each other Transaction Document to which it is or will be a party, the performance prior to the Closing by such Blocker of its obligations hereunder and thereunder, and the consummation by such Blocker of the transactions contemplated hereby and thereby (including the Washington Pre-Closing Reorganization), have been, or, with respect to such other Transaction Documents to be entered into as of the Closing, will be as of the Closing, duly and validly authorized by all requisite corporate, limited liability company or other entity, as applicable, action, subject only, with respect to the applicable Blocker Merger, to receipt of the applicable Blocker Equityholder Consent. Other than the applicable Blocker Equityholder Consent with respect to the applicable Blocker Merger, no other equityholder action of such Blocker, approval or vote is or shall be required to approve and adopt this Agreement or to consummate any of the transactions contemplated hereby, including the applicable Blocker Merger. Prior to the execution of this Agreement, the board of directors of such Blocker, by resolution has (i) approved and authorized the execution and delivery of this Agreement, (ii) approved the consummation of the transactions contemplated hereby, including the applicable Blocker Merger, (iii) determined that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby are advisable, (iv) recommended that the applicable Blocker Equityholders approve and adopt this Agreement and the transactions contemplated hereby, including the applicable Blocker Merger, and (v) directed that this Agreement and the applicable Blocker Merger be submitted to the applicable Blocker Equityholders for their approval and adoption in accordance with the DGCL.

(b)            Such Blocker has all requisite corporate, limited liability company or similar applicable power and authority to carry on its business as currently conducted and to own, lease and operate its properties and assets, except where the failure to have such power and authority would not have, individually or in the aggregate, a Blocker Material Adverse Effect.

(c)            This Agreement has been duly executed and delivered by such Blocker and, assuming this Agreement has been duly executed and delivered by the other Parties, constitutes a valid and binding obligation of such Blocker, and each other Transaction Document (to which such Blocker is a party) has been, or will be as of the Closing, duly executed and delivered by such Blocker and, assuming such Transaction Document has been duly executed and delivered by each other party thereto, constitutes or will constitute a valid and binding obligation of such Blocker, in each case enforceable against such Blocker in accordance with its terms, except as enforcement may be limited by the Enforceability Exceptions.

Section 6.4             No Conflicts; Consents. The execution, delivery and performance by such Blocker of this Agreement and the other Transaction Documents to which such Blocker is or will be a party, as applicable, and the consummation of the transactions contemplated hereby and thereby by such Blocker (including the Washington Pre-Closing Reorganization and the applicable Blocker Merger) do not and will not (a) violate any provision of the organizational documents of any of such Blocker (subject, with respect to the applicable Blocker Merger, to the receipt of the applicable Blocker Equityholder Consent), (b) constitute a default under, or result in the breach or termination of (with or without the giving of notice or the lapse of time or both) of any Contract to which either such Blocker is bound, (c) assuming compliance with the matters set forth in Section 6.5, violate or result in a breach of or constitute a default under any Law or other restriction of any Governmental Entity to which such Blocker is subject, or (d) result in the creation of any Lien (other than Permitted Liens) upon the assets of such Blocker; except, with respect to clauses (b), (c) and (d), as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Blocker Material Adverse Effect.

Section 6.5             Governmental Authorization. The execution, delivery and performance by such Blocker of this Agreement and the other Transaction Documents to which such Blocker is or will be a party, as applicable, and the consummation of the transactions contemplated hereby and thereby by such Blocker (including the Washington Pre-Closing Reorganization and the applicable Blocker Merger) do not and will not require any Approval of, or Filing with, any Governmental Entity, except for (a) compliance with (i) the applicable requirements of the HSR Act, (ii) the applicable requirements of the Securities Act and the U.S. Securities Exchange Act of 1934, as amended, (iii) the rules and regulations of the New York Stock Exchange and (iv) with any applicable foreign or state securities or blue sky Laws, (b) compliance with the Regulatory Laws and the Approvals and Filings set forth in Section 4.5 of the Washington Disclosure Schedules and (c) Approvals and Filings which if not obtained or made would not reasonably be expected, individually or in the aggregate, to be material to such Blockers.

Section 6.6             Taxes. Except as would not reasonably be expected to be, individually or in the aggregate, material to such Blocker:

(a)            all Tax Returns required to be filed by such Blocker have been timely filed (taking into account extensions) with the appropriate Taxing Authorities and all such Tax Returns are true, correct and complete;

(b)            all Taxes required to be paid by such Blocker (whether or not shown as due and payable on such Tax Returns) have been timely paid;

(c)            as of the date of this Agreement, there is no pending or threatened in writing Tax Proceeding with respect to any Taxes required to be paid by such Blocker, and such Blocker has not received written notice from any Taxing Authority that any such Tax Proceeding is contemplated;

(d)            there is no Tax assessment or deficiency due and owing or proposed adjustment with respect to such Blocker, in each case, that has not been fully paid or otherwise reserved or resolved;

(e)            such Blocker has complied with all applicable Laws relating to the withholding of Taxes;

(f)             such Blocker has not participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4;

(g)            there are no Liens for Taxes upon any assets of such Blocker other than Permitted Liens;

(h)            such Blocker has not been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code or in a distribution which could otherwise constitute part of a “plan” or a “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement;

(i)             such Blocker will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Post-Closing Tax Period as a result of any (i) change in or improper use of a method of accounting for a Pre-Closing Tax Period or (ii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign law) executed on or prior to the Closing Date, (iii) installment sale or other transaction entered into on or prior to the Closing Date, or (iv) prepaid amount received or deferred revenue accrued on or prior to the Closing Date;

(j)             such Blocker has not made an election pursuant to Section 965(h) of the Code and will not be required to pay any Taxes with respect to any such election;

(k)            there are no requests for rulings or determinations in respect of any Tax pending with respect to any Blocker, on the one hand, and any Taxing Authority, on the other hand;

(l)             such Blocker (i) has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, (ii) has not been a “personal holding company” as defined in Section 542 of the Code (or any similar provision of state, local or foreign law), and (iii) has not been a shareholder of a “passive foreign investment company” within the meaning of Section 1297 of the Code;

(m)           such Blocker is not subject to Tax in a country other than the country of its incorporation or formation (or the country of which its jurisdiction of incorporation or formation is a political subdivision) by virtue of (i) being treated as resident or (ii) having a permanent establishment;

(n)            except for any waiver or extension obtained automatically in the ordinary course of business, such Blocker has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver, in each case, which waiver or extension is currently in effect;

(o)            such Blocker is and has since its formation been treated as a corporation for U.S. federal income tax purposes; and

(p)            such Blocker does not have any liability for the Taxes of any Person (i) under a tax sharing, tax indemnity or similar agreement with such other Person prior to the Closing (other than any commercial or purchase agreement the principal purpose of which does not relate to Taxes) or (ii) under Treasury Regulations Section 1.1502-6 or any analogous provision of state or local or foreign Law.

Section 6.7             Holding Company. Such Blocker has no material operations and no material assets, and does not engage in, and has never engaged in, any business activities, other than (a) its direct or indirect ownership of certain equity interests of Washington and (b) activities in connection with this Agreement and the transactions contemplated hereby (including the Washington Pre-Closing Reorganization and the applicable Blocker Merger), in each case, including any activities related or incidental thereto. Such Blocker does not have, nor has ever had, employees. Such Blocker does not own or lease, and has never owned or leased, any real property or personal property. Such Blocker has no liabilities or obligations, other than (i) for any obligation to maintain its corporate existence and Taxes attributable to the ownership of any equity interests in a Subsidiary of such Blocker (including Washington), (ii) for obligations under the organizational documents of such Blocker and the applicable Washington Benefit Plans, (iii) for any loan from its applicable Blocker Equityholders in connection with the initial capitalization of such Blocker, if applicable (the amount of which, as of the date hereof, is set forth in Section 6.7 of the Blocker Disclosure Schedules), (iv) as required by this Agreement and each other Transaction Document to which such Blocker is a party and (v) liabilities or obligations that are de-minimis to such Blocker.

Section 6.8             Proceedings. There are no Proceedings pending or, to the knowledge of such Blocker, threatened in writing, and since January 31, 2024, there have been no Proceedings, against such Blocker or any properties or rights of such Blocker, other than Proceedings which if determined in a manner adverse to such Blocker, would not reasonably be expected to have, individually or in the aggregate, a Blocker Material Adverse Effect. Such Blocker is not subject to any outstanding Judgment of any Governmental Entity.

Section 6.9             No Other Representations or Warranties. Except for the representations and warranties contained in this Article VI, in any certificate delivered pursuant to this Agreement or any other Transaction Document, neither such Blocker nor any of its Affiliates, Representatives or any other Person (other than Washington with respect to the representations and warranties made by Washington in Article IV and Sellers with respect to the representations and warranties made by the Sellers in Article V) makes any express or implied representation or warranty with respect to such Blocker or any of its Affiliates, or with respect to any other information provided, or made available, to Georgia or any of its Affiliates or Representatives in connection with the transactions contemplated by this Agreement. Except for the representations and warranties contained in this Article VI, in any certificate delivered pursuant to this Agreement or any other Transaction Document, neither such Blocker nor any of its Affiliates, Representatives or any other Person (other than Washington with respect to the representations and warranties made by Washington in Article IV and Sellers with respect to the representations and warranties made by the Sellers in Article V) has made any express or implied representation or warranty with respect to the prospects of the business of such Blocker or its profitability for Georgia, or with respect to any forecasts, projections or business plans or other information delivered to Georgia or any of its Affiliates or Representatives in connection with Georgia’s review of the business of such Blocker and the negotiation and execution of this Agreement, including as to the accuracy or completeness thereof or the reasonableness of any assumptions underlying any such forecasts, projections or business plans or other information. Except for the representations and warranties contained in this Article VI, in any certificate delivered pursuant to this Agreement or any other Transaction Document, neither such Blocker nor any of its Affiliates, Representatives or any other Person (other than Washington with respect to the representations and warranties made by Washington in Article IV and Sellers with respect to the representations and warranties made by the Sellers in Article V) will have, or be subject to, any Liability or other obligation to Georgia or any of its Affiliates or Representatives or any other Person resulting from Georgia’s use of, or the use by any of its Affiliates or Representatives of, any information, including information, documents, projections, forecasts, business plans or other materials made available to Georgia, its Affiliates or Representatives in any virtual data room, confidential information memorandum, management presentations, offering materials, site tours or visits, diligence calls or meetings or any documents prepared by, or on behalf of, such Blocker or any of its Affiliates or Representatives, or made available to Georgia or its Affiliates or Representatives in connection with the transactions contemplated by this Agreement. Such Blocker and its Affiliates (other than Washington with respect to the representations and warranties made by Washington in Article IV and Sellers with respect to the representations and warranties made by the Sellers in Article V) disclaim any and all representations and warranties, whether express or implied, except for the representations and warranties contained in this Article VI.

Article VII
COVENANTS WITH RESPECT TO WASHINGTON

Section 7.1             Covenants Relating to Conduct of Washington.

(a)            Except as set forth in Section 7.1 of the Washington Disclosure Schedules or as required by applicable Law, or as otherwise expressly required or permitted by the terms of this Agreement (including Section 7.14), from the date of this Agreement to the Washington Merger Effective Time, and except with the prior written consent of Georgia (such consent not to be unreasonably withheld, conditioned or delayed), Washington shall, and shall cause each of its Subsidiaries to, conduct the Washington Business in all material respects in the ordinary course and use commercially reasonable efforts to preserve intact and maintain its current business organization and operations and relationships with customers and suppliers of, or others having material business dealings with, the Washington Business; provided that no action by Washington or its Subsidiaries that is specifically addressed by Section 7.1(b) shall be deemed a breach of this Section 7.1(a) unless such action would constitute a breach of Section 7.1(b).

(b)            Except as set forth in Section 7.1 of the Washington Disclosure Schedules or as required by applicable Law, or as otherwise expressly required or permitted by the terms of this Agreement (including Section 7.14), from the date of this Agreement to the Washington Merger Effective Time, Washington shall not, and shall cause each of its Subsidiaries not to, do any of the following without the prior written consent of Georgia (such consent not to be unreasonably withheld, conditioned or delayed):

(i)             except (x) as may be required by a Washington Benefit Plan as in effect on the date hereof or as may be established or amended not in contravention of this Agreement or (y) for any grant, payment, award or arrangement for which Florida, Chicago or any of their respective Affiliates (other than Washington or any of its Subsidiaries) shall retain all Liabilities, (A) grant or increase any compensation or benefit to any Key Washington Employee, other than increases to base salary (and corresponding increases in incentive opportunities or other compensation or benefits calculated by reference to base salary) adopted in the ordinary course of business consistent with past practice, (B) accelerate the vesting, funding or payment of any compensation or benefits to any Key Washington Employee, (C) adopt, establish, enter into, terminate, modify or materially amend any Washington Benefit Plan, other than in the ordinary course of business consistent with past practice, (D) hire, engage or promote (in each case other than to fill a vacancy) or terminate (other than for cause) the employment or engagement of any Key Washington Employee, or (E) other than as required by applicable Law, enter into, modify, extend or terminate any Washington Collective Bargaining Agreement or recognize or certify any labor union, works council, or other labor organization or group of employees as the bargaining representative for any employees of Washington or its Subsidiaries;

(ii)            authorize or effect any amendment to, or change, or waiver under the organizational documents of Washington (or any Subsidiary thereof), in any manner adverse to Georgia;

(iii)           (A) issue, sell, pledge, transfer, redeem or repurchase, or authorize or propose to issue, sell, pledge, transfer, redeem, repurchase or authorize, or reclassify, any equity interests of Washington (or any of its Subsidiaries) or securities convertible into, or exchangeable or exercisable for, or options with respect to, or warrants to purchase, or rights to subscribe for, equity interests of Washington (or any of its Subsidiaries) or (B) declare, set aside or pay any dividend or distribution with respect to any equity interests thereof, other than tax distributions made by Washington in accordance with Section 4.2 of the Washington LLC Agreement;

(iv)           permit Washington (or any Subsidiary thereof) to incur, create or assume (and in the case of the following clauses (A) and (B), excluding Settlement Indebtedness and Settlement Liens) (A) any indebtedness for borrowed money in excess of $50,000,000 in the aggregate, other than in the ordinary course of business (whether pursuant to the Washington Credit Agreement or otherwise) (provided that such indebtedness for borrowed money constitutes Washington Closing Funded Debt if outstanding immediately prior to the Closing) or that will be settled at or prior to the Closing or (B) any Lien, other than Permitted Liens, with respect to any material asset of the Washington Business other than (1) in the ordinary course of business or (2) those that will be discharged or released at or prior to the Closing;

(v)            (A) acquire any material assets, Person or business (whether by merger, consolidation or acquisition of stock or assets or otherwise), (B) enter into any joint venture with any Person or (C) make any loans, investments or advances to or in any Person (other than routine advances of business expenses to employees and extensions of credit to customers in the ordinary course of business and loans, investments or advances solely between or among Washington or any of its Subsidiaries);

(vi)           dispose of, lease, license, transfer or, abandon any material assets of the Washington Business (including material Washington Intellectual Property), in each case, other than disposals, leases, non-exclusive licenses, transfers or abandonment in the ordinary course of business;

(vii)          (A) amend, cancel, extend, renew or waive any material right under, or voluntarily terminate (other than upon expiration or automatic extension or renewal in accordance with its terms), any Washington Permit or any Washington Material Contract, except in each such case, for immaterial amendments or modifications in the ordinary course of business consistent with past practice, or (B) enter into any Contract that, if in effect on the date hereof, would be a Washington Material Contract outside the ordinary course of business consistent with past practice;

(viii)         make any material change in any method of financial accounting or financial accounting practice or working capital or cash management (including with respect to settlement liabilities, settlement receivables, settlement deposits, accounts receivable and accounts payable, but excluding the utilization of cash to repay outstanding indebtedness for borrowed money) practice or policy, other than such changes as are required by GAAP or applicable Law;

(ix)            other than as set forth in the capital expenditure budget made available to Georgia, make any capital expenditures or commitments for capital expenditures that have post-Closing obligations in excess of $5,000,000 individually, or $50,000,000 in the aggregate;

(x)             settle, initiate or compromise any Proceeding, audit or investigation (other than any Proceeding, audit or investigation in respect of Taxes or Tax matters) if such settlement or compromise (A) requires payment to any other Person or involves a claim by Washington (or any Subsidiary thereof) of amounts in excess of $5,000,000, (B) imposes ongoing restrictions on the operations of Washington (or any Subsidiary thereof) (other than customary confidentiality obligations), (C) is brought by a Governmental Entity or (D) involves criminal penalties;

(xi)            terminate or fail to renew the coverage of any material Washington Insurance Policy;

(xii)           (A) make (other than consistent with past practice), revoke or change any material Tax election, (B) change any annual accounting period, (C) adopt, elect (other than consistent with past practice) or change any material method of accounting, (D) surrender any right to claim a material Tax refund, offset or other reduction in Tax liability, (E) enter into any closing or similar agreement with any Taxing Authority in respect of any material Tax, (F) settle or abandon any material Tax claim, audit, or assessment or material Proceeding in respect of Taxes or Tax matters for an amount materially in excess of amounts reserved therefor, (G) amend any material Tax Return, or (H) consent to any extension or waiver of the limitations period applicable to any material Tax audit, claim, Proceeding or assessment, other than any such extension that is automatic or automatically granted (it being agreed and understood that none of clauses (i) through (xi) nor clause (xiii) through (xvii) of this Section 7.1(b) shall apply with respect to Tax compliance matters (other than clause (xvii) insofar as it relates to this clause (xii)));

(xiii)          make any material change to (A) the operation or security of, or any administrative, technical or physical safeguards related to, any Information Technology or privacy or data security or (B) any policies or procedures with respect to Personally Identifiable Information or confidential or other sensitive information (including customer data) or Washington Data Security Requirements, except (x) as required by applicable Law, any Governmental Entity or any Contract in effect as of the date hereof, (y) as would not be material and adverse to the Washington Business, taken as a whole, or (z) as may be necessary or reasonable to contain or remediate a breach, cybersecurity incident, cybersecurity vulnerability, or other Security Incident, or any other occurrence that requires the Washington Business to remediate its cybersecurity program;

(xiv)         enter into any material new line of business or agree to or adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization under applicable Law;

(xv)          enter into, amend or modify any Contracts between Florida, Chicago or any of their respective Affiliates (other than Washington and its Subsidiaries), on the one hand, and Washington and its Subsidiaries, on the other hand;

(xvi)         (A) amend, cancel, extend or renew any material term of, or waive any material right under, or voluntarily terminate (other than upon expiration or automatic extension or renewal in accordance with its terms), any lease governing a Washington Leased Real Property, except in each such case, for immaterial amendments or modifications in the ordinary course of business consistent with past practice, or (B) grant any party the right to use or occupy any Washington Owned Real Property, except in the ordinary course of business consistent with past practice;

(xvi)         transfer any asset, property or right of Washington or its Subsidiaries to Florida, Chicago or any of their respective Affiliates (other than to Washington or its Subsidiaries) or assume any liabilities of Florida, Chicago or any of their respective Affiliates (other than of Washington or one of its Subsidiaries); or

(xvii)        authorize any of, or commit or agree to take, whether in writing or otherwise, or do any of, the foregoing actions.

(c)            From the date of this Agreement to the Washington Merger Effective Time, no Blocker will: (i) have any operations or assets or liabilities or engage in any business activities, other than (A) such Blocker’s direct or indirect ownership of certain equity interests of Washington and (B) activities in connection with this Agreement and the transactions contemplated hereby (including the Washington Pre-Closing Reorganization), in each case, including any activities related or incidental thereto (such as the repayment of outstanding indebtedness for borrowed money of such Blocker), (ii) without the prior written consent of Georgia (such consent not to be unreasonably withheld, conditioned or delayed) (A) make (other than consistent with past practice), revoke or change any material Tax election, (B) change any annual accounting period, (C) adopt, elect (other than consistent with past practice) or change any material method of accounting, (D) surrender any right to claim a material Tax refund, offset or other reduction in Tax liability, (E) enter into any closing or similar agreement with any Taxing Authority in respect of any material Tax, (F) settle or abandon any material Tax claim, audit, or assessment or material Proceeding in respect of Taxes or Tax matters for an amount materially in excess of amounts reserved therefor, (G) amend any material Tax Return, or (H) consent to any extension or waiver of the limitations period applicable to any material Tax audit, claim, Proceeding or assessment, other than any such extension that is automatic or automatically granted.

(d)            Notwithstanding anything to the contrary in this Agreement, Washington may discontinue separation activities contemplated by the transactions and agreements associated with the Prior Purchase Agreement and one-time expenditures to exit transition service arrangements in existence with Florida or to eliminate run rate expenses related to existing transition service arrangements with Florida, not to exceed $125 million in the aggregate, in each case, without Georgia’s approval (it being understood and agreed that Georgia’s prior approval shall be required if such amount exceeds $125 million in the aggregate), provided that if Georgia identifies activities, agreements and expenditures, not to exceed $25 million in costs in the aggregate, that if discontinued would have a material and detrimental effect on the Washington Business, Washington will negotiate in good faith with Georgia to determine whether such activities, agreements and expenditures should be continued. Prior to discontinuing any such activities, Washington shall reasonably consult with Georgia and take into account Georgia’s views in good faith. Subject to the foregoing, Washington shall use commercially reasonable efforts to continue to commit to and make capital expenditures in the ordinary course of business and will not discontinue expenditures that are reasonably likely, individually or in the aggregate, to materially degrade the quality or reliability of Washington products or services.

(e)            Nothing contained in this Agreement shall be construed to give to Georgia, directly or indirectly, rights to control or direct the Washington Business’s operations prior to the Closing. Prior to the Closing, Washington (and its Subsidiaries) shall exercise, subject to the terms and conditions of this Agreement, complete control and supervision of the operations of the Washington Business.

Section 7.2             Confidentiality; Exclusivity.

(a)            Subject to Section 8.5(e), Georgia and the Merger Subs acknowledge that the information being provided to them in connection with the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference in their entirety and shall survive the Closing and the Mergers. Effective upon, and only upon, the occurrence of the Mergers, the Confidentiality Agreement shall terminate with respect to information relating solely to the Washington Business; provided, however, that Georgia acknowledges that its obligations of confidentiality and non-disclosure with respect to any and all other information provided to it by or on behalf of Chicago or any of its Affiliates or Representatives, concerning them, their businesses or any of its Affiliates (other than to the extent relating to the Washington Business or the Blockers) shall continue to remain subject to the terms and conditions of the Confidentiality Agreement, notwithstanding any termination of the Confidentiality Agreement that has occurred or would otherwise occur notwithstanding. The Parties expressly agree that, notwithstanding any provision of the Confidentiality Agreement to the contrary, including with respect to termination thereof, if, for any reason, the Mergers do not occur and this Agreement is terminated, and the remaining term of the Confidentiality Agreement is less than twenty-four (24) months, the Confidentiality Agreement (other than any employee non-solicitation restrictions, which shall continue for an additional period equal to the original non-solicitation period under the Confidentiality Agreement) shall continue in full force and effect for a period of twenty-four (24) months following termination of this Agreement and otherwise in accordance with its terms, and this Agreement shall constitute the requisite consent of the parties thereto to amend the Confidentiality Agreement accordingly.

(b)            Each Seller hereby agrees with Georgia that it shall not, and shall not permit its Affiliates or its Representatives to, for a period of thirty-six (36) months after the Closing Date (or with respect to any information constituting a trade secret, for so long as such information constitutes a trade secret), directly or indirectly, without the prior written consent of Georgia, disclose to any third party (other than such Seller’s Affiliates and its Representatives to the extent necessary to perform such Seller’s obligations or enforce its rights under this Agreement or any other Transaction Document) any confidential or proprietary information to the extent related to the Blockers, Washington, its Subsidiaries or the Washington Business (“Washington Confidential Information”); provided, however, that the term “Washington Confidential Information” will not include any information (i) that becomes available to such Seller or its Affiliates or its Representatives from and after the Washington Merger Effective Time, from a third party source that is not known by such Seller to be under any obligations of confidentiality in respect of such information, (ii) that is or becomes generally available to, or known by, the public (other than as a result of disclosure in violation hereof) or (iii) that is or was derived independently by such Seller, its Affiliates or any of its Representatives without use of or reference to Washington Confidential Information. In addition, such Seller shall not, and shall not permit its Affiliates or its Representatives to, without the prior written consent of Georgia, disclose any Washington Confidential Information that constitutes a trade secret under applicable Law until such time as such Washington Confidential Information no longer constitutes a trade secret under applicable law (other than as a result of disclosure by such Seller or its Affiliates or Representatives in violation of this Section 7.2(b)). The immediately preceding two sentences shall not prohibit any Seller, its Affiliates or any of their respective Representatives (A) from disclosing Washington Confidential Information in connection with complying with the terms of this Agreement or any of the Transaction Documents, or (B) from disclosing Washington Confidential Information that such Seller, any of its Affiliates or any of their respective Representatives are required by Law (by oral questions, interrogatories, requests for information, subpoena, civil investigative demand, or similar process) or requested by any Governmental Entity with jurisdiction over such Person to disclose (provided that such Seller will, to the extent not legally prohibited, provide Georgia with prompt written notice of such request so that Georgia may seek, at its sole expense, an appropriate protective order and/or waive compliance with this Section 7.2(b)). Furthermore, the provisions of this Section 7.2(b) will not prohibit any retention of copies of records or any disclosure in connection with the preparation and filing of financial statements or Tax Returns of any Seller or its Affiliates or any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement, or the other Transaction Documents or the transactions contemplated hereby and thereby. Notwithstanding the foregoing, Georgia acknowledges and agrees that (v) certain of Chicago’s Representatives (each, a “Dual Role Representative”) may serve as directors, officers or employees of Chicago’s Affiliates or portfolio companies of such Affiliates (collectively, the “Excluded Entities”), (w) any such Excluded Entity will not be deemed to have received Washington Confidential Information solely due to the dual role of any such Dual Role Representative, so long as such Dual Role Representative (i) does not provide or give access to Washington Confidential Information to such Excluded Entity or any other director or officer thereof (other than a Dual Role Representative), (ii) does not instruct, direct, induce or encourage such Excluded Entity or any other director, officer or employee thereof to take any action that would violate this Agreement if taken by Chicago or its Representatives (including, for avoidance of doubt, a Dual Role Representative), and (iii) does not use any Washington Confidential Information for the benefit of an Excluded Entity, (x) Chicago, its Affiliates and certain of their respective employees and agents pursue, acquire and manage, and serve on the boards of directors (or similar governing bodies) of, companies that may be competitors or potential competitors to Georgia or its Affiliates, and that Chicago and its Affiliates have gained and may gain general industry knowledge due to their ownership of equity interests in Georgia (including, for the avoidance of doubt, Washington prior to the Closing), which cannot be separated from their overall knowledge, (y) general industry knowledge may be disclosed, divulged, revealed, communicated, shared, transferred or provided to any Person by Chicago and its Affiliates in the ordinary course of business, and (z) this Agreement is not intended to restrict the ability of Chicago and/or its Affiliates to compete with Georgia and its Affiliates, but only to prohibit disclosure or use of Washington Confidential Information as restricted hereby.

(c)            From the date of this Agreement to the Washington Merger Effective Time, Washington and the Sellers will not, and will cause their respective Affiliates and use reasonable best efforts to cause their respective other Representatives not to, enter into any Contracts or other arrangements regarding a sale or other disposition (whether by merger, reorganization, recapitalization or otherwise) of any Blocker (other than as expressly contemplated by the Washington Pre-Closing Reorganization), Washington or its Subsidiaries or a material portion of the assets of the Washington Business with any other Person (other than the transactions contemplated by this Agreement) (a “Washington Acquisition Proposal”) or provide any confidential information to any third party (in each case other than to Georgia and its Representatives) contacting or making an inquiry of any Blocker, Washington or any Seller with respect to a potential Washington Acquisition Proposal, other than information which is traditionally provided in the regular course of the business operations of the Washington Business to third parties. Washington and each Seller will, and will cause their respective Affiliates to, and use reasonable best efforts to cause its and their respective Representatives to, (i) immediately cease and cause to be terminated any and all existing discussions and negotiations with third parties regarding Washington Acquisition Proposals and (ii) promptly notify Georgia if any Washington Acquisition Proposal, or any inquiry from any Person with respect thereto, is subsequently made and provide Georgia with the material terms thereof (excluding the identity of the Person making such Washington Acquisition Proposal or inquiry with respect thereto).

Section 7.3             Access to Information.

(a)            Washington and the Blockers shall afford to Georgia and its Affiliates and its and their Representatives reasonable access, upon reasonable notice during normal business hours, consistent with applicable Law and in accordance with reasonable procedures established by Washington, during the period prior to the Closing, and solely for purposes of integration planning or otherwise in furtherance of the transactions contemplated by this Agreement and the other Transaction Documents, to the properties, books, Contracts, records and personnel of Blockers, Washington and its Subsidiaries; provided, however, that neither the Blockers, Washington nor any of their Affiliates shall be required to violate any Law to which they or any of their Affiliates may be subject in discharging their obligations pursuant to this Section 7.3(a), and prior to the Closing Date, Georgia shall not conduct any Phase II Environmental Site Assessment or conduct any invasive testing or any sampling of soil, sediment, surface water, ground water or building material at, on, under or within any facility on the Washington Owned Real Property or the Washington Leased Real Property.

(b)            Georgia agrees that any investigation undertaken pursuant to the access granted under Section 7.3(a) shall be conducted in such a manner as not to unreasonably interfere with the operation of the business of the Blockers or the Washington Business and all requests for such access shall be made to the Representatives of Washington designated by Washington. Notwithstanding anything in this Agreement to the contrary, neither the Blockers, Washington nor any of their Affiliates shall be required to provide access to or disclose information (i) where, in their reasonable judgment, such access or disclosure would jeopardize attorney-client or other applicable privilege or protection, or contravene any Laws (it being agreed that, in the event that the restrictions set forth in clause (i) of this sentence apply, the Blockers and Washington shall cooperate in good faith to attempt to design and implement alternative disclosure arrangements to enable Georgia to evaluate any such information without jeopardizing the attorney-client privilege or contravening any Laws ) or (ii) to the extent such information concerns the Washington Sale Process.

(c)            Except with respect to Tax matters governed by Section 10.1, at and for a period of seven (7) years after the Closing, Georgia shall, and shall cause its Subsidiaries to, afford Chicago, its Affiliates and its Representatives, during normal business hours, upon reasonable notice and without unreasonable interference with the operation of its business, access to the properties, books, Contracts, records (in each case to the extent in the possession or control of Georgia or any of its Subsidiaries), solely to the extent related to the Washington Business as conducted prior to the Closing, and employees of the Washington Business and Washington (and Subsidiaries thereof) to the extent that such access may be reasonably required by Chicago in connection with preparing financial statements, regulatory or securities Law reporting obligations, and compliance with applicable Laws or for use in any Proceeding (other than a Proceeding between or among Georgia or any of its Affiliates, on the one hand, and Chicago or any of its Affiliates, on the other hand); provided, however, that nothing in this Agreement shall limit Chicago’s or any of its Affiliates’ rights of discovery under applicable Law. For the avoidance of doubt, in the case of any matters that are the subject of this Section 7.3(c) and Article X, the provisions of Article X (and not this Section 7.3(c)) shall control. Notwithstanding anything to the contrary in this Agreement, neither Georgia nor any of its Affiliates shall be required to provide access to or disclose information where, upon the advice of counsel, such access or disclosure would jeopardize attorney-client privilege or contravene any Laws (it being agreed that, in the event that the foregoing restrictions apply, Georgia shall, and shall cause its Subsidiaries to, cooperate in good faith to attempt to design and implement alternative disclosure arrangements to enable Chicago to evaluate any such information without jeopardizing the attorney-client privilege or contravening any Laws). Except with respect to Tax matters governed by Section 10.1, Georgia shall, and shall cause its Subsidiaries to, hold all the books and records relating to the Washington Business and existing on the Closing Date (to the extent held by Washington or any Subsidiary thereof as of the Closing Date) and not to destroy or dispose of any thereof for a period of seven (7) years from the Closing Date or such longer time as may be required by Law, and thereafter, if it desires to destroy or dispose of such books and records, to offer first in writing at least sixty (60) days prior to such destruction or disposition to surrender them to Chicago.

Section 7.4             Intercompany Accounts and Intercompany Arrangements. Immediately prior to the Closing, all intercompany balances and accounts (other than trade payables or receivables arising in the ordinary course of business, balances and accounts arising under the Transition Services Agreement (as defined in the Prior Purchase Agreement) or the Commercial Agreements (as defined in the Prior Purchase Agreement) set forth in Section 7.4 of the Washington Disclosure Schedules, transactions in the ordinary course with portfolio companies of Chicago and its Affiliates and other than intercompany balances and accounts set forth in Section 7.4 of the Washington Disclosure Schedules) between Florida or Chicago and any of their Affiliates (other than the Blockers or Washington (and Subsidiaries thereof)), on the one hand, and the Blockers or Washington (and Subsidiaries thereof), on the other hand, shall be settled or otherwise eliminated in such a manner as Washington shall reasonably determine, such that no party thereto shall have any further obligations or Liabilities therefor or thereunder. Immediately prior to the Closing, except for the Transition Services Agreement (as defined in the Prior Purchase Agreement), the Commercial Agreements (as defined in the Prior Purchase Agreement) set forth in Section 7.4 of the Washington Disclosure Schedules, transactions in the ordinary course with portfolio companies of Chicago and its Affiliates and any arrangements, understandings or Contracts set forth in Section 7.4 of the Washington Disclosure Schedules, all arrangements, understandings or Contracts, including all obligations to provide goods, services or other benefits, between Florida or Chicago and any of their Affiliates (other than the Blockers or Washington (and Subsidiaries thereof)) and to the Knowledge of Washington, any present or former officer, manager or director of Florida, Chicago or their Affiliates (other than the Blockers or Washington (and Subsidiaries thereof)) in their capacities as such (other than employment, equity, retention, indemnification or similar Contracts), on the one hand, and the Blockers or Washington (or Subsidiaries thereof), on the other hand, shall automatically be terminated without further payment or performance and cease to have any further force and effect, such that no party thereto shall have any further obligations or Liabilities therefor or thereunder. Chicago or Florida, as applicable, shall be responsible for, and shall pay with respect to a Pre-Closing Tax Period to the extent not included in the Washington Pre-Closing Tax Amount (as finally determined pursuant to the Florida Transaction Agreement), all Taxes relating to settling and elimination of its or its Affiliates’ intercompany balances and accounts with any Blocker or Washington or its Subsidiaries pursuant to this Section 7.4.

Section 7.5             Releases.

(a)            Except to the extent provided to the contrary in this Section 7.5(a), effective as of the Closing, each of Georgia, the Merger Subs, Washington and the Blockers, on behalf of itself and its Affiliates, hereby releases each Seller, each of the other Washington Equityholders, the Blocker Equityholders and each of their respective Affiliates (and their respective past, present or future equityholders, Affiliates, officers, directors, employees and other Representatives, acting in their capacities as such, but excluding, any post-Closing Affiliate of Georgia) (collectively, the “Seller Releasees”) from any Liability, obligation or responsibility to any of them for any and all past actions or failures to take action prior to the Closing directly or indirectly relating to or arising out of the Washington Business or the operations of the Blockers or Washington (or its Subsidiaries) prior to the Closing, or relating to or arising out of Florida’s, any Seller’s, any Washington Equityholder’s, any Blocker Equityholder’s or their respective Affiliates’ ownership of the Acquired Entities, the Washington Business or the operation of the Washington Business, as applicable, except for any Liability, obligation or responsibility pursuant to the provisions of this Agreement, the other Transaction Documents to which such Seller Releasee (other than Washington or any of its Subsidiaries) is a party, the Prior Purchase Agreement, the Commercial Agreements (set forth in Section 7.4 of the Washington Disclosure Schedules) to which such Seller Releasee (other than Washington or any of its Subsidiaries) is a party and any arrangements, understandings or Contracts set forth in Section 7.5(a) of the Washington Disclosure Schedules. Each of Georgia, the Merger Subs, Washington and the Blockers hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim relating to any Liability, obligation or responsibility that is released pursuant to this Section 7.5(a), or commencing, instituting or causing to be commenced or instituted, any Proceeding of any kind against any Seller Releasee based upon any such released claim.

(b)            Except to the extent provided to the contrary in this Section 7.5(b), effective as of the Closing, each Seller, on behalf of itself and its Affiliates, hereby releases Georgia, Blockers, Washington and their respective Affiliates (and their respective past, present or future equityholders, Affiliates, officers, directors, employees and other Representatives, acting in their capacities as such, but excluding, any post-Closing Affiliate of such Seller) from any Liability, obligation or responsibility to any of them for any and all past actions or failures to take action prior to the Closing directly or indirectly relating to or arising out of the Washington Business or the operations of the Blockers or Washington (or its Subsidiaries) prior to the Closing, or relating to or arising out of such Seller’s or its Affiliates’ ownership of the Acquired Entities, the Washington Business or the operation of the Washington Business, as applicable, except for any Liability, obligation or responsibility pursuant to the provisions of this Agreement, the prior Purchase Agreement, the other Transaction Documents to which any of Georgia, Washington or their respective Subsidiaries is a party, the Commercial Agreements (set forth in Section 7.4 of the Washington Disclosure Schedules) to which any of Georgia, Washington or their respective Subsidiaries is a party, and any arrangements, understandings or Contracts set forth in Section 7.5(b) of the Washington Disclosure Schedules. Each Seller hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim relating to any Liability, obligation or responsibility that is released pursuant to this Section 7.5(b), or commencing, instituting or causing to be commenced or instituted, any Proceeding of any kind against Georgia, Washington and their respective Affiliates (and their respective past, present or future equityholders, Affiliates, officers, directors, employees and other Representatives, acting in their capacities as such) based upon any such released claim.

Section 7.6          Non-Solicitation of Employees. For a period of thirty (30) months from the Closing Date, without the prior written consent of Georgia, as to any employee of Washington or its Subsidiaries with the title of Vice President or above who is employed by Georgia or its Subsidiaries (including Washington or its Subsidiaries) as of immediately following the Closing (a “Georgia Covered Person”), each Seller agrees that none of such Seller or any of its Subsidiaries (excluding any portfolio company of such Seller, provided that such portfolio company is not acting at the direction or instruction of such Seller) (collectively, the “Restricted Seller Entities”) will solicit for employment any Georgia Covered Person; provided that such Restricted Seller Entity shall not be precluded from soliciting, or taking any other action with respect to, any such individual (i) whose employment with Georgia or its Subsidiaries ceased prior to commencement of employment discussions between such Restricted Seller Entity and such individual, (ii) who responds to solicitation not specifically targeted at employees of Georgia or any of its Subsidiaries (including by a search firm or recruiting agency) or (iii) who initiates discussions regarding such employment without any solicitation by such Restricted Seller Entity in violation of this Agreement; and provided, further, that such Restricted Seller Entity shall not be restricted from engaging in solicitations or advertising not targeted at any such Persons described above.

Section 7.7          Washington Financial Statements.

(a)            During the period beginning on the date of this Agreement and ending on the earlier of the Closing and the termination of this Agreement pursuant to Article XII (the “Cooperation Period”), Washington shall reasonably cooperate with Georgia and its Representatives as is reasonably requested by Georgia with reasonable prior notice, at Georgia’s sole cost and expense, in connection with the preparation by Georgia of any statements, forms, schedules, reports or other documents filed or furnished with the SEC or any other Governmental Entity as are required of Georgia under applicable Laws, which involve or otherwise incorporate financial information of the Washington Business, Washington and/or its Subsidiaries. In addition, during the Cooperation Period, Washington shall prepare or cause to be prepared and delivered to Georgia (i) the unaudited consolidated balance sheet of Washington and its Subsidiaries and the related consolidated statements of income or operations, shareholders’ equity and cash flows as of the end of and for each financial quarter (other than the fourth financial quarter of Washington’s fiscal year) with comparative financial information for the equivalent period of the prior fiscal year, prepared in accordance with GAAP applied on a basis consistent with that of the most recent fiscal year, as soon as reasonably practicable following the end of such quarter and, in any event, no later than forty five (45) days after the end of such quarter; and (ii) the audited consolidated balance sheets of Washington and its Subsidiaries and the related consolidated statements of income or operations, shareholders’ equity and cash flows as of the end of and for the fiscal years ending on December 31, 2025 and December 31, 2026 prepared in accordance with GAAP applied on a basis consistent with that of the most recent fiscal year as soon as reasonably practicable following the end of such fiscal year and, in any event, no later than sixty (60) days after the end of such fiscal year (all such financial statements, together with Washington Financial Information and the audited combined financial statements of the Washington Business for the fiscal year ended December 31, 2023, the “Requisite Washington Financial Statements”).

(b)            During the Cooperation Period, subject to applicable Law, Washington shall, at Georgia’s sole cost and expense, provide, upon reasonable advance notice and in compliance with Section 7.3, Georgia and its Representatives reasonable access during normal business hours to such historic financial statements, records (other than any of the foregoing that relate to the negotiation and execution of this Agreement or the process that led to the negotiation and execution of this Agreement) and personnel of Washington and its Subsidiaries’ accounting firms as Georgia may reasonably request to enable Georgia and its Representatives to confirm the accuracy of any of the Requisite Washington Financial Statements (including any financial statements of Washington and its Subsidiaries required by paragraph 4(II), of Exhibit C of the Georgia Commitment Letter); provided, that any such access shall be conducted at Georgia’s expense, under the supervision of appropriate personnel of Washington or its applicable Subsidiaries and in such a manner as not to interfere unreasonably with the normal business or operations of Washington or any of its Subsidiaries. During the Cooperation Period, Washington shall reasonably cooperate with Georgia and provide such records, documents and financial and pertinent information regarding Washington and its Subsidiaries as may be reasonably requested by Georgia or its Representatives to prepare all pro forma financial statements required or desirable to be included (including if required for a public offering of debt or equity (or equity-linked) securities registered with the SEC) or required by Regulation S-K and Regulation S-X under the Securities Act or any other applicable accounting rules and regulations of the SEC in any statements, forms, schedules, reports or other documents filed or furnished by Georgia with the SEC, including in connection with the Georgia Financing; provided that, none of Washington or any of its Affiliates shall be required to provide or prepare any pro forma financial information, including pro forma cost savings, synergies, capitalization or other pro forma adjustments in each case giving effect to the transactions desired to be incorporated into any pro forma financial information in connection with any Georgia Financing, which pro forma financial information shall be the sole responsibility of Georgia.

(c)            During the Cooperation Period, Washington shall request its independent auditors to, at Georgia’s sole cost and expense, (i) provide customary “comfort letters” (including customary “negative assurance” comfort), reports, letters and consents, including issuing any customary representation letters in connection therewith to each such auditor, to any underwriter, placement agent or purchaser in a securities offering by Georgia or its Affiliates and consent to the inclusion or incorporation by reference of its audit opinion or report with respect to any audited financial statements, (ii) provide their written consent for the inclusion or incorporation by reference of such financial statements (and any applicable audit opinion or report) in any filing with the SEC of Georgia or any of its Affiliates, including in any registration statement or prospectus used by Georgia, (iii) provide their written consent to be named an expert in any offering memorandum, private placement memorandum, registration statement or prospectus used by Georgia or its Affiliates, (iv) provide access to Georgia and its Representatives to the work papers of Washington’s independent auditors and (v) provide cooperation reasonably requested by Georgia in connection with the Georgia Financing (including participating in customary drafting and due diligence sessions).

(d)            This Section 7.7 shall be subject to the terms of Section 8.5(d).

Section 7.8          Shareholders Agreement; Registration Rights Agreement. At the Closing, Georgia and Chicago shall enter into the stockholders agreement (the “Shareholders Agreement”), in the form set forth in Exhibit D hereto. At the Closing, Georgia and Chicago shall enter into the registration rights agreement (the “Registration Rights Agreement”), in the form set forth in Exhibit E hereto.

Section 7.9          Prior Purchase Agreement. From and after the Closing, the Prior Purchase Agreement shall continue in full force and effect in accordance with its terms.

Section 7.10        Washington Equityholder Consent. Promptly following the execution of this Agreement (and in no event later than twenty-four (24) hours following the execution of this Agreement), Washington shall deliver to Georgia an irrevocable written consent signed by each of Chicago, Management Aggregator, the Management Blockers, Boost Newco Sub, Inc. and Boost Newco, LLC (the “Washington Equityholder Consent”) (i) adopting and approving this Agreement, the Washington Merger and the other transactions contemplated hereby or in any other Transaction Document, (ii) irrevocably waiving any appraisal or dissenter’s rights in connection with the Washington Merger, (iii) irrevocably agreeing to the terms of this Agreement (including the treatment of the equity interests of Washington and the appointment of the Washington Equityholder Representative), and (iv) irrevocably consenting to any amendment to Washington’s organizational documents necessary to comply with the terms of this Agreement and the Florida Transaction Agreement.

Section 7.11        Blocker Equityholder Consents. Promptly following the execution of this Agreement (and in no event later than ten (10) Business Days following the execution of this Agreement), each Blocker shall deliver to Georgia an irrevocable written consent signed by the requisite majority-in-interest of the applicable Blocker Equityholders (the “Blocker Equityholder Consents”) (i) adopting and approving this Agreement, the applicable Blocker Merger and the other transactions contemplated hereby or in any other Transaction Document, (ii) irrevocably waiving any appraisal or dissenter’s rights in connection with the applicable Blocker Merger, and (iii) irrevocably agreeing to the terms of this Agreement (including the treatment of the equity interests of Washington and the appointment of the Washington Equityholder Representative). Notwithstanding this Section 7.11, if any Blocker shall not have delivered to Georgia the Blocker Equityholder Consent applicable to such Blocker as contemplated by this Section 7.11, such breach of this covenant by such Blocker will not be considered in determining the satisfaction of any conditions set forth in this Agreement, and for all purposes of this Agreement, mutatis mutandis, (i) such Blocker shall be treated as a Washington Equityholder and shall not merge with the applicable Merger Sub as contemplated by this Agreement, (ii) instead such Blocker (and not any Blocker Seller of such Blocker) shall receive upon the Closing its applicable portion of the Washington Equityholder Closing Cash Consideration and Washington Stock Consideration to which it would be entitled as a Washington Equityholder upon the completion of the Washington Merger, and (iii) the Washington Closing Consideration Spreadsheet Chicago shall deliver to Georgia pursuant to this Agreement in connection with the Closing shall reflect the foregoing.

Section 7.12        Merger Sub Approval. Promptly following the execution of this Agreement (and in no event later than twenty-four (24) hours following the execution of this Agreement), Georgia shall deliver to Chicago, in its capacity as the sole equityholder of each Merger Sub, an irrevocable written consent adopting and approving this Agreement, each applicable Merger and the other transactions contemplated hereby or in any other Transaction Document.

Section 7.13        Certain Coordination Matters. As promptly as possible following the date hereof, but in no event later than ten (10) days after the date hereof, Georgia and Washington shall each appoint a representative, and such other representatives of such Party as it deems appropriate (together, the “Washington Joint Steering Committee”), all of whom will be subject to confidentiality and other restrictions necessary or appropriate to ensure compliance with applicable Law, for the purposes set forth in this Section 7.13. As soon as reasonably practicable following the appointment of the Washington Joint Steering Committee and from time to time during the period prior to Closing, such committee will confer to discuss and plan for the post-Closing transition and integration of the operations of the Washington Business, which may include (i) data migration, (ii) establishment by Georgia (and its Subsidiaries) of information, technology, enterprise resource planning and other systems for the Washington Business, (iii) preparing and reviewing communications to customers, suppliers and employees to the extent related to the transactions contemplated by this Agreement, (iv) discussing in good faith relevant technical and operational matters, (v) a plan to transfer to Georgia (and its Subsidiaries) such knowledge with respect to the Washington Business as is reasonably necessary to permit Georgia (and its Subsidiaries) to operate the Washington Business in a substantially similar manner as operated prior to the Closing Date after the migration thereof is complete, and (vi) a plan to transfer to Georgia (and its Subsidiaries) such knowledge with respect to the Washington Business as is reasonably necessary to permit them to be able to provide to themselves or engage third parties to provide the services necessary to operate the Washington Business, including services currently being provided under the Transition Services Agreement (as defined in the Prior Purchase Agreement) to Washington ((i) through (vi), together, the “Washington Migration and Knowledge Transfer Plan”). Georgia and Washington shall (x) cooperate in good faith to develop a Washington Migration and Knowledge Transfer Plan that is agreed by them as promptly as possible following the date of this Agreement and prior to the Closing, and (y) use commercially reasonable efforts to effectuate the Washington Migration and the Knowledge Transfer Plan as promptly as reasonably practicable after such agreement by Georgia and Washington. The Washington Migration and the Knowledge Transfer Plan shall each take into account the goal of minimizing both the cost of the migration and knowledge transfer and the disruption to the ongoing business activities of Georgia, Washington and their respective Affiliates. Georgia and Washington shall allocate sufficient personnel and other resources, reasonably cooperate, and negotiate in good faith to permit the Washington Joint Steering Committee to carry out its responsibilities as set out in this Section 7.13. All actions taken by the Washington Joint Steering Committee will require the unanimous approval of the representatives of each of Georgia and Washington serving on the Washington Joint Steering Committee; provided, however, that any matters that are unable to resolved by the Washington Joint Steering Committee for a period of more than fourteen (14) days shall be escalated to Georgia’s and Washington’s respective Chief Executive Officers for resolution. Notwithstanding anything to the contrary in this Agreement, neither Georgia’s nor Chicago’s nor Washington’s breach of any of the covenants required to be performed by it under this Section 7.13 will be considered in determining the satisfaction of any conditions set forth in this Agreement.

Section 7.14        Washington Pre-Closing Reorganization. At least one day prior to the Closing Date, Washington and Chicago shall, and shall cause their respective Affiliates to, subject to the terms and conditions of this Agreement, implement the closing structure set forth on Exhibit A attached hereto (the “Washington Pre-Closing Structure”), which shall result in the Blockers holding, directly or indirectly, immediately prior to the Closing, an amount of equity interests in Washington in the aggregate consistent in all but de minimis respects with Section 6.2(b) and with the percentages described in Section 6.2(b)(i) of the Chicago Disclosure Schedules; provided that, such Parties shall not modify Exhibit A without Georgia’s prior written consent (not to be unreasonably withheld, conditioned or delayed); provided, further, that such consent shall not be deemed to be unreasonably withheld, conditioned or delayed if such modification results, or would reasonably be expected to result, in Georgia or any of its Affiliates (including the Blockers, Washington and its Subsidiaries) incurring or being subject to any additional costs, expenses or other Liabilities (including, for the avoidance of doubt, any liability for Taxes) that are more than de minimis in nature, which are due to such change or modification; provided, further, such consent shall not be required (but prior notice shall be provided in respect of such modification) if such modification is made in good faith, consistent with the intent of the Parties in relation to the Washington Pre-Closing Reorganization and does not cause Georgia, the Acquired Entities or any Subsidiary thereof to incur any incremental Liability, and such Parties consult in good faith with Georgia with respect to any such modification and consider in good faith any comments and amendments proposed by Georgia (it being understood and agreed that any modification that has the effect of increasing the percentage of Washington Equity Interests owned by the Blockers immediately following the Washington Pre-Closing Reorganization compared to if such modification were not made shall require Georgia’s prior written consent, which may be withheld in Georgia’s sole discretion). In the event the Washington Pre-Closing Reorganization is so modified, Exhibit A shall be deemed to be automatically amended to reflect such modifications to the extent applicable. The documentation effectuating the Washington Pre-Closing Reorganization shall be reasonably acceptable to Georgia and following completion of the Washington Pre-Closing Reorganization, Chicago shall provide Georgia with documentation demonstrating the completion of the Washington Pre-Closing Reorganization and Chicago shall be responsible for, and shall pay, all costs, expenses and Taxes imposed with respect to the Pre-Closing Tax Period related to the Washington Pre-Closing Reorganization.

Section 7.15        Organizational Documents Amendments. Prior to the Closing, if reasonably requested by Georgia, Sellers, Blockers and Washington shall cause Washington’s and each applicable Blocker’s organizational documents to be amended, to the extent necessary, to cause this Agreement and the Florida Transaction Agreement to be in compliance with the terms of Washington’s and each Blocker’s organizational documents.

Section 7.16        Joinder Agreement. From and after the date hereof until the earlier of the date that is twenty (20) Business Days prior to the Closing Date and the termination of this Agreement in accordance with its terms (such period, the “Joinder Eligibility Period”), the Joinder Blocker and all, but not less than all, of the Joinder Blocker Sellers shall have the opportunity to execute and deliver a joinder agreement in the form attached hereto as Exhibit F (a “Joinder Agreement”) to Washington and Georgia; provided that, the execution and delivery of any such Joinder Agreement shall not be a condition to Closing. Upon the execution and delivery of a Joinder Agreement to Washington and Georgia during the Joinder Eligibility Period by the Joinder Blocker and all Joinder Blocker Sellers, (a) such Joinder Blocker will become a party to this Agreement and bound hereto as a “Blocker” and (b) such Joinder Blocker Seller will become a party to this Agreement and bound hereto as a “Blocker Seller”, in each case, for all purposes of this Agreement as if originally a Party hereto, automatically and without the consent or any further action by any other Party hereto. In connection with the execution and delivery of the Joinder Agreement, the Joinder Blocker Sellers and Joinder Blocker shall also be permitted to deliver updated versions of the Seller Disclosure Schedules and the Blocker Disclosure Schedules that contain disclosures to the representations and warranties in Article V and Article VI solely with respect to the Joinder Blocker Sellers and Joinder Blocker, as applicable, provided that if any disclosure is required therein (other than in respect of the first two sentences of Section 5.5 and the first two sentences of Section 6.2(a)), written consent of Georgia (not to be unreasonably withheld, conditioned or delayed) shall be required for the Joinder Blocker and Joinder Blocker Sellers to become a party to this Agreement and to proceed with or consummate Merger IV. Promptly following the execution and delivery of the Joinder Agreements in accordance with this Section 7.16 (and in no event later than seventy-two (72) hours following the execution of the Joinder Agreements) and, if applicable, consent by Georgia (not to be unreasonably withheld, conditioned or delayed) to the Joinder Agreement, the Joinder Blocker shall deliver to Georgia an irrevocable written consent signed by all Joinder Blocker Sellers, in a form substantially similar to the Blocker Equityholder Consents.

Article VIII
OTHER COVENANTS

Section 8.1          Efforts.

(a)            From and after the date hereof, and subject to the terms and conditions of this Agreement, the Parties shall, and shall cause their respective Affiliates to, use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Law to consummate and make effective as promptly as reasonably practicable the transactions contemplated by this Agreement and the other Transaction Documents, including (i) the preparation and filing of all forms, registrations, Filings and notices required to be filed to satisfy the conditions precedent to this Agreement (including those set forth in Section 11.1) and to consummate the transactions contemplated by this Agreement as soon as practicable, (ii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement, and (iii) obtaining necessary waivers, consents and approvals from applicable third parties required under Section 4.4 of the Washington Disclosure Schedules. Without limiting the foregoing, Georgia, Merger Subs, Sellers and Washington shall, and shall cause their respective Affiliates to, with respect to Regulatory Approvals required for the closing of the Washington Pre-Closing Reorganization and the Washington Florida Interest Sale and the Mergers (including the issuance of the Washington Stock Consideration) (the “Washington Sale Regulatory Approvals”), use their respective reasonable best efforts to obtain (and shall cooperate with each other and Florida in obtaining) any such Regulatory Approvals (which actions shall include promptly furnishing the other Party and Florida (or the applicable Governmental Entity) with all information reasonably required in connection therewith) required to be obtained or made by such Parties or any of their Affiliates in connection with the transactions contemplated by this Agreement, including filing as soon as practicable and, in any event, no later than required by applicable Law, with the relevant Governmental Entity any notices required to be filed by such Parties or their Affiliates in connection with, or as necessary to consummate, the transactions contemplated by this Agreement. Each of Georgia and Merger Subs, on the one hand, and Sellers, Blockers and Washington (and its Subsidiaries), on the other hand, shall cooperate in good faith with the other Party and Florida (or their respective legal counsels) to satisfy all required obligations in relation to Washington Sale Regulatory Approvals. Florida is hereby expressly made a third-party beneficiary of this Section 8.1(a).

(b)            The Parties shall not, and shall cause their respective Affiliates not to, take any action after the date of this Agreement that would reasonably be expected to impair or materially delay the obtaining of, or result in not obtaining, any Regulatory Approvals, including any Purchased Entity Sale Regulatory Approvals or Washington Sale Regulatory Approval necessary to be obtained prior to the Closing. Without limiting the foregoing, the Parties shall not, and shall cause their respective Affiliates not to, acquire or enter into a definitive agreement to acquire, by merger, consolidation, stock or asset purchase or otherwise, any business or corporation, partnership or other business organization or division thereof, or merge or consolidate with any other Person, if such transaction would reasonably be expected to materially impair or materially delay the obtaining of, or result in not obtaining, any Regulatory Approval required to be obtained to satisfy the conditions set forth in Section 11.1(a). The Parties shall not, without the prior written consent of Georgia, Washington and Chicago, extend or offer or agree to extend any waiting period under the HSR Act or any other Regulatory Law or other Law under which a Regulatory Approval is required, or enter into any agreement with any Governmental Entity related to this Agreement, the other Transaction Documents or the transactions contemplated by this Agreement.

(c)            Prior to the Closing, the Parties shall each keep the other reasonably apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement and work cooperatively in connection with obtaining all Regulatory Approvals. In that regard, prior to the Closing, subject to the Confidentiality Agreement and Section 7.2, Georgia and Merger Subs, on the one hand, and Sellers, Blockers and Washington, on the other hand, shall (i) promptly consult with the other Party to provide any necessary information with respect to (and, in the case of correspondence, provide the other Party (or its counsel) copies of) all Filings made by such Party or any of its Affiliates with any Governmental Entity or any other information supplied by such Party or any of its Affiliates to, or material correspondence with, a Governmental Entity, in each case, in connection with such Regulatory Approval; (ii) promptly inform the other Party, and if in writing, furnish the other Party with copies of (or, in the case of oral communications, advise the other Party orally of) any material communication received by such Party or any of its Affiliates or Representatives from any Governmental Entity regarding such Regulatory Approval; (iii) permit the other Party reasonable and sufficient time to review and discuss in advance, and consider in good faith the views of the other Party in connection with, any proposed communication with any such Governmental Entity in connection with such Regulatory Approval; (iv) if such Party or any Affiliate or Representative of such Party receives a request for additional information or documentary material from any Governmental Entity with respect to such Regulatory Approval, then such Party shall use its reasonable best efforts to comply with such request as promptly as reasonably practicable; (v) unless otherwise required by the applicable Governmental Entity, not participate in any material meeting with any Governmental Entity in connection with such Regulatory Approval (or make oral submissions at meetings or in telephone, videoconference, or other conversations) unless it consults with the other Party in advance and, to the extent not prohibited by such Governmental Entity or any applicable Law, gives the other Party the opportunity to attend and participate thereat; (vi) furnish the other Party with copies of all correspondence and Filings (or, in the case of oral communications, advise the other Party of the substance thereof) between it or any of its Affiliates or Representatives, on the one hand, and any Governmental Entity, on the other hand, with respect to such Regulatory Approval; provided, however, that a Party may, as it deems advisable and necessary, reasonably designate portions of correspondence or Filings that contain sensitive personal data or commercially sensitive information relating to such Party or its controllers or control persons as “outside counsel only,” which such portions shall be given only to the recipient’s outside legal counsel and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express written permission is obtained in advance from the source of the materials or its legal counsel; and (vii) promptly furnish the other Party with such necessary information and reasonable assistance as the other Party may reasonably request in connection with its preparation of Filings to any such Governmental Entity for any Regulatory Approval; provided that a Party may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Agreement as “outside counsel only,” which such materials and the information contained therein shall be given only to the recipient’s outside legal counsel and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express written permission is obtained in advance from the source of the materials or its legal counsel; provided, however, that materials provided to another Party pursuant to this Section 8.1 may be redacted by the providing Party (i) to remove references concerning the valuation of or future plans for the Washington Business or the Washington Sale Process, (ii) as necessary to comply with contractual obligations or applicable Law and (iii) as necessary to address reasonable privilege or confidentiality concerns. The cooperation covenants set forth in this Section 8.1(c) shall apply mutatis mutandis to Florida with respect to the Regulatory Approvals (as defined in the Florida Transaction Agreement) required to be obtained under the Florida Transaction Agreement, and shall require the Parties and Florida to cooperate with each other in respect of the Regulatory Approvals required hereunder and under the Florida Transaction Agreement in the manner set forth in this Section 8.1(c). Florida is hereby expressly made a third-party beneficiary of Section 8.1(c). For the sake of clarity, nothing in this Section 8.1 shall require Georgia or any of its Affiliates to share any Filings, documents, correspondence or other information with Sellers, Blockers, Washington, their Affiliates or Representatives and/or secure the participation of Sellers, Blockers, Washington, their Affiliates or Representatives in any meeting or other interaction with any Governmental Entity with respect to any Purchased Entity Sale Regulatory Approvals that are not also Washington Sale Regulatory Approvals; provided that Georgia shall answer reasonable questions of Sellers, Blockers or Washington related to any Purchased Entity Sale Regulatory Approvals that are not also Washington Sale Regulatory Approvals.

(d)            Without limiting the foregoing, the Parties shall, and shall cause their respective Affiliates to, file as promptly as practicable notifications under the HSR Act and any other Filing required to obtain any Washington Sale Regulatory Approvals.

(e)            In furtherance of the foregoing, and notwithstanding anything in this Agreement to the contrary, the Parties shall, and shall cause their controlled Affiliates (excluding portfolio companies of the Sellers and their Affiliates) to, use reasonable best efforts to take all such action as may be necessary to avoid or eliminate each and every impediment under any applicable Law with respect to the Washington Florida Interest Sale and the Mergers (including the issuance of the Washington Stock Consideration) and to resolve such objections, if any, as any Governmental Entity or any other Person may assert under any applicable Law with respect to the Washington Florida Interest Sale and the Mergers (including the issuance of the Washington Stock Consideration), so as to enable the Closing to occur as soon as reasonably practicable (and in any event so as to enable the Closing to occur prior to the Outside Date), including using reasonable best efforts (including proffering and agreeing to the remedies set forth in this Section 8.1(e)) to resolve such objections of the applicable Governmental Entities with respect to the Regulatory Approvals set forth in Section 11.1(a)(i) and Section 11.1(a)(ii), subject to the remainder of this Section 8.1(e). With respect to the Regulatory Approvals set forth in Section 11.1(a)(i) with respect to the Washington Florida Interest Sale and the Mergers (including the issuance of the Washington Stock Consideration), Georgia shall direct the timing of proffering and agreeing to the remedies set forth in this Section 8.1(e), subject to the terms of the remainder of this Section 8.1(e), and further subject to consulting in good faith with Washington and Chicago prior to making any such timing decisions. With respect to the Regulatory Approvals set forth in Section 11.1(a)(ii) with respect to the Washington Florida Interest Sale and the Mergers (including the issuance of the Washington Stock Consideration), Georgia, Florida and Washington shall, and shall cause their Affiliates to, use reasonable best efforts (including proffering and agreeing to the remedies set forth in this Section 8.1(e)) to resolve such objections of the applicable Governmental Entities at both (i) their initial stage of review in order to mitigate the risk of referral of the Washington Florida Interest Sale or the Mergers (including the issuance of the Washington Stock Consideration) by such applicable Governmental Entities to an in-depth investigation or review, and (ii) in the event of such referral, at the earliest available opportunity during the in-depth investigation or review, including at their outset, in order to secure the approval of the Washington Florida Interest Sale and the Mergers (including the issuance of the Washington Stock Consideration) by such applicable Governmental Entities, prior to the Outside Date, subject to the terms of the remainder of this Section 8.1(e). In furtherance of the foregoing, Georgia shall (i) defend through litigation any claim asserted in court or before any other Governmental Entity by any Person in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would prevent the Closing by the Outside Date, including by pursuing all available avenues of administrative and judicial appeal, and (ii) proffer to and agree to sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate, before or after the Closing, any assets, licenses, operations, rights, product or service lines, businesses or interests therein of the Washington Business and/or of Georgia or its Subsidiaries and agree to make any material changes (including through a licensing arrangement) or implement any restriction or condition on, or other impairment of Georgia’s and/or Washington’s or its Subsidiaries’ ability to own, retain, manage or operate, any such assets, licenses, product or service lines, businesses or interests therein and/or Georgia’s ability to vote, transfer, receive dividends, or otherwise exercise full ownership rights with respect to ownership interests in the Washington Business and/or of Georgia or its Subsidiaries; provided, however, that, notwithstanding any other provisions of this Agreement, neither Georgia nor any of its Subsidiaries shall be required to take or agree to take any such action that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition or operations of Georgia and its Subsidiaries (including for this purpose Washington and its Subsidiaries) from and after the Closing (but, for purposes of determining whether any action would reasonably be expected to have, individually or in the aggregate, a material adverse effect, calculated as if Georgia and its Subsidiaries from and after the Closing were collectively the same size as the merchant solutions business segment of Georgia and its Subsidiaries as of the date of this Agreement). Notwithstanding anything in this Agreement to the contrary, none of Georgia, Chicago, Washington or their respective Affiliates shall be obligated to take or agree or commit to take any action in connection with obtaining the Washington Sale Regulatory Approvals that is not conditioned on the Closing. In addition, as applicable, (x) Washington shall defend through litigation on the merits any claim asserted in court or before any other Governmental Entity by any Person in order to avoid entry of, or to have vacated or terminated, any Judgment (whether temporary, preliminary or permanent) that would prevent the closing of the Purchased Entity Sale, the Washington Florida Interest Sale and the Mergers (including the issuance of the Washington Stock Consideration) by the Outside Date, including by pursuing all available avenues of administrative and judicial appeal, and (y) Chicago shall defend through litigation on the merits any claim asserted in court or before any other Governmental Entity by any Person in order to avoid entry of, or to have vacated or terminated, any Judgment (whether temporary, preliminary or permanent) that would prevent the closing of the Purchased Entity Sale, the Washington Florida Interest Sale and the Mergers (including the issuance of the Washington Stock Consideration) by the Outside Date, including by pursuing all available avenues of administrative and judicial appeal.

(f)            Whether or not the transactions contemplated by this Agreement are consummated, Georgia shall be responsible for (x) the filing fees under the HSR Act for the acquisition of Washington and for the acquisition of the Washington Stock Consideration, and (y) all filing and similar fees and payments payable to any Governmental Entity, in order to obtain the Washington Sale Regulatory Approvals, excluding, for avoidance of doubt, the fees of and payments to Washington’s, Florida’s or any Seller’s or any Blocker’s legal and professional advisors.

(g)            Notwithstanding anything in this Agreement to the contrary, except as contemplated by Section 8.1(e) or Section 8.1(f), none of the Parties or any of their respective Affiliates shall under any circumstance be required to pay or commit to pay any amount or incur any obligation in favor of or offer or grant any accommodation (financial or otherwise, regardless of any provision to the contrary in the underlying Contract, including any requirements for the securing or posting of any bonds, letters of credit or similar instruments, or the furnishing of any guarantees) to any Person to obtain any Approval that may be required in connection with the transactions contemplated by this Agreement. None of (x) Georgia or any Merger Sub, (y) Chicago or any other Seller or (z) Washington or any Blocker or any of their respective Affiliates shall have any Liability whatsoever to other Parties or any of their Affiliates arising out of or relating to the failure (in and of itself, without any breach by such Party of any of its obligations hereunder) to obtain any Approvals that may be required in connection with the transactions contemplated by this Agreement, except in the case of a breach of the covenants and agreements set forth in this Section 8.1.

Section 8.2          Publicity. The initial press release with respect to the transactions contemplated by this Agreement shall be a joint press release and has been agreed upon by Georgia and Chicago. Other than such joint press release, no Party nor any Affiliate or Representative of such Party shall issue or cause the publication of any press release or public announcement in respect of this Agreement or the other transactions contemplated by this Agreement without the prior written consent of each of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law or stock exchange rules, in which case the Party required to publish such press release or public announcement shall use reasonable efforts to provide the other Parties a reasonable opportunity to comment on such press release or public announcement in advance of such publication and shall consider such comments in good faith; provided that (a) the foregoing shall not apply to any press release or public announcement so long as any statements contained therein concerning the transactions contemplated by this Agreement are consistent with previous releases or announcements made in compliance with the provisions of this Section 8.2 and (b) notwithstanding the foregoing provisions of this Section 8.2, (i) Georgia shall be entitled, without the written consent of any other Party, to answer questions from analysts and investors of Georgia related to the transactions contemplated under this Agreement and (ii) nothing shall prevent Chicago or its Affiliates and other investors from providing in connection with their fundraising, marketing, informational or reporting activities general information about the subject matter of this Agreement of the kind customarily provided by private equity funds and their limited partners with respect to investments similar in nature to their investment in Washington (including disclosures with respect to investment multiples, returns on investment, rates of return or other customary financial performance metrics related to their respective investments in Washington); provided that the recipients of such information shall be subject to customary confidentiality obligations. Georgia and Chicago will consult with each other concerning the means by which the employees, customers, suppliers and partners of Washington and its Subsidiaries and other Persons having dealings with Washington and its Subsidiaries will be informed of the transactions contemplated by this Agreement.

Section 8.3          Payoff Letter. Washington shall deliver (or cause to be delivered) all notices and take all other actions required to facilitate the termination of commitments in respect of the Washington Credit Agreement and any other indebtedness for borrowed money comprising Washington Closing Funded Debt set forth on Section 8.3 of the Washington Disclosure Schedules to the extent Georgia requests such payoff in writing (in consultation with Washington) at least fifteen (15) Business Days prior to the Closing Date (collectively, the “Closing Payoff Funded Debt”), the repayment in full of all obligations in respect of such Closing Payoff Funded Debt and the release of any Liens securing such Closing Payoff Funded Debt and guarantees in connection therewith on the Closing Date (other than contingent obligations that by their terms survive such termination). In furtherance and not in limitation of the foregoing, Washington and its Subsidiaries shall deliver to Georgia (A) at least five (5) Business Days prior to the Closing Date, draft payoff letters and (B) on the Closing Date, executed payoff letters, in each case, with respect to the Closing Payoff Funded Debt (each, a “Washington Payoff Letter”) in form and substance customary for transactions of this type, which Washington Payoff Letters, together with any related release documentation (including, but not limited to, intellectual property releases, termination statements on Form UCC-3 or other releases or filings reasonably necessary to effect or evidence the release of all applicable security interests granted in connection with such Closing Payoff Funded Debt), shall, among other things, (i) include the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs or other similar obligations related to such Closing Payoff Funded Debt (the “Washington Payoff Amount”), (ii) identify all letters of credit outstanding under such Closing Payoff Funded Debt (with respect to which Washington will reasonably assist with the migration, cash collateralization, backstopping, or other treatment determined by Georgia) and (iii) provide that all Liens (and guarantees), if any, granted in connection therewith relating to the assets, rights and properties of Washington and its Subsidiaries securing such Closing Payoff Funded Debt and any other obligations secured thereby, shall, upon the payment of the amount set forth in the applicable Washington Payoff Letter at or prior to the Closing, be released and terminated (other than contingent obligations that by their terms survive such termination).

Section 8.4          Treatment of Washington Notes.

(a)            Georgia will be permitted to, or request Washington to, and Washington shall, commence and conduct (or cause to be commenced or conducted), in accordance with the terms of the Washington Notes Indenture, one or more offers to purchase, including any “Change of Control Offer” (as such term is defined in the Washington Notes Indenture) and/or any tender offers or exchange offers, and to conduct consent solicitations (each, a “Washington Consent Solicitation”), if any (each, a “Washington Debt Offer” and collectively, the “Washington Debt Offers”), with respect to any or all of the outstanding aggregate principal amount of the Washington Notes, provided that (A) any such Washington Debt Offer is consummated (including, if applicable, related payments with respect to the principal amount, accrued and unpaid interest and premium (if any) on the Washington Notes, as well as any consent fees payable to holders of Washington Notes) using funds provided by Georgia or any of its Subsidiaries, (B) Georgia shall (1) prepare all necessary and appropriate documentation in connection with a Washington Debt Offer (the “Washington Debt Offer Documents”), (2)  consult Washington regarding the terms and conditions of any Washington Debt Offer, including the timing, commencement and deadlines of any Washington Debt Offers, (3) provide Washington and its counsel with a reasonable opportunity to review and comment on all Washington Debt Offer Documents in advance and (4) consider in good faith any proposed changes requested by Washington and its counsel to the extent relating to Washington or its Subsidiaries or to comply with the Washington Notes Indenture or applicable Law and (C) any such Washington Debt Offer shall be conducted in compliance with the Washington Notes Indenture and applicable Law (including SEC rules and regulations). The dealer manager, solicitation agent, information agent, depositary or other agent retained in connection with any Washington Debt Offer will be selected by Georgia, and all fees and out-of-pocket expenses incurred by the foregoing will be paid directly by Georgia. The closing (or, if applicable, effectiveness) of the Washington Debt Offers shall be expressly conditioned on the occurrence of the Closing; provided that the consummation of a Washington Debt Offer with respect to the Washington Notes shall not be a condition to Closing. In connection with any Washington Consent Solicitation, subject to the receipt of any requisite consents, Washington and its Subsidiaries shall execute a supplemental indenture to the Washington Notes Indenture in accordance with the Washington Notes Indenture, amending the terms and provisions of the Washington Notes Indenture as described in the Washington Debt Offer Documents as reasonably requested by Georgia, which supplemental indentures shall become operative no earlier than the Closing, and shall use reasonable best efforts to cause any trustee or agent under the Washington Notes Indenture to enter into such supplemental indentures or take any other actions prior to or substantially simultaneously with the Closing as reasonably determined necessary by Georgia, all at Georgia’s expense. If reasonably requested by Georgia, Washington shall, at Georgia’s expense, use its reasonable best efforts to cause its legal counsel to provide all customary legal opinions required by the Washington Notes Indenture.

(b)            If requested by Georgia, in lieu of or in addition to Georgia commencing a Washington Debt Offer for the Washington Notes, Washington shall, at Georgia’s expense, to the extent permitted by the Washington Notes Indenture, (A) issue (or cause to be issued) one or more conditional notices of optional redemption for all or a portion of the outstanding aggregate principal amount of the Washington Notes (which may be delivered at Georgia’s request in advance of the Closing Date so long as the redemption of such notes is expressly conditioned upon the occurrence of the Closing), pursuant to the redemption provisions of the Washington Notes Indenture, (B) take any other actions reasonably requested by Georgia to facilitate the satisfaction and discharge of the Washington Notes pursuant to the satisfaction and discharge provisions of the Washington Notes Indenture and the other provisions of the Washington Notes Indenture applicable thereto and (C) take any actions required to facilitate the release of any Liens and guarantees with respect to the Washington Notes Indenture (including the filing of any termination statements on Form UCC-3), provided that (1) any such redemption, satisfaction and discharge and release of any Liens and guarantees shall not be effective unless and until the Closing has occurred and Georgia or any of its Subsidiaries shall have provided the trustee or agent under the Washington Notes Indenture sufficient funds to pay in full the amount required (including any applicable premium, the principal amount and any accrued and unpaid interest) with respect to Washington Notes for such redemption, satisfaction and discharge and release of any Liens and guarantees and (2) consummation of any such redemption, satisfaction and discharge and release of any Liens and guarantees shall not be a condition to Closing. If reasonably requested by Georgia, Washington shall, at Georgia’s expense, use its reasonable best efforts to cause its legal counsel to provide all customary legal opinions required in connection with the redemptions contemplated by this Section 8.4(b).

(c)            Without limiting the foregoing, (i) Washington shall use reasonable best efforts to take (or cause to be taken) all actions reasonably requested by Georgia under the Washington Notes Indenture in connection with the transactions set forth in this Section 8.4, including in connection with a Washington Debt Offer, the execution of any supplemental indentures described in the Washington Debt Offer Documents and any notice of redemption and (ii) to the extent Washington commences and conducts (or causes to be commenced or conducted) a Washington Debt Offer, Georgia will reasonably cooperate with Washington with respect to customary actions for transactions of this type; provided that none of Washington or its Subsidiaries or their respective Representatives shall be required to execute or, other than as provided in Section 8.4(a) and Section 8.4(b), deliver, or agree to any change or modification of, any agreement, document, certificate or opinion that (x) is effective prior to the Closing or that would be effective if the Closing does not occur, (y) is not accurate in any material respect in light of the facts and circumstances at the time delivered, or (z) would conflict with the terms of Washington’s existing indebtedness or applicable Law, and (iii) Georgia shall promptly reimburse Washington upon its written request for all reasonable and documented out-of-pocket costs (including reasonable and documented legal expenses) incurred by Washington or any of its Subsidiaries in connection with the cooperation provided for in this Section 8.4 and reimburse, indemnify and hold harmless Washington and its Subsidiaries and their respective Representatives from and against any and all losses, claims, damages, liabilities, judgments, obligations, causes of action, payments, charges, fines, assessments and costs and expenses (including reasonable attorneys’ fees, and legal and other expenses incurred in connection therewith) suffered or incurred by any of them in connection with the transactions contemplated by this Section 8.4, in each case other than to the extent any of the foregoing was suffered or incurred as a result of (i) the bad faith, gross negligence or willful misconduct of Chicago, Florida, Washington or any of its Subsidiaries or their respective Representatives or (ii) the material breach of this Agreement by Chicago or Washington.

Section 8.5          Georgia Financing; Financing Cooperation.

(a)            On or prior to the Closing, Georgia shall use its reasonable best efforts to take, or cause to be taken, all actions, and use its reasonable best efforts to do, or cause to be done, all things necessary, proper or advisable to obtain, or cause its Subsidiaries, as applicable, to obtain, funds sufficient to fund the Georgia Financing Amounts by the Closing. In furtherance and not in limitation of the foregoing, Georgia undertakes not to agree to (i) any amendment without the prior written consent of Chicago (x) to the Georgia Commitment Letter or the definitive written agreements with respect to the Georgia Debt Financing (the “Definitive Agreements”) that would reduce the amount of the Georgia Debt Financing provided thereunder to an amount less than Georgia would need, together with all other sources of funding available to Georgia, to fund the Georgia Financing Amounts prior to or at the Closing, (y) to the conditions to the funding of the Georgia Debt Financing under the Georgia Commitment Letter or the Definitive Agreements in a manner that would reasonably be expected to prevent or materially impede or delay the consummation of the transactions contemplated hereby or otherwise make the timely funding of the Georgia Debt Financing or satisfaction of the conditions to obtaining the Georgia Debt Financing on or prior to the Closing less likely to occur, or (z) that would reasonably be expected to materially impede the ability of Georgia to enforce its rights against other parties to the Georgia Commitment Letter or the Definitive Agreements as so amended, replaced, supplemented or otherwise modified; provided that Georgia may, without Chicago’s prior written consent amend, replace, supplement or otherwise modify the Georgia Commitment Letter solely to add lenders, lead arrangers, book runners, syndication agents or similar entities that had not executed the Georgia Commitment Letter as of the date of this Agreement, or (ii) the termination of the Georgia Commitment Letter to the extent doing so would reasonably be expected to prevent or materially impede or delay the consummation of the transactions contemplated hereby, including the ability of Georgia to timely pay all or a portion of the Washington Closing Cash Consideration and to timely pay the Georgia Financing Amounts. In the period between the date of this Agreement and the Closing, Georgia shall (A) reasonably promptly upon request from Chicago provide Chicago updates about the preparation of the Georgia Debt Financing and (B) promptly inform Chicago after becoming aware of any circumstance or event which would reasonably be expected to prevent or materially impede or delay Georgia’s ability to obtain funds sufficient to fund the Georgia Financing Amounts by the Closing. Georgia shall keep Chicago and Washington reasonably informed on a reasonably current basis or upon request of the status of its efforts to consummate the Georgia Debt Financing or any alternative financing to the extent the Georgia Debt Financing becomes unavailable to Georgia in the manner or from the sources set forth in the Georgia Commitment Letter.

(b)            During the Cooperation Period, Washington shall (i) use reasonable best efforts to provide, (ii) cause the Subsidiaries of Washington to use reasonable best effort to provide and (iii) use reasonable best efforts to cause its and their respective Representatives to use reasonable best efforts to provide, such cooperation, at Georgia’s sole cost and expense, as may be reasonably requested by Georgia in connection with the Georgia Debt Financing or any other financing of Georgia in connection with the Mergers (collectively, the “Georgia Financing”). Without limiting the generality of the foregoing sentence, during the Cooperation Period, Washington shall, and shall cause the Subsidiaries of Washington to, and shall use its reasonable best efforts to cause its and their respective Representatives to:

(i)            use reasonable best efforts to, upon reasonable advance notice and at mutually agreeable times and locations, participate in a reasonable number of bank meetings, due diligence sessions, lender presentations, drafting sessions, road shows and similar presentations and sessions (in each case, via video or telephonic conference) to and with the financing sources and rating agencies, as applicable, including direct contact between senior management and the other Representatives of Washington, on the one hand, and the financing sources and rating agencies, as applicable, on the other hand, in each case to the extent customary for debt financings of such type and reasonably requested by Georgia;

(ii)            use reasonable best efforts to furnish Georgia with such customary historical financial and other factual information (that is, in the case of financial statements, readily available to, and in the form customarily prepared by, Washington and its Subsidiaries) regarding Washington and its Subsidiaries as may be reasonably requested by Georgia and is customarily provided in connection with financings of the type contemplated by any Georgia Financing or reasonably necessary for the completion of such Georgia Financing, including, if required, the Washington Financial Information and/or the Requisite Washington Financial Statements;

(iii)           use reasonable best efforts to provide to Georgia and its financing sources at least three (3) Business Days prior to the Closing Date all documentation and other information required by any Governmental Entity under applicable “know your customer” and anti-money laundering rules and regulations to the extent reasonably requested in writing by Georgia at least ten (10) Business Days prior to the Closing;

(iv)           provide customary authorization letters and management representation letters in connection with any Georgia Financing;

(v)            use reasonable best efforts to facilitate the execution and delivery at the Closing of definitive and ancillary documents, if any, required in connection with or reasonably related to the Georgia Financing; and

(vi)           use reasonable best efforts to assist Georgia in preparing customary offering memoranda, rating agencies presentations, lender presentations, investor presentations, prospectuses and other similar documents in connection with any Georgia Financing.

(c)            Washington hereby consents to the use of its and its Subsidiaries’ logos in connection with the Georgia Financing so long as such logos are used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect Washington or any of its Subsidiaries or the reputation or goodwill of Washington or any of its Subsidiaries.

(d)            Notwithstanding anything in this Agreement to the contrary, nothing in this Section 8.5 shall require (i) Washington or its Subsidiaries or any of their respective Representatives to execute or enter into any certificate, instrument, agreement or other document in connection with any Georgia Financing which will be effective prior to the Closing (excluding any customary authorization and management representation letters contemplated by Section 8.5(b)(iv) (provided that such customary authorization letters (or the bank information memoranda in which such letters are included) shall include customary language that exculpates Washington and its Subsidiaries and its and their respective Representatives from any liability in connection with the unauthorized use by the recipients thereof of the information set forth in any such bank confidential information memoranda or similar memoranda or report distributed in connection therewith)) and any such document effective after Closing shall only be signed in respect of Washington to the extent any officer or employee of Washington is continuing in such roles after the Closing, or to execute or enter into any solvency certificate, (ii) cooperation or other actions or efforts on the part of Washington or any of its Subsidiaries or any of their respective Representatives, in connection with any Georgia Financing to the extent, in Washington’s reasonable judgement (and in the case of the following clauses (B) and (C), after consultation with its outside legal counsel), it would (A) interfere unreasonably with the business or operations of Washington or its Subsidiaries, (B) subject any director, manager, officer or employee of Washington or any of its Subsidiaries to personal liability, (C) result in a failure of any condition to the obligations of the Parties to consummate the transactions contemplated hereby or violate this Agreement or (D) require the making of any representation, warranty or certification which Washington and its Subsidiaries or any of their respective Representatives have determined reasonably and in good faith is not true or that would be effective prior to the Closing, (iii) Washington or any of its Subsidiaries or any of their respective Representatives to pay any commitment or other fee, incur or reimburse any costs or expenses or incur any other liability or give any indemnities in connection with any Georgia Financing that is not reimbursed by Georgia, (iv) the board of directors or similar governing body of Washington or any of its Subsidiaries, prior to the Closing, to adopt resolutions, execute any consents or otherwise take any corporate or similar action which will be effective prior to the Closing, approving the agreements, documents or instruments pursuant to which any Georgia Financing is made, (v) Washington and its Subsidiaries to provide any access or information if doing so would (in the case of the following clauses (A) and (B), in Washington’s reasonable judgment after consultation with its outside legal counsel) (A) reasonably be expected to violate any fiduciary duty, applicable Law or Washington Material Contract to which Washington or such Subsidiary is party, (B) reasonably be expected to result in the loss of the ability to successfully assert attorney-client, work product or similar privileges or (C) violate any Washington policies regarding access to any books, Contracts and records or jeopardize the health and safety of any employee, independent contract or other agent of Washington or any of its Subsidiaries, (vi) Washington or its Subsidiaries to deliver or cause the delivery of any legal opinions (except as contemplated by Section 8.4) or reliance letters in connection with any Georgia Financing (excluding any customary authorization and management representation letters contemplated by Section 8.5(b)(iv) (provided that such customary authorization letters (or the bank information memoranda in which such letters are included) shall include customary language (among other things) that exculpates Washington and each of its Subsidiaries and its and their respective Representatives from any liability in connection with the unauthorized use by the recipients thereof of the information set forth in any such bank confidential information memoranda or similar memoranda or report distributed in connection therewith)) which will be effective prior to the Closing, (vii) Washington or any of its Subsidiaries or any of their respective Representatives to prepare or provide (and Georgia shall be solely responsible for) (A) pro forma financial information, including pro forma cost savings, synergies, capitalization or other pro forma adjustments in each case giving effect to the transactions desired to be incorporated into any pro forma financial information in connection with any Georgia Financing, (B) any description of all or any component of any Georgia Financing, or (C) projections, risk factors or other forward-looking statements relating to all or any component of any Georgia Financing, or (viii) Washington or any of its Affiliates or any of their respective Representatives to prepare or provide (A) any financial information (other than the financial information required by Section 7.7) not capable of being derived from readily available information without undue effort or (B) any financial statements or other financial data (including selected financial data) for any period earlier than the year ended December 31, 2022. Georgia shall be responsible for all fees and expenses related to any Georgia Financing incurred by Washington and its Subsidiaries and their respective Representatives directly related to actions taken pursuant to this Section 8.5 and Section 7.7. Accordingly, notwithstanding anything to the contrary herein, Georgia shall promptly, upon written request by Washington, reimburse such Party for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the Georgia Financing by such Party and its Representatives and shall indemnify and hold harmless Washington and its Subsidiaries and their respective Representatives from and against any and all losses, claims, damages, liabilities, judgments, obligations, causes of action, payments, charges, fines, assessments and costs and expenses (including reasonable attorneys’ fees, legal and other expenses incurred in connection therewith) suffered or incurred by any of them in connection with this Section 8.5 and Section 7.7, the arrangement of the Georgia Financing or any information used in connection therewith, in each case, except to the extent suffered or incurred as a result of (i) the gross negligence, bad faith or willful misconduct by Chicago, Florida, Washington or any of its Subsidiaries or, in each case, their respective Representatives or (ii) the material breach of this Agreement by Chicago or Washington.

(e)            Subject to Section 8.5(b), all non-public or other confidential information provided by Washington to Georgia or its Affiliates pursuant to this Section 8.5 shall be kept confidential in accordance with the Confidentiality Agreement. Each of Chicago and Washington agrees that any financing source of Georgia is to be treated as a “Representative” as defined in the Confidentiality Agreement.

(f)            The parties hereto acknowledge and agree that the provisions contained in this Section 8.5 and Section 7.7 and Section 8.3 of the Florida Transaction Agreement represent the sole obligation of Washington and its Affiliates with respect to cooperation in connection with the arrangement of any financing (including the Georgia Debt Financing) to be obtained by Georgia with respect to the transactions contemplated by this Agreement and the Georgia Commitment Letter, and no other provision of this Agreement (including the Exhibits and Schedules hereto) or the Georgia Commitment Letter shall be deemed to expand or modify such obligations.

Section 8.6          Certain Equityholder Matters. The Parties agree to the covenants set forth in Section 8.6 of the Washington Disclosure Schedules.

Article IX
WASHINGTON EMPLOYEE MATTERS

Section 9.1          Compensation and Employee Benefits.

(a)            Compensation and Benefits Comparability. For a period of one (1) year following the Closing, or if shorter, until the termination date of the applicable employee, or, if required, such longer period as required by applicable Law (as applicable, the “Washington Employee Continuation Period”), Georgia shall, or shall cause its Subsidiaries to, provide to each employee of Washington or its Subsidiaries as of the Closing (each a “Continuing Washington Employee”) during his or her employment with Georgia and its Affiliates (and, with respect to any compensation or benefits that apply following a termination of employment during the Washington Employee Continuation Period, the applicable period thereafter) (i) base compensation and target short-term cash incentive compensation opportunities that are no less favorable in the aggregate than the base compensation and target short-term cash incentive compensation opportunities provided to such Continuing Washington Employee immediately prior to the Closing (provided that, each employee’s annualized base compensation shall be no less favorable than such employee’s annualized base compensation immediately prior to the Closing); (ii) with respect to annual equity-based compensation opportunities (other than retention, change in control, one-time or special incentive compensation opportunities), Georgia and its Affiliates shall evaluate in good faith the eligibility of each Continuing Washington Employee who as of immediately prior to the Washington Merger Effective Time was a holder of an equity, phantom or other equity-based interests granted under the Washington Management Incentive Plan (and for the avoidance of doubt, excluding a Continuing Washington Employee whose only interest in the Washington MIP Pool is as a Washington Unallocated MIP Pool Recipient) or a holder of a Washington Long-Term Cash Award or Washington Win As One Team Award (each such individual a “Washington MIP Participant”) to be granted an annual equity award in respect of Georgia Common Stock based on such factors as Georgia determines in its reasonable, good faith discretion, including whether the total annual compensation opportunity (based on base compensation and target short-term cash incentive compensation opportunities) of such Washington MIP Participant is substantially similar to the total annual compensation opportunity (based on base compensation, target short-term cash incentive compensation opportunities and equity-based compensation opportunities) of a similarly situated employee of Georgia and its Affiliates; (iii) employee benefits (excluding equity or equity-based incentive, retention, change in control, one-time or other special incentive, defined benefit pension and post-employment or retiree health and welfare benefits) that, in the aggregate, are substantially comparable to those in effect for the Continuing Washington Employees immediately prior to the Closing; and (iv) severance benefits that are no less favorable than the severance payments and benefits set forth in the guidelines set forth on Section 9.1(a) of the Washington Disclosure Schedules. Notwithstanding the foregoing, the terms and conditions of employment for any Continuing Washington Employees who are covered by a Washington Collective Bargaining Agreement shall by governed by such Washington Collective Bargaining Agreement. For the avoidance of doubt, this Section 9.1(a) shall not limit the obligation of Georgia and its Affiliates following the Closing to provide any compensation, benefits or other terms and conditions of employment to Continuing Washington Employees as may be required under applicable Law.

(b)            Service Credit. For all purposes (including for purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of Georgia and its Affiliates (including, after the Closing, Washington and its Subsidiaries) providing benefits to Continuing Washington Employees after the Closing (but excluding any plans or arrangements providing for defined benefit pension, transaction, change in control or post-termination or retiree health or welfare benefits) (the “New Washington Plans”), each Continuing Washington Employee shall be credited with his or her years of service with Washington and its Affiliates and their respective predecessors prior to the Closing, to the same extent and for the same purpose as such Continuing Washington Employee was credited, prior to the Closing, for such service under any analogous Washington Benefit Plan in which such Continuing Washington Employee participated immediately prior to the Closing; provided that the foregoing shall not apply for purposes of benefit accrual under any defined benefit pension plan (except as otherwise required by applicable Law) or to the extent that its application would result in a duplication of benefits for the same period of service. In addition, and without limiting the generality of the foregoing, Georgia or its Subsidiaries shall use reasonable best efforts to ensure that each Continuing Washington Employee shall be immediately eligible (from the Closing or, if later, the establishment of the applicable New Washington Plan) to participate, without any waiting time, in any and all New Washington Plans that are welfare benefit plans to the extent coverage under such New Washington Plan is comparable to a Washington Benefit Plan in which such Continuing Washington Employee participated immediately before the Closing (such plans, collectively, the “Old Washington Plans”).

(c)            Welfare Plans. Effective as of the Closing (or as soon as reasonably practicable thereafter), Georgia or its Subsidiaries shall establish or designate New Washington Plans providing health and welfare plans for the benefit of the Continuing Washington Employees. For purposes of each New Washington Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Washington Employee in the year of Closing, Georgia or its Subsidiaries shall use commercially reasonable efforts to: (i) cause all pre-existing condition exclusions and actively-at-work requirements of such New Washington Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable Washington Benefit Plans in which such employee participated immediately prior to the Closing; and (ii) cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Washington Plans ending on the date such employee’s participation in the corresponding New Washington Plan begins and credited to such Person to be taken into account under the comparable New Washington Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Washington Plan.

Section 9.2          Washington 401(k) Plans. If, at least ten (10) Business Days prior to the Closing, Georgia provides written notice to Washington directing Washington to terminate its tax-qualified defined contribution plan(s) established under Section 401(k) of the Code (the “Washington 401(k) Plans”), Washington shall terminate the Washington 401(k) Plans effective as of the day immediately preceding the day on which the Washington Merger Effective Time occurs (the “Washington 401(k) Termination Date”). In the event that Georgia requests that the Washington 401(k) Plans be terminated, Washington shall provide Georgia with evidence that such 401(k) plan(s) have been terminated effective as of the day immediately preceding the day on which the Washington Merger Effective Time occurs pursuant to resolution of Washington’s board of managers (or equivalent governing body or other authorized committee) following execution of such resolution; provided that prior to terminating the Washington 401(k) Plans, Washington shall provide Georgia with the form and substance of any applicable resolutions for review and approval (not to be unreasonably withheld, conditioned or delayed). If the Washington 401(k) Plans are terminated pursuant to this Section 9.2, then as soon as practicable following the Washington 401(k) Termination Date, Georgia shall permit each Continuing Washington Employee who was eligible to participate in the Washington 401(k) Plans immediately prior to the Washington 401(k) Termination Date to participate in Georgia’s 401(k) plan, and shall permit each such Continuing Washington Employee to elect to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 402(c)(4) of the Code) in cash in an amount equal to the entire eligible rollover distribution distributable to such Continuing Washington Employee from the Washington 401(k) Plans to Georgia’s 401(k) plan. The Parties agree to cooperate as reasonably necessary to provide for the rollover of outstanding participant loans under the Washington 401(k) Plan to the Georgia’s 401(k) plan in accordance with an administrative process implementing a group rollover that is reasonably satisfactory to the 401(k) plan administrators of Georgia and Washington within a specified period of time after the Closing Date and, subject to the applicable participant’s compliance with the group rollover administrative process to the extent established, not place any participant loan with respect to any Continuing Washington Employee’s rollover account into default during the period from the Closing Date until the rollover is completed.

Section 9.3          Communications. Prior to the Closing, any employee notices or communication materials (including website postings) from Georgia or its Affiliates to employees of Washington or its Subsidiaries with respect to employment, compensation or benefits matters addressed in this Agreement or related to the transactions contemplated by this Agreement or employment thereafter, shall be subject to the prior review and comment of Washington, which shall not be unreasonably withheld or delayed.

Section 9.4          Cooperation. Prior to the Closing, Georgia and its Affiliates and Washington and its Affiliates will reasonably cooperate with the other Party to satisfy any advice, information, notice, consultation or bargaining obligations required by applicable Law or any Washington Collective Bargaining Agreement, with respect to the employees of Washington or its Subsidiaries.

Section 9.5          Washington 280G Covenant. Prior to the Closing, to the extent applicable, Washington shall submit, or cause to be submitted, for approval by the applicable equity holders, in conformance with Section 280G of the Code and the regulations thereunder (the “280G Stockholder Vote”), any payments (including, subject to the conditions provided below, for clarity pursuant to post-Closing arrangements expected to be entered into with Georgia and its Affiliates on or prior to the Closing (“Georgia Arrangements”)) that would reasonably be expected to constitute a “parachute payment” pursuant to Section 280G of the Code (each, a “Parachute Payment”) on behalf of each “disqualified individual” (as defined in Section 280G of the Code and the regulations promulgated thereunder) and which are irrevocably waived by such individual under the immediately following sentence; provided that, notwithstanding the foregoing, Washington shall only be required to include payments with respect to the Georgia Arrangements for purposes of the 280G Stockholder Vote if Georgia provides to Washington at least seven (7) Business Days prior to the Closing all information reasonably necessary to determine whether any payments or benefits provided under the Georgia Arrangements, when combined with any other payments or benefits, could constitute “parachute payments” pursuant to Section 280G of the Code and the value of such “parachute payments”, and, for clarity, Washington’s failure to include the Georgia Arrangements in the 280G Stockholder Vote materials described herein shall not result in a breach of the covenants set forth in this Section 9.5 if Georgia does not provide the Georgia Arrangements and the corresponding information in accordance with this Section 9.5. Prior to the distribution of the 280G Stockholder Vote materials, Washington shall use commercially reasonable efforts to obtain an irrevocable waiver of the right to any Parachute Payment (in the absence of the 280G Stockholder Vote) from each of the applicable “disqualified individuals” (as defined under Section 280G of the Code and the regulations promulgated thereunder) whose Parachute Payments would be subject to the 280G Stockholder Vote. Washington shall have delivered to Georgia complete copies of all disclosure and other related documents that will be provided to the applicable equity holders entitled to vote in connection with the 280G Stockholder Vote in a manner reasonably expected to provide Georgia with sufficient time to review and comment thereon, and shall reflect all reasonable comments of Georgia thereon.

Section 9.6          Third-Party Beneficiary Rights. This Article IX is included for the sole benefit of the parties to this Agreement and does not and shall not create any right in any Person, including any current or former employee of Washington or any of its Affiliates who is not a party to this Agreement. Nothing contained in this Agreement (express or implied) is intended to confer upon any individual any right to employment for any period of time, or any right to a particular term or condition of employment. No current or former employee of Washington or its Affiliates, including any beneficiary or dependent thereof, or any other Person not a party to this Agreement, shall be entitled to assert any claim against Chicago, Washington, the Blockers, Georgia or any of their respective Affiliates under this Article IX. In no event shall the terms of this Article IX or elsewhere in this Agreement be deemed to (i) establish, amend or modify any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Georgia, Washington or their respective Affiliates; or (ii) alter or limit the ability of Georgia, Washington or their respective Affiliates to amend, modify or terminate any Washington Benefit Plan or any other benefit or employment plan, program, agreement or arrangement after the Closing.

Article X
CERTAIN TAX MATTERS

Section 10.1        Cooperation and Exchange of Information.

(a)            Each Party shall, and shall cause its Affiliates to use commercially reasonable efforts to, provide to the other Party such cooperation, documentation and information relating to Washington and its Subsidiaries, as either of them may reasonably request in (i) filing any Tax Return, amended Tax Return or claim for refund, (ii) determining a liability for Taxes or a right to refund of Taxes, or (iii) conducting any Tax Proceeding, including, as applicable, providing necessary powers of attorney, copies of all relevant portions of relevant Tax Returns, together with all relevant portions of relevant accompanying schedules and relevant work papers, relevant documents relating to rulings or other determinations by Taxing Authorities and relevant records concerning the ownership and Tax basis of property and other information, which any such Party may possess. Each Party shall make its employees reasonably available on a mutually convenient basis at its cost to provide an explanation of any documents or information so provided. The Parties shall execute and deliver such powers of attorney and other documents as are necessary to carry out the provisions of this Section 10.1.

(b)            Each Party shall retain all Tax Returns, schedules and work papers, and all material records and other documents in its possession relating to Tax matters, of Washington and its Subsidiaries or the Blockers for their respective Tax periods (or portions thereof) ending on or prior to the Closing Date until the later of (x) the expiration of the statute of limitations for the Tax periods to which the Tax Returns and other documents relate, and (y) eight (8) years following the due date (without extension) for such Tax Returns. Thereafter, the Party holding such Tax Returns or other documents may dispose of them after offering the other Party reasonable notice and opportunity to take possession of such Tax Returns and other documents at such other Party’s own expense.

Section 10.2        Tax Sharing Agreements. Chicago and the Washington Equityholder Representative shall terminate or cause to be terminated, on or before the Closing Date, the rights and obligations of Washington and its Subsidiaries pursuant to all intercompany Tax sharing agreements or arrangements (other than this Agreement and the Florida Transaction Agreement), if any, to which Washington or any of its Subsidiaries, on the one hand, and Chicago, Management Aggregator, or any of their respective Affiliates (other than Washington and its Subsidiaries), on the other hand, are parties, and neither Chicago, Management Aggregator, or any of their respective Affiliates (other than Washington and its Subsidiaries), on the one hand, nor Washington or any of its Subsidiaries, on the other hand, shall have any rights or obligations to each other after the Closing in respect of such agreements or arrangements. Chicago and the Washington Equityholder Representative shall terminate or cause to be terminated, on or before the Closing Date, the rights and obligations of the Blockers pursuant to all intercompany Tax sharing agreements or arrangements (other than this Agreement and the Florida Transaction Agreement), if any, to which the Blockers, on the one hand, and Chicago, Management Aggregator, or any of their respective Affiliates (other than the Blockers), on the other hand, are parties, and neither Chicago, Management Aggregator, or any of their respective Affiliates (other than the Blockers), on the one hand, nor the Blockers, on the other hand, shall have any rights or obligations to each other after the Closing in respect of such agreements or arrangements.

Section 10.3        Intended Tax Treatment. The Parties hereto intend that for U.S. federal (and other applicable) Income Tax purposes, the transactions contemplated by this Agreement shall be treated as follows (collectively, the “Intended Tax Treatment”): (i) as a sale by Chicago, Management Aggregator and Florida, and a purchase by Georgia of, partnership interests in Washington in transactions governed by Section 741 of the Code, (ii) in the case of the Mergers, as a sale by the Blocker Equityholders of Blocker Equity Interests to Georgia in transactions governed by Section 1001 of the Code to the extent the applicable cash consideration is funded by Georgia, and as a transaction governed by Section 302(a) to the extent cash consideration is funded by the applicable Blocker, (iii) in the case of Steps 1 through 5 (other than Step 3c) of the Washington Pre-Closing Reorganization transactions as described in Exhibit A, as non-taxable distributions governed by Section 731 of the Code and (iv) the contribution of promissory notes to the Blockers pursuant to Step 3(c) of the Washington Pre-Closing Reorganization transactions as described in Exhibit A, as a contribution to capital described in Section 108(e)(6) of the Code. Each Party hereto shall prepare and file all Tax Returns and otherwise act in a manner consistent with the Intended Tax Treatment and no party shall take any position in its applicable books, records or Tax Returns, or otherwise act, in a manner inconsistent with such Intended Tax treatment, unless otherwise required by applicable Law.

Section 10.4        Transfer Taxes. Notwithstanding anything in this Agreement to the contrary, (a) the Washington Equityholder Representative (on behalf of the Blocker Equityholders and Washington Equityholders) shall pay, when due, and be responsible for (i) any sales, use, transfer (including real estate transfer), registration, documentary, conveyancing, stamp, unrecoverable value added, goods and services or similar Taxes and related fees and costs (“Transfer Taxes”) imposed on the Washington Pre-Closing Reorganization and the Washington Post-Closing Reorganization and any non-resident capital gains Tax, non-resident Taxes on direct and indirect transfers of equity interests and any other Transfer Taxes that would not have been imposed on the Mergers but for the Washington Pre-Closing Reorganization or the Washington Post-Closing Reorganization, and (ii) fifty percent (50%) of any Transfer Taxes imposed on any of the transactions contemplated by this Agreement (for the avoidance of doubt, not including the transactions undertaken pursuant to the Florida Transaction Agreement), and (b) Georgia will pay, when due, and be responsible for, any Transfer Taxes imposed on any of the transactions contemplated by this Agreement (for the avoidance of doubt, not including the transactions undertaken pursuant to the Florida Transaction Agreement), other than any Transfer Taxes described in clause (a) of this Section 10.4. The Party responsible under applicable Law for filing the Tax Returns with respect to such Transfer Taxes shall prepare and timely file such Tax Returns and promptly provide a copy of such Tax Return to the other Party, and the non-paying Party shall promptly reimburse the Person that has paid such Transfer Taxes for the non-paying Party’s share of such Transfer Taxes in accordance with this Section 10.4. Georgia and Chicago shall, and shall cause their respective Affiliates to, cooperate to timely prepare and file any Tax Returns or other filings relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes.

Section 10.5        Straddle Period. In the case of any Taxes for any Straddle Period required to be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period hereunder, the amount of any such Taxes shall be so apportioned ratably based on the number of days in the applicable Straddle Period in the case of real or personal property or other ad valorem Taxes and any other Tax imposed on a periodic basis (“Property Taxes”) and in the case of taxes other than Property Taxes on a “closing of the books” basis as of the close of business on the Closing Date (and in the case of any such Taxes attributable to income inclusion under Sections 951 or 951A of the Code, as if the taxable period of that entity ended as of the end of the Closing Date). The Parties agree that all items of income, gain, loss, deduction and credit for Washington (and any Subsidiary thereof that is treated as a partnership for U.S. federal income tax purposes) for any Straddle Period shall be allocated based on an interim closing of the books on the Closing Date pursuant to Section 706 of the Code and the Treasury Regulations promulgated thereunder (and analogous provisions under state and local Tax Law). To the extent applicable, any Transaction Tax Deductions shall be reflected in the portion of any Straddle Period ending on the Closing Date.

Section 10.6        Other Tax Elections. Notwithstanding anything to the contrary herein, the Parties hereto agree and acknowledge (i) that, upon Florida’s or Georgia’s request, with respect to each of the Subsidiaries of Washington that is treated as “controlled foreign corporation” within the meaning of Section 957(a) of the Code, Washington shall make or cause to be made, the election (to the extent available) to close the taxable year pursuant to Treasury Regulation Section 1.245A-5(e)(3)(i)(A) and (ii) to make, and shall cause Washington and each of its Subsidiaries treated as a partnership for U.S. federal income tax purposes to make (a) an election under Section 754 of the Code (and under any similar provisions of state or local Law) with respect to the taxable year of Washington (and any such Subsidiary, as applicable) that includes the Closing Date to the extent such election is not already in effect and (b) to the extent requested by Georgia, a “push-out” election under Section 6226 of the Code and the Treasury Regulations thereunder (and any analogous provisions of state or local income Tax Law) with respect to any Washington Flow-Through Tax Return for a Pre-Closing Tax Period or a Straddle Period or any Tax Proceeding in respect of a Washington Flow-Through Tax Return for a Pre-Closing Tax Period or a Straddle Period and, to the extent so requested, the Parties hereto shall, and shall cause their Affiliates to, cooperate to cause (including by causing any “partnership representative” or “designated individual” to cooperate to cause) any such election to be made; provided, further, that Washington and any of its Subsidiaries treated as a partnership for U.S. federal income tax purposes shall not make an election (and Georgia and its Affiliates shall not cause such entities to make an election) to use the provisions of Section 6225(c)(2)(A) or (B) of the Code for any relevant year without the prior written consent of Chicago and Florida.

Section 10.7        Consolidations, Groups, and Fiscal Unities. Chicago shall, and shall procure that its Affiliates shall, use all reasonable efforts to cause Washington and its Subsidiaries to cease to be treated as members of any consolidation, group or fiscal unity for Tax purposes with Chicago and its Affiliates (other than Washington and its Subsidiaries) by no later than the Closing.

Section 10.8        Washington Flow-Through Tax Proceeding.

(a)            After the Closing, the Washington Equityholder Representative, Florida, and Georgia shall promptly notify each other upon receipt by such party of written notice of or written communication with respect to any Tax Proceeding in respect of a Washington Flow-Through Tax Return for a taxable period that ends on or before the Closing Date (a “Washington Pre-Closing Flow-Through Tax Return” and such Tax Proceeding, a “Washington Pre-Closing Flow-Through Tax Proceeding”) and any Tax Proceeding in respect of a Washington Flow-Through Tax Return for a Straddle Period (such Tax Return, a “Washington Straddle Flow-Through Tax Return” and such Tax Proceeding, a “Washington Straddle Flow-Through Tax Proceeding”) and solely to the extent received prior to the final determination of the Washington/Florida Purchase Price and the Blocker Closing Cash Consideration, any Tax proceeding with respect to any Tax Return of a Blocker, or Washington or any of its Subsidiaries other than a Washington Pre-Closing Flow-Through Tax Return or a Washington Straddle Flow-Through Tax Return to the extent such Tax Proceeding would or would reasonably be expected to reduce the Washington/Florida Purchase Price or the Blocker Closing Cash Consideration (collectively with Washington Pre-Closing Flow-Through Tax Proceeding and Washington Straddle Flow-Through Tax Proceeding, the “Relevant Tax Proceedings”). Subject to compliance with Section 10.6 and compliance by Florida with Section 10.9 of the Florida Transaction Agreement and to the extent a “push-out” election under Section 6226 of the Code is or will be made, the Washington Equityholder Representative shall control the conduct of (x) any Washington Pre-Closing Flow-Through Tax Proceeding and (y) any Washington Straddle Flow-Through Tax Proceeding (to the extent more than half of the number of the days in the applicable Straddle Period falls within a Pre-Closing Tax Period); provided that, (i) with respect to any Washington Pre-Closing Flow-Through Tax Proceeding and Washington Straddle Flow-Through Tax Proceeding (to the extent controlled by the Washington Equityholder Representative) that would or would reasonably be expected to adversely affect Georgia and its Affiliates (including Washington and its Subsidiaries and the Blockers) after the Closing, (A) Georgia shall have the right to participate, at its sole cost and expense, in the defense of any such Washington Pre-Closing Flow-Through Tax Proceeding and Washington Straddle Flow-Through Tax Proceeding, and (B) the Washington Equityholder Representative shall keep Georgia reasonably informed concerning the progress of such Tax Proceeding and may not settle any such Tax Proceeding without the prior written consent of Georgia, such consent not to be unreasonably withheld, delayed or conditioned, and (ii) (A) Florida shall have the right to participate, at its sole cost and expense, in the defense of any such Washington Pre-Closing Flow-Through Tax Proceeding and Washington Straddle Flow-Through Tax Proceeding, and (B) the Washington Equityholder Representative shall keep Florida reasonably informed concerning the progress of such Tax Proceeding and may not settle any such Tax Proceeding without the prior written consent of Florida, such consent not to be unreasonably withheld, delayed or conditioned.

(b)            In the case of a Washington Straddle Flow-Through Tax Proceeding not controlled by the Washington Equityholder Representative, Georgia, at its sole cost and expense, shall control the conduct of any such Tax Proceeding; provided that to the extent such Tax Proceeding would or would reasonably be expected to adversely affect the Former Washington/Blocker Equityholders, on the one hand, or Florida and its Affiliates, on the other hand, after the Closing, (i) the Washington Equityholder Representative and Florida, as applicable, at their sole cost and expense, shall have the right to participate in the defense of any such Tax Proceeding, and (ii) Georgia shall keep the Washington Equityholder Representative and Florida, as applicable, reasonably informed concerning the progress of, and may not settle, any such Tax Proceeding without the prior written consent of the Washington Equityholder Representative and Florida, as applicable, such consent not to be unreasonably withheld, delayed or conditioned.

(c)            In the case of a Relevant Tax Proceeding with respect to any Blocker, Georgia, at its sole cost and expense, shall control the conduct of any such Tax Proceeding; provided that, (i) the Washington Equityholder Representative, at its sole cost and expense, shall have the right to participate in the defense of any such Relevant Tax Proceeding, and (ii) Georgia shall keep the Washington Equityholder Representative reasonably informed concerning the progress of, and may not settle, any such Relevant Tax Proceeding without the prior written consent of the Washington Equityholder Representative, such consent not to be unreasonably withheld, delayed or conditioned.

(d)            In the case of a Relevant Tax Proceeding with respect to Washington or its Subsidiaries that is not a Washington Pre-Closing Flow-Through Tax Proceeding or a Washington Straddle Flow-Through Tax Proceeding, Florida, at its sole cost and expense, shall control such Relevant Tax Proceeding; provided that, (i) Georgia and the Washington Equityholder Representative, at their sole cost and expense, shall have the right to participate in the defense of any such Relevant Tax Proceeding, and (ii) Florida shall keep the Washington Equityholder Representative and Georgia reasonably informed concerning the progress of, and may not settle, any such Relevant Tax Proceeding without the prior written consent of Georgia and the Washington Equityholder Representative, such consent not to be unreasonably withheld, delayed or conditioned.

(e)            Notwithstanding anything herein to the contrary, with respect to any Washington Pre-Closing Flow-Through Tax Return, Washington Straddle Flow-Through Tax Return (to the extent more than half of the number of the days in the applicable Straddle Period falls within a Pre-Closing Tax Period), Washington Pre-Closing Flow-Through Tax Proceeding or Washington Straddle Flow-Through Tax Proceeding (to the extent more than half of the number of the days in the applicable Straddle Period falls within a Pre-Closing Tax Period), (i) the Washington Equityholder Representative will have the right to name itself (or any other person the Washington Equityholder Representative selects) to act as the “partnership representative,” “designated individual,” “tax matters partner” or any similar role for purposes of the Partnership Tax Audit Rules (the “Partnership Representative”) with respect thereto and Florida and Georgia will cooperate (and cause their Affiliates to cooperate) with the Washington Equityholder Representative to properly make such designations in accordance with all applicable Laws and guidance (including cooperating to cause any Person to file forms requested by the Washington Equityholder Representative to resign its role as a Partnership Representative), and (ii) no Person acting as a Partnership Representative in connection with such Tax Return or Tax Proceeding will be entitled to make any election or decision without the prior written consent of the Washington Equityholder Representative (not to be unreasonably withheld, conditioned, or delayed). Except as provided in this Agreement, the Parties (including Florida for this purpose) acknowledge and agree that all indemnification or reimbursement obligations, if any, including any such obligations in governing agreements with respect to Washington and its Subsidiaries and any Blocker as in effect prior to Closing, requiring any Former Washington/Blocker Equityholder to indemnify or reimburse Washington and its Subsidiaries and any Blocker or any other Person with respect to any Tax or underpayment of Tax (imputed or otherwise) for any Pre-Closing Tax Period will be void and of no further force an effect as of the Closing.

(f)            Notwithstanding anything herein to the contrary, with respect to any Washington Flow-Through Tax Return or Tax Proceeding in respect of a Washington Flow-Through Tax Return, in each case, for which the Washington Equityholder Representative has not named itself (or any other person the Washington Equityholder Representative selects) the Partnership Representative pursuant to Section 10.8(e), (i) Georgia will have the right to name itself (or any other person Georgia selects) to act as Partnership Representative with respect thereto and Florida and the Washington Equityholder Representative will cooperate (and cause their Affiliates to cooperate) with Georgia to properly make such designations in accordance with all applicable Laws and guidance (including cooperating to cause any Person to file forms requested by Georgia to resign its role as a Partnership Representative), and (ii) no Person acting as a Partnership Representative in connection with such Tax Return or Tax Proceeding will be entitled to make any election or decision without the prior written consent of Georgia (not to be unreasonably withheld, conditioned, or delayed).

(g)            Florida is hereby expressly made a third-party beneficiary of this Section 10.8.

Section 10.9        Tax Returns.

(a)            The Washington Equityholder Representative shall prepare and timely file, or shall cause to be prepared and timely filed (taking into account extensions), all (x) Washington Pre-Closing Flow-Through Tax Returns and (y) Washington Straddle Flow-Through Tax Returns (to the extent more than half of the number of the days in a Straddle Period of Washington and its Subsidiaries falls within a Pre-Closing Tax Period), in each case, required to be filed after the Closing Date, and, in such case: (i) all costs and expenses incurred in connection with the preparation and filing of a Washington Pre-Closing Flow-Through Tax Return and a Washington Straddle Flow-Through Tax Return shall be borne and paid by the Washington Equityholder Representative (on behalf of Former Washington/Blocker Equityholders) and Florida pro rata in accordance with their ownership of Washington Equity Interests; (ii) the Washington Equityholder Representative shall prepare or cause to be prepared such Tax Return in a manner consistent with the terms of this Agreement and past practices of Washington or its applicable Subsidiary, except to the extent preparing such Tax Return in such a manner would result in such Tax Return reflecting a position that is not at least “more likely than not” correct under applicable Tax Law, and all Transaction Tax Deductions shall be reflected on such Tax Returns; and (iii) the Washington Equityholder Representative shall provide a draft of each Washington Pre-Closing Flow-Through Tax Return and Washington Straddle Flow-Through Tax Return (if applicable) to Florida at least sixty (60) days prior to the due date for filing such Tax Return (taking into account any extensions) for its review and comment. If Florida disagrees with such draft Tax Return, Florida may, within fifteen (15) days after delivery of such draft Tax Return, deliver a notice (the “Florida Notice”) to the Washington Equityholder Representative to such effect, specifying those items as to which Florida disagrees. If the Florida Notice is duly and timely delivered, the Washington Equityholder Representative and Florida shall, during the fifteen (15) days following such delivery, reach agreement on the disputed items or amounts. No later than thirty (30) days prior to the due date for filing any such Tax Return (taking into account extensions), the Washington Equityholder Representative shall provide a substantially final draft of each such Tax Return to Georgia and shall (i) in the case of Washington Pre-Closing Flow-Through Tax Returns, incorporate any revisions or comments as may be reasonably requested by Georgia to the extent failing to do so would adversely affect Georgia or its Affiliates (including Washington and its Subsidiaries or any Blocker) in a Post-Closing Tax Period and (ii) in the case of Washington Straddle Flow-Through Tax Returns, incorporate any revisions or comments to such Tax Return as may be reasonably requested by Georgia.

(b)            Georgia shall prepare and timely file, or shall cause to be prepared and timely filed (taking into account extensions), all Washington Straddle Flow-Through Tax Returns (to the extent not prepared by the Washington Equityholder Representative) and Tax Returns of any Blocker required to be filed after the Closing Date (other than any Georgia Combined Tax Return (as defined in the Florida Transaction Agreement), a “Blocker Separate Tax Return”). In the case of (i) any Washington Straddle Flow-Through Tax Returns that will be prepared by Georgia and (ii) any such Blocker Separate Tax Return with respect to Income Taxes for any Pre-Closing Tax Period or Straddle Period that is filed prior to the final determination of the Blocker Final Cash Consideration pursuant to Section 2.8 (each, a “Blocker Pre-Closing Income Tax Return”): (i)  Georgia shall prepare or cause to be prepared the portion of any such Tax Return that relates to the Pre-Closing Tax Period in a manner consistent with the terms of this Agreement and past practices of Washington and its Subsidiaries or the applicable Blocker, as applicable, except to the extent preparing such Tax Return in such a manner would result in such Tax Return reflecting a position that is not at least “more likely than not” correct under applicable Tax Law and for any Washington Straddle Flow-Through Tax Return, shall prepare such Tax Return using the historic team at PricewaterhouseCoopers for preparing such Tax Return (the “Historic PwC Team”); and (ii) Georgia shall provide a draft of each such Tax Return to the Washington Equityholder Representative and to Florida (with respect to the Washington Straddle Flow-Through Tax Returns) at least thirty (30) days prior to the due date for filing such Tax Return (taking into account any extensions) for their review and comment and shall incorporate any reasonable comments received in writing from the Washington Equityholder Representative and Florida (with respect to Washington Straddle Flow-Through Tax Returns) within twenty (20) days following delivery of such draft Tax Return.

(c)            Florida is hereby expressly made a third-party beneficiary of this Section 10.9. Notwithstanding the requirements set forth in this Section 10.9, the review, comment and approval rights of Florida set forth in this Section 10.9 and the obligations of the Washington Equityholder Representative to provide Florida with an opportunity to review, comment and approve any Washington Pre-Closing Flow-Through Tax Returns shall apply mutatis mutandis to Washington and its Subsidiaries regarding any Washington-Reviewed Pre-Closing Tax Returns as if such Washington-Reviewed Pre-Closing Tax Returns were Washington Pre-Closing Flow-Through Tax Returns; provided, that such Tax Returns shall be provided by Washington and its Subsidiaries to Florida as soon as reasonably practicable prior to the due date thereof (including extensions). In addition, Washington and its Subsidiaries shall reasonably cooperate to provide Florida with quarterly tax accruals, supporting schedules and workpapers that are reasonably available to Washington and its Subsidiaries with respect to the Washington-Reviewed Pre-Closing Tax Returns and other tax information reasonably requested by Florida for its review, comment and, with respect to such Tax Returns, approval (not unreasonably withheld, conditioned, or delayed).

(d)            After the Closing, Georgia and its Subsidiaries shall (and Florida and the Washington Equityholder Representative shall cooperate to) (i) cause Washington and its Subsidiaries to deliver or cause to be delivered final Schedules K-1 to the holders of Washington Equity Interests with respect to such holders’ ownership interest in Washington for Tax period(s) that end on or prior to or include the Closing Date by February 15 of the year following the Closing Date, and (ii) provide the Washington Equityholder Representative and Florida with any other information or estimates reasonably required by such holders for Tax reporting purposes promptly upon request by the Washington Equityholder Representative or Florida; provided that, (A) in each case, all reasonable out-of-pocket costs and expenses incurred in connection with the delivery of such documents or the provision of such information shall be borne and paid by the Washington Equityholder Representative and (B) the Historic PwC team shall be used to prepare such Schedules K-1 and any such Tax reporting.

Section 10.10      Post-Closing Actions. Except as expressly contemplated by this Agreement, without the prior written consent of the Washington Equityholder Representative (not to be unreasonably withheld, conditioned or delayed), after the Closing, Georgia will not, and will cause its Affiliates (including, following the Closing, Washington and its Subsidiaries and the Blockers not to): (a) amend any Washington Pre-Closing Flow-Through Tax Return, any Washington Straddle Flow-Through Tax Return or any Blocker Pre-Closing Income Tax Return, (b) extend or waive, or cause to be extended or waived any statute of limitations or other period for the assessment of any Tax or deficiency in respect of any Washington Pre-Closing Flow-Through Tax Return, any Washington Straddle Flow-Through Tax Return or any Blocker Pre-Closing Income Tax Return, (c) make, rescind or change any Tax election or accounting method, which election or change would be effective on or prior to the Closing Date, (d) make or initiate any voluntary disclosure agreement or similar process regarding any Washington Pre-Closing Flow-Through Tax Return, any Washington Straddle Flow-Through Tax Return or any Blocker Pre-Closing Income Tax Return, or (e) file a ruling request that would reasonably be expected to affect any Washington Pre-Closing Flow-Through Tax Return, any Washington Straddle Flow-Through Tax Return (or file an administrative adjustment request under Section 6227(a) of the Code, or any similar or successor provision of the Partnership Tax Audit Rules with respect to a Washington Pre-Closing Flow-Through Tax Return, any Washington Straddle Flow-Through Tax Return) or any Blocker Pre-Closing Income Tax Return; provided, that each of the foregoing clauses (a) through (e) shall include actions taken with respect to a Washington Straddle Flow-Through Tax Return solely to the extent such action would reasonably be expected to increase the Tax liability of the Former Washington/Blocker Equityholders. Georgia and its Affiliates shall not and shall cause Washington and its Subsidiaries and the Blockers not to take any action outside the ordinary course of business and not contemplated by this Agreement on the Closing Date after the Closing that would reasonably be expected to result in the Former Washington/Blocker Equityholders, the Blockers or their respective beneficial owners being liable for incremental Tax pursuant to this Agreement or to any Governmental Entity or otherwise adversely impact the Tax Returns of the Former Washington/Blocker Equityholders, the Blockers or their respective beneficial owners. Notwithstanding anything to the contrary, Georgia shall not, and shall cause its Affiliates (including Washington and its Subsidiaries after the Closing) not to, make any elections under Sections 336 or 338 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) with respect to the transactions contemplated by this Agreement.

Section 10.11      Closing of the Tax Period. Georgia shall cause each Blocker to join Georgia’s “consolidated group” (as defined in Treasury Regulation Section 1.1502-76(h)) effective on the day after the Closing Date.

Section 10.12      CFC Intercompanies. Prior to the Closing, Washington and its Subsidiaries shall use commercially reasonable efforts to reduce the absolute value of the Net Intercompany Amount to zero $(0) to the extent reasonably practicable. For purposes of this paragraph, (a) the “Net Intercompany Amount” means the amount equal to (I) the gross amount of intercompany receivables held by Washington CFCs and their Subsidiaries from Washington and its Subsidiaries (other than the Washington CFCs and their Subsidiaries), minus (II) the gross amount of intercompany payables owed by the Washington CFCs and their Subsidiaries to Washington and its Subsidiaries (other than the Washington CFCs and their Subsidiaries), and (b) “Washington CFCs” means “controlled foreign corporations” within the meaning of Section 957 of the Code held by Washington, either directly or indirectly through “flow-through” entities for U.S. federal income tax purposes.

Article XI
CONDITIONS PRECEDENT

Section 11.1        Conditions to Each Party’s Obligations to Close. The respective obligations of the Parties to effect the Closing are subject to the satisfaction or (to the extent permitted by Law) waiver by Georgia and Chicago, as of the Closing of the following conditions:

(a)            Regulatory Approvals. (i) The waiting periods (and any extensions thereof) required under the HSR Act for the consummation of the Closing and any commitment to, or agreement (including any timing agreement) with, the FTC or DOJ to delay the Closing, or not to effect the Closing before a certain date, shall have expired, lapsed or been terminated; and (ii) the Regulatory Approvals set forth in Section 11.1(a) of the Georgia Disclosure Schedules shall have been obtained (including by expiration of the applicable waiting period (and any extensions thereof) or commitment to, or agreement (including any timing agreement) with the relevant Governmental Entity to delay the Closing, or not to effect the Closing before a certain date, or express approval, consent or authorization of the relevant Governmental Entity).

(b)            No Injunctions or Restraints. No Judgment or Law issued or enacted by any Governmental Entity of competent jurisdiction shall have been entered and remain in effect which prevents or prohibits or otherwise makes illegal the consummation of the Closing.

(c)            Florida Transaction Agreement. Each of the conditions set forth in Article XI of the Florida Transaction Agreement shall have been satisfied or waived, other than the condition in Section 11.1(c) thereof (and other than those conditions under the Florida Transaction Agreement that by their nature are to be satisfied at the Closing (as defined in the Florida Transaction Agreement), provided that such conditions would be satisfied if the Closing (as defined in the Florida Transaction Agreement) were then to occur, and those conditions that have been waived in accordance with Article XI of the Florida Transaction Agreement).

(d)            Washington Pre-Closing Reorganization. The Washington Pre-Closing Reorganization shall have been completed and the Washington Pre-Closing Structure shall have been implemented in accordance with and subject to Section 7.14.

Section 11.2        Conditions to Obligations of Georgia to Close. The obligation of Georgia and the Merger Subs to effect the Closing is subject to the satisfaction (or waiver by Georgia) as of the Closing of the following additional conditions:

(a)            Representations and Warranties of Washington. The representations and warranties of Washington contained in Article IV (including Section 4.1 but solely as applicable to the Subsidiaries of Washington that are not Washington Material Subsidiaries, and in any event other than as set forth in the following three sentences) shall be true and correct as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (or, in the case of representations and warranties that are made as of a specific date, as of such date), except where the failure of such representations and warranties to be true and correct (without giving effect to any materiality or “Washington Material Adverse Effect” qualification set forth therein) would not have, individually or in the aggregate, a Washington Material Adverse Effect. The representations and warranties of Washington set forth in Section 4.2(a) and the second sentence of Section 4.2(b) (with respect to ownership of equity interests of the Washington Material Subsidiaries) shall be true and correct in all but de minimis respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (or, in the case of representations and warranties that are made as of a specific date, as of such date). The representations and warranties of Washington set forth in Section 4.1 (solely as applicable to Subsidiaries of Washington that are Washington Material Subsidiaries), Section 4.2(b) (other than the second sentence thereof with respect to ownership of equity interests of the Washington Material Subsidiaries), Section 4.3, and Section 4.20 shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (or, in the case of representations and warranties that are made as of a specific date, as of such date). The representation and warranty of Washington set forth in Section 4.8(b) shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date.

(b)            Performance of Obligations of Washington. The covenants and agreements of Washington to be performed or complied with at or prior to the Closing in accordance with this Agreement shall have been performed or complied with, as applicable, in all material respects.

(c)            No Washington Material Adverse Effect. Since the date of this Agreement, there shall not have been a Washington Material Adverse Effect.

(d)            Officer’s Certificate. Georgia shall have received a certificate, dated as of the Closing Date and signed on behalf of Washington by an executive officer of Washington, stating that the conditions specified in Section 11.2(a), Section 11.2(b) and Section 11.2(c) have been satisfied.

(e)            Representations and Warranties of the Sellers. The representations and warranties of each Seller contained in Article V (other than as set forth in the following two sentences) shall be true and correct as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (or, in the case of representations and warranties that are made as of a specific date, as of such date), except where the failure of such representations and warranties to be true and correct (without giving effect to any materiality or “Seller Material Adverse Effect” qualification set forth therein) would not have, individually or in the aggregate, a Seller Material Adverse Effect. The representations and warranties of each Seller set forth in the first sentence of Section 5.5 shall be true and correct in all but de minimis respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date. The representations and warranties of each Seller set forth in Section 5.1, Section 5.2, Section 5.5 (other than the first sentence thereof) and Section 5.6 shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (or, in the case of representations and warranties that are made as of a specific date, as of such date). Notwithstanding this Section 11.2(e), if the condition set forth in this Section 11.2(e) shall not be satisfied with respect to any Blocker Seller as of the Closing, such failure to satisfy such condition by such Blocker Seller will not be considered in determining the satisfaction of the condition set forth in this Section 11.2(e), and for all purposes of this Agreement, mutatis mutandis, (i) the applicable Blocker of such Blocker Seller shall be treated as a Washington Equityholder and shall not merge with the applicable Merger Sub as contemplated by this Agreement, (ii) instead such Blocker (and not any Blocker Seller of such Blocker) shall receive upon the Closing its applicable portion of the Washington Equityholder Closing Cash Consideration and Washington Stock Consideration to which it would be entitled as a Washington Equityholder upon the completion of the Washington Merger, and (iii) prior to the Closing, Chicago shall update and deliver to Georgia a new Washington Closing Consideration Spreadsheet reflecting the foregoing.

(f)            Performance of Obligations of the Sellers. The covenants and agreements of the Sellers to be performed or complied with at or prior to the Closing in accordance with this Agreement shall have been performed or complied with, as applicable, in all material respects. Notwithstanding this Section 11.2(f), if the condition set forth in this Section 11.2(f) shall not be satisfied with respect to any Blocker Seller as of the Closing, such failure to satisfy such condition by such Blocker Seller will not be considered in determining the satisfaction of the condition set forth in this Section 11.2(f), and for all purposes of this Agreement, mutatis mutandis, (i) the applicable Blocker of such Blocker Seller shall be treated as a Washington Equityholder and shall not merge with the applicable Merger Sub as contemplated by this Agreement, (ii) instead such Blocker (and not any Blocker Seller of such Blocker) shall receive upon the Closing its applicable portion of the Washington Equityholder Closing Cash Consideration and Washington Stock Consideration to which it would be entitled as a Washington Equityholder upon the completion of the Washington Merger, and (iii) prior to the Closing, Chicago shall update and deliver to Georgia a new Washington Closing Consideration Spreadsheet reflecting the foregoing.

(g)            Officer’s Certificate. Georgia shall have received a certificate, dated as of the Closing Date and signed on behalf of each Seller by the general partner or an authorized officer thereof, stating that the conditions specified in Section 11.2(e) and Section 11.2(f) with respect to such Seller have been satisfied. Notwithstanding this Section 11.2(g), if the condition set forth in this Section 11.2(g) shall not be satisfied with respect to any Blocker Seller as of the Closing, such failure to satisfy such condition by such Blocker Seller will not be considered in determining the satisfaction of the condition set forth in this Section 11.2(g), and for all purposes of this Agreement, mutatis mutandis, (i) the applicable Blocker of such Blocker Seller shall be treated as a Washington Equityholder and shall not merge with the applicable Merger Sub as contemplated by this Agreement, (ii) instead such Blocker (and not any Blocker Seller of such Blocker) shall receive upon the Closing its applicable portion of the Washington Equityholder Closing Cash Consideration and Washington Stock Consideration to which it would be entitled as a Washington Equityholder upon the completion of the Washington Merger, and (iii) prior to the Closing, Chicago shall update and deliver to Georgia a new Washington Closing Consideration Spreadsheet reflecting the foregoing.

(h)            Representations and Warranties of the Blockers. The representations and warranties of the Blockers contained in Article VI (other than as set forth in the following two sentences) shall be true and correct as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (or, in the case of representations and warranties that are made as of a specific date, as of such date), except where the failure of such representations and warranties to be true and correct (without giving effect to any materiality or “Blocker Material Adverse Effect” qualification set forth therein) would not have, individually or in the aggregate, a Blocker Material Adverse Effect. The representations and warranties of the Blockers set forth Section 6.2(a) shall be true and correct in all but de minimis respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (or, in the case of representations and warranties that are made as of a specific date, as of such date). The representations and warranties of the Blockers set forth in Section 6.1, Section 6.2(b) and Section 6.3 and Section 6.7 shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (or, in the case of representations and warranties that are made as of a specific date, as of such date). Notwithstanding this Section 11.2(h), if any of the conditions set forth in this Section 11.2(h) shall not be satisfied with respect to any Blocker as of the Closing, such failure to satisfy any such condition by such Blocker will not be considered in determining the satisfaction of all conditions set forth in this Section 11.2(h), and for all purposes of this Agreement, mutatis mutandis, (i) such Blocker shall be treated as a Washington Equityholder and shall not merge with the applicable Merger Sub as contemplated by this Agreement, (ii) instead such Blocker (and not any Blocker Seller of such Blocker) shall receive upon the Closing its applicable portion of the Washington Equityholder Closing Cash Consideration and Washington Stock Consideration to which it would be entitled as a Washington Equityholder upon the completion of the Washington Merger, and (iii) prior to the Closing, Chicago shall update and deliver to Georgia a new Washington Closing Consideration Spreadsheet reflecting the foregoing.

(i)            Performance of Obligations of the Blockers. The covenants and agreements of the Blockers to be performed or complied with at or prior to the Closing in accordance with this Agreement shall have been performed or complied with, as applicable, in all material respects. Notwithstanding this Section 11.2(i), if the condition set forth in this Section 11.2(i) shall not be satisfied with respect to any Blocker as of the Closing, such failure to satisfy such condition by such Blocker will not be considered in determining the satisfaction of the condition set forth in this Section 11.2(i), and for all purposes of this Agreement, mutatis mutandis, (i) such Blocker shall be treated as a Washington Equityholder and shall not merge with the applicable Merger Sub as contemplated by this Agreement, (ii) instead such Blocker (and not any Blocker Seller of such Blocker) shall receive upon the Closing its applicable portion of the Washington Equityholder Closing Cash Consideration and Washington Stock Consideration to which it would be entitled as a Washington Equityholder upon the completion of the Washington Merger, and (iii) prior to the Closing, Chicago shall update and deliver to Georgia a new Washington Closing Consideration Spreadsheet reflecting the same.

(j)            Officer’s Certificate. Georgia shall have received a certificate, dated as of the Closing Date and signed on behalf of each Blocker by an authorized officer of such Blocker, stating that the conditions specified in Section 11.2(h) and Section 11.2(i) with respect to such Blocker have been satisfied. Notwithstanding this Section 11.2(j), if the condition set forth in this Section 11.2(j) shall not be satisfied with respect to any Blocker as of the Closing, such failure to satisfy such condition by such Blocker will not be considered in determining the satisfaction of the condition set forth in this Section 11.2(j), and for all purposes of this Agreement, mutatis mutandis, (i) such Blocker shall be treated as a Washington Equityholder and shall not merge with the applicable Merger Sub as contemplated by this Agreement, (ii) instead such Blocker (and not any `Blocker Seller of such Blocker) shall receive upon the Closing its applicable portion of the Washington Equityholder Closing Cash Consideration and Washington Stock Consideration to which it would be entitled as a Washington Equityholder upon the completion of the Washington Merger, and (iii) prior to the Closing, Chicago shall update and deliver to Georgia a new Washington Closing Consideration Spreadsheet reflecting the foregoing.

Section 11.3        Conditions to Obligations of Chicago to Close. The obligation of Washington, the Blockers and Sellers to effect the Closing is subject to the satisfaction (or waiver by Chicago) as of the Closing of the following additional conditions:

(a)            Representations and Warranties. The representations and warranties of Georgia contained in Article III (other than as set forth in the following two sentences) shall be true and correct as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (or, in the case of representations and warranties that are made as of a specific date, as of such date), except where the failure of such representations and warranties to be true and correct (without giving effect to any materiality or “Georgia Material Adverse Effect” qualification set forth therein) would not have, individually or in the aggregate, a Georgia Material Adverse Effect. The representations and warranties of Georgia set forth in Section 3.6, Section 3.7 and Section 3.8 shall be true and correct in all but de minimis respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (or, in the case of representations and warranties that are made as of a specific date, as of such date). The representations and warranties of Georgia set forth in Section 3.1, Section 3.2 and Section 3.12 shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (or, in the case of representations and warranties that are made as of a specific date, as of such date).

(b)            Performance of Obligations of Georgia. The covenants and agreements of Georgia and the Merger Subs to be performed or complied with at or prior to the Closing in accordance with this Agreement shall have been performed or complied with, as applicable, in all material respects.

(c)            Officer’s Certificate. Chicago (on behalf of all Sellers, Washington and all Blockers) shall have received a certificate, dated as of the Closing Date and signed on behalf of Georgia by an executive officer of Georgia, stating that the conditions specified in Section 11.3(a) and Section 11.3(b) have been satisfied.

Article XII
TERMINATION; EFFECT OF TERMINATION

Section 12.1        Termination. Notwithstanding anything to the contrary in this Agreement, this Agreement will be automatically terminated and the transaction contemplated by this Agreement abandoned if the Florida Transaction Agreement is terminated prior to the completion of the Purchased Entity Sale and Washington Florida Interest Sale. In addition, notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Closing:

(a)            by mutual written consent of Georgia and Chicago;

(b)            by Georgia, if any Seller, Washington or any Blocker shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement, and such breach would give rise to the failure of a condition set forth in Section 11.2(a), Section 11.2(b), Section 11.2(e), Section 11.2(f), Section 11.2(h) or Section 11.2(i) and has not been cured by the earlier of (i) the date that is thirty (30) days after the date Georgia has notified the applicable Party of such breach stating Georgia’s intention to terminate this Agreement pursuant to this Section 12.1(b) and the basis for such termination and (ii) the Outside Date; provided that Georgia shall not be permitted to terminate this Agreement pursuant to this Section 12.1(b) if Georgia or any Merger Sub is at such time in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement and such breach would give rise to the failure of a condition set forth in Section 11.3(a) or Section 11.3(b);

(c)            by Chicago, if Georgia or any Merger Sub shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement, and such breach would give rise to the failure of a condition set forth in Section 11.3(a) or Section 11.3(b) and has not been cured by the earlier of (i) the date that is thirty (30) days after the date that Chicago has notified Georgia of such breach stating Chicago’s intention to terminate this Agreement pursuant to this Section 12.1(c) and the basis for such termination and (ii) the Outside Date; provided that Chicago shall not be permitted to terminate this Agreement pursuant to this Section 12.1(c) if any Seller, any Blocker or Washington is at such time in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement and such breach would give rise to the failure of a condition set forth in Section 11.2(a), Section 11.2(b), Section 11.2(e), Section 11.2(f), Section 11.2(h) or Section 11.2(i);

(d)            by Georgia or Chicago, if the Closing shall not have occurred on or prior to April 16, 2026 (the “Outside Date”); provided that (w) if on such date all of the conditions set forth in Article XI are satisfied (or in the case of conditions that by their nature are to be satisfied at the Closing, are then capable of being satisfied if the Closing were to occur on such date) other than the conditions set forth in Section 11.1(a), Section 11.1(b) (solely to the extent related to Regulatory Laws), Section 11.1(c) (solely to the extent related to Regulatory Laws or the implementation or completion of the Georgia Pre-Closing Restructuring Steps) or Section 11.1(d), then the Outside Date shall be automatically extended to October 16, 2026 (the “First Extended Outside Date”), and all references in this Agreement to the “Outside Date” shall instead refer to the First Extended Outside Date for all purposes of this Agreement, (x) if on the First Extended Outside Date, all of the conditions set forth in Article XI are satisfied (or in the case of conditions that by their nature are to be satisfied at the Closing, are then capable of being satisfied if the Closing were to occur on such date) other than the conditions set forth in Section 11.1(a), Section 11.1(b) (solely to the extent related to Regulatory Laws), Section 11.1(c) (solely to the extent related to Regulatory Laws or the implementation or completion of the Georgia Pre-Closing Restructuring Steps) or Section 11.1(d), then the First Extended Outside Date shall be automatically extended to April 16, 2027 (the “Second Extended Outside Date”), and all references in this Agreement to the “Outside Date” shall instead refer to the Second Extended Outside Date for all purposes of this Agreement, (y) if all of the conditions set forth in Article XI are satisfied (or in the case of conditions that by their nature are to be satisfied at the Closing, are then capable of being satisfied if the Closing were to occur on such date) on a date that occurs on or prior to the Outside Date but the Closing would thereafter occur in accordance with Section 2.1 on a date (the “Specified Date”) after the Outside Date, then the Outside Date shall automatically be extended to such Specified Date and the Specified Date shall become the Outside Date for all purposes of this Agreement and (z) if the Outside Date (as defined in the Florida Transaction Agreement) is extended in accordance with the Florida Transaction Agreement, the Outside Date shall be automatically extended to the date to which the Outside Date (as defined in the Florida Transaction Agreement) is extended; provided, further, that the right to terminate this Agreement pursuant to this Section 12.1(d) shall not be available to any Party whose failure (or whose Affiliate’s failure) to perform in any material respect any covenant or agreement under this Agreement primarily has been the cause of, or primarily has resulted in, the failure of the Closing to occur on or before such date (with the Sellers, the Blockers and Washington being deemed to be a single Party for this purpose);

(e)            by Georgia or Chicago, if an applicable Law or a permanent Judgment issued by a Governmental Entity of competent jurisdiction shall have become final and nonappealable, preventing the consummation of the Mergers; or

(f)            by Georgia, if Georgia shall not have received the Washington Equityholder Consent within twenty four (24) hours of the execution of this Agreement.

Section 12.2        Effect of Termination. If this Agreement is terminated as described in Section 12.1, this Agreement shall become null and void and of no further force and effect, without any Liability or obligation on the part of any Party or its Affiliates, directors, officers or employees; provided that the provisions of Section 7.2(a), Section 8.1(f), the last sentence of Section 8.5(d), this Section 12.2 and Article XIV shall remain in full force and effect in accordance with their respective terms. Notwithstanding the foregoing, if this Agreement is terminated pursuant to Section 12.1, none of the Parties shall be relieved or released from any liabilities or damages arising out of any Willful Breach of this Agreement.

Section 12.3        Notice of Termination. In the event of termination by Georgia pursuant to Section 12.1, written notice of such termination shall be given by Georgia to Chicago and Florida. In the event of termination by Chicago pursuant to Section 12.1, written notice of such termination shall be given by Chicago to Georgia and Florida.

Article XIII
NO SURVIVAL

Section 13.1        No Survival. None of the representations and warranties of any Party contained in this Agreement (including in any certificate to be delivered under Article XI) shall survive the Closing; provided, that the foregoing or anything else herein shall not limit or prohibit any claim for Fraud. None of the covenants or obligations of any Party to this Agreement required to be performed by such Party at or prior to the Closing shall survive the Closing; provided that, for the avoidance of doubt, the obligations hereunder to make payments at or in connection with the Closing shall survive until performed in accordance with their terms. Unless otherwise indicated herein, the covenants and agreements of the Parties set forth in this Agreement which by their terms are required to be performed after the Closing shall survive the Closing until they have been performed or satisfied.

Section 13.2        Exclusive Remedy and Release. Except in the case of Fraud, the Parties acknowledge and agree that, except with respect to claims under (a) the Transaction Documents (other than this Agreement), or (b) the Prior Purchase Agreement and claims seeking monetary damages, indemnification pursuant to Section 8.6, or specific performance or other equitable relief with respect to covenants or agreements in this Agreement to be performed after the Closing, from and after the Closing, the Parties hereby waive, on behalf of themselves and their Affiliates, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action (including rights of contribution, if any) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that they may have against any other Party or its Affiliates, as the case may be, as a result of or in connection with this Agreement or the transactions contemplated by this Agreement, whether arising under or based upon breach of contract (including for breach of any representation, warranty, covenant or agreement), warranty, tortious conduct (including negligence), under Law or otherwise and whether predicated on common law, statute, strict liability, or otherwise. Without limiting the generality of the foregoing, the Parties hereby irrevocably waive any right of rescission they may otherwise have or to which they may become entitled.

Article XIV
GENERAL PROVISIONS

Section 14.1        Entire Agreement. This Agreement, the other Transaction Documents, the Prior Purchase Agreement, the Confidentiality Agreement, and the Schedules and Exhibits hereto and thereto (including, for the avoidance of doubt, the Georgia Disclosure Schedules, the Seller Disclosure Schedules, the Blocker Disclosure Schedules and the Washington Disclosure Schedules) constitute the entire agreement and understanding between the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter. In the event of a conflict between the terms of this Agreement and the terms of any Transaction Document (other than the Florida Transaction Agreement, the Transition Services Agreement and the Commercial Agreements), the terms of this Agreement shall control.

Section 14.2        Disclosure Schedules. The Georgia Disclosure Schedules, the Blocker Disclosure Schedules, the Seller Disclosure Schedules and the Washington Disclosure Schedules, and all schedules attached thereto, and all Exhibits attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Any capitalized terms used in any Exhibit or in the Georgia Disclosure Schedules, the Blocker Disclosure Schedules, the Seller Disclosure Schedules or the Washington Disclosure Schedules but not otherwise defined therein shall be defined as set forth in this Agreement. Any information, item or other disclosure set forth in any Section of the Georgia Disclosure Schedules, the Blocker Disclosure Schedules, the Seller Disclosure Schedules or the Washington Disclosure Schedules, as the case may be, shall be deemed to be disclosed with respect to any other Section of this Agreement (or to have been set forth in any other Section of the Georgia Disclosure Schedules, the Blocker Disclosure Schedules, the Seller Disclosure Schedules or the Washington Disclosure Schedules, as the case may be), if the relevance of such disclosure to such other Section is reasonably apparent on its face notwithstanding the omission of a reference or a cross-reference with respect thereto and notwithstanding any reference to a Section of the Georgia Disclosure Schedules, the Blocker Disclosure Schedules, the Seller Disclosure Schedules or the Washington Disclosure Schedules, as applicable, in such Section of this Agreement. It is understood and agreed that (a) each of the Washington Disclosure Schedules, the Seller Disclosure Schedules and the Blocker Disclosure Schedules is being delivered solely to, and may only be relied upon or otherwise used by, Georgia; and (b) the Georgia Disclosure Schedules is being delivered solely to, and may only be relied upon or otherwise used by, Chicago.

Section 14.3        Assignment. Neither this Agreement nor any of the rights and obligations hereunder may be assigned or transferred by any Party without the prior written consent of Georgia and Chicago; provided, that, Georgia may, without need for consent, assign this Agreement or any of its rights or obligations hereunder to any of its Affiliates or to any of its lenders for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Georgia Debt Financing (or any refinancings thereof), provided that no such assignment shall (a) relieve Georgia of any of its obligations hereunder, (b) impair, hinder or delay the consummation of the transactions contemplated hereby or (c) cause adverse Tax consequences to Sellers, Washington, Blockers or any of their respective Affiliates. Any attempted assignment in violation of this Section 14.3 shall be void. Subject to the two preceding sentences, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns.

Section 14.4        Amendments and Waivers. Except as set forth in Section 14.18, this Agreement may not be amended except by an instrument in writing signed on behalf of Georgia and Chicago, provided, however, that no such amendment shall be effective without Florida’s prior written consent if such amendment would reasonably be expected to be adverse to Florida under the Florida Transaction Agreement. By an instrument in writing, any Party may waive compliance by the other Parties with any term or provision of this Agreement that the other Parties were or are obligated to comply with or perform for the benefit of the first Party, provided, however, that no such waiver shall be effective without Florida’s prior written consent if such waiver would reasonably be expected to be adverse to Florida under the Florida Transaction Agreement. Such waiver or failure to insist on strict compliance with such term or provision shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure of compliance.

Section 14.5        No Third-Party Beneficiaries. Except for Section 2.9, Section 8.1(a), Section 8.1(c), Section 10.8, Section 10.9, Section 14.14, Section 14.15 and Section 14.18, which are intended to benefit, and to be enforceable by, the Persons specified therein, and except (a) as provided in any other Transaction Document and (b) that prior to the Closing, the covenants, agreements and obligations of the Parties under this Agreement are intended to benefit and shall be enforceable by Florida to the extent that the failure of any Party to this Agreement to perform or comply with such covenants, agreements and obligations would reasonably be expected to be adverse to Florida under the Florida Transaction Agreement, this Agreement, together with the other Transaction Documents and the Exhibits and Schedules hereto and thereto are not intended to confer in or on behalf of any Person not a party to this Agreement (and their successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof.

Section 14.6        Notices. All notices and other communications to be given to any Party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or five (5) days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of an email transmission (unless the sender receives a failure to deliver notification), and shall be directed to the address set forth below (or at such other address or email address as such Party shall designate by like notice):

(a)	if to Georgia or any Merger Sub or, if following the Closing, Washington or any Blocker:

Global Payments Inc.
3550 Lenox Road,

Atlanta, Georgia 30326

Attention:	Dara Steele-Belkin, General Counsel
Email:	dara.steele-belkin@globalpay.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention:	Jacob A. Kling
Email:	JAKling@wlrk.com

(b)	if to any Seller or the Washington Equityholder Representative:

c/o Chicago W Aggregator LP

300 North LaSalle Street, Suite 5600

Chicago, Illinois 60654

Attention:	Collin E. Roche Aaron Cohen KJ McConnell
Email:	croche@gtcr.com aaron.cohen@gtcr.com kj.mcconnell@gtcr.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

333 West Wolf Point Plaza

Chicago, Illinois 60654

Attention:	Ted M. Frankel, P.C. Daniel A. Guerin, P.C.
Email:	ted.frankel@kirkland.com daniel.guerin@kirkland.com

(c)	if to Washington or any Blocker prior to the Closing:

c/o Worldpay Holdco, LLC

8500 Governors Hill Drive

Cincinnati, Ohio 45249

Attention:	Chip Keller, Chief Legal Officer
Email:	chip.keller@worldpay.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

333 West Wolf Point Plaza

Chicago, Illinois 60654

Attention:	Ted M. Frankel, P.C. Daniel A. Guerin, P.C.
Email:	ted.frankel@kirkland.com daniel.guerin@kirkland.com

Section 14.7        Specific Performance. The Parties agree that irreparable damage, for which monetary damages (even if available), would not be an adequate remedy, would occur in the event that the Parties do not perform any provision of this Agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that each of the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which such Party is entitled in Law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other Party has an adequate remedy at Law or that any such award is not an appropriate remedy for any reason at Law or in equity. Any Party seeking an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such remedy. The foregoing is in addition to any other remedy to which any Party is entitled at law, in equity or otherwise. The Parties further agree that nothing set forth in this Section 14.7 shall require any Party hereto to institute any Proceeding for (or limit any Party’s right to institute any Proceeding for) specific performance under this Section 14.7 prior or as a condition to exercising any termination right under Article XII (and pursuing damages after such termination).

Section 14.8        Governing Law and Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In addition, each of the Parties (a) in the event that any dispute (whether in contract, tort or otherwise) arises out of this Agreement or the transactions contemplated hereby, submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over the applicable Proceeding, any state or federal court within the State of Delaware; (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (c) agrees that it will not bring any Proceeding relating to this Agreement or the transactions contemplated hereby in any court other than the above-named courts; and (d) agrees that it will not seek to assert by way of motion, as a defense or otherwise, (i) that any such Proceeding (A) is brought in an inconvenient forum, (B) should be transferred or removed to any court other than the above-named courts or (C) should be stayed by reason of the pendency of some other proceeding in any court other than the above-named courts or (ii) that this Agreement or the subject matter hereof may not be enforced in or by the above-named courts. Each Party agrees that service of process upon such Party in any such Proceeding shall be effective if notice is given in accordance with Section 14.6.

Section 14.9        Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE ADMINISTRATION THEREOF OR THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 14.9. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 14.9 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

Section 14.10      Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other competent authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 14.11      Counterparts. This Agreement may be executed in two (2) or more counterparts, all of which shall be considered an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one (1) or more such counterparts have been signed by each Party and delivered (by facsimile, e-mail, or otherwise) to the other Party. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” from, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signatures. This Agreement has been executed in the English language. If this Agreement is translated into another language, the English language text shall in any event prevail.

Section 14.12      Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expense; provided that all pre-Closing out-of-pocket costs and expenses of Chicago incurred in connection with the transactions contemplated by this Agreement will be paid by Washington and to the extent unpaid as of immediately prior to or at the Closing shall be treated as Washington Closing Funded Debt.

Section 14.13      Interpretation; Absence of Presumption. It is understood and agreed that the specification of any dollar amount in the representations and warranties or covenants and agreements contained in this Agreement or the inclusion of any specific item in the Georgia Disclosure Schedules, the Blocker Disclosure Schedules, the Seller Disclosure Schedules or the Washington Disclosure Schedules is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Georgia Disclosure Schedules, the Blocker Disclosure Schedules, the Seller Disclosure Schedules or the Washington Disclosure Schedules in any dispute or controversy between the Parties as to whether any obligation, item or matter not described in this Agreement or included or not included in Georgia Disclosure Schedules, the Blocker Disclosure Schedules, the Seller Disclosure Schedules or the Washington Disclosure Schedules is or is not material for purposes of this Agreement. Nothing herein (including the Georgia Disclosure Schedules, the Blocker Disclosure Schedules, the Seller Disclosure Schedules and the Washington Disclosure Schedules) shall be deemed an admission by any Party or any of its Affiliates, in any Proceeding or action involving a third party, that such Party or any such Affiliate, or any third party, is or is not in breach or violation of, or in default in, the performance or observance of any term or provisions of any Contract or any Law. For the purposes of this Agreement, (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms “Article,” “Section,” “paragraph,” “Exhibit” and “Schedule” are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto and the words “date hereof” refer to the date of this Agreement; (d) references to “Dollars” or “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement and the Transaction Documents shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) provisions shall apply, when appropriate, to successive events and transactions; (i) the headings contained in this Agreement and the other Transaction Documents are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement and the other Transaction Documents; (j) the Parties have each participated in the negotiation and drafting of this Agreement and the other Transaction Documents and if an ambiguity or question of interpretation should arise, this Agreement and the other Transaction Documents shall be construed as if drafted jointly by the Parties or the parties thereto, as applicable, and no presumption or burden of proof shall arise favoring or burdening any party by virtue of the authorship of any of the provisions in this Agreement or the other Transaction Documents; (k) a reference to any “Person” includes such Person’s successors and permitted assigns (whether by merger, conversion or otherwise); (l) any reference to “days” means calendar days unless Business Days are expressly specified; (m) the phrase “to the extent” means the degree to which a thing extends, and not merely “if”; (n) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; (o) any Law defined or referred to in this Agreement or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws and the related regulations thereunder and published interpretations thereof, and references to any Contract or instrument are to that Contract or instrument as from time to time amended, modified or supplemented; provided that, for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any Law shall be deemed to refer to such Law, as amended, and the related regulations thereunder and published interpretations thereof, in each case, as of such date; (p) to the extent that this Agreement or any other Transaction Document requires an Affiliate of any Party to take or omit to take any action, such covenant or agreement includes the obligation of such Party to cause such Affiliate to take or omit to take such action, (q) when reference is made to information that has been “made available,” “provided” or “delivered” to Georgia or its Representatives, such reference shall mean that such information maintained in the “Project Washington” electronic data room hosted by Donnelley Financial Solutions accessible by Georgia and its Representatives for a period no later one day prior to the execution hereof (subject, in each case, to the documents or materials being fully accessible to Georgia and its Representatives), and (r) all accounting terms not specifically defined herein shall be construed in accordance with GAAP. Capitalized terms used but not defined in this Agreement shall have the meaning given to such terms in the Florida Transaction Agreement.

Section 14.14      Waiver of Conflicts Regarding Representation; Nonassertion of Attorney-Client Privilege.

(a)            Georgia and each Merger Sub waives and will not assert, and agrees to cause its Affiliates, including, following the Closing, each Blocker and Washington and its Subsidiaries (so long as such Persons remain Affiliates thereof), to waive and not assert, any conflict of interest arising out of or relating to the representation, after the Closing, of Chicago or Florida or any of their respective Affiliates, or any of the shareholders, officers, employees or directors of Chicago or Florida or any of their respective Affiliates (any such Person, a “Chicago/Florida Designated Person”) in any matter involving this Agreement, the other Transaction Documents or any other agreements or transactions contemplated hereby or thereby, by any legal counsel currently representing any Chicago/Florida Designated Person in connection with this Agreement, the other Transaction Documents or any other agreements or transactions contemplated hereby or thereby, including Kirkland & Ellis LLP, Paul Hastings LLP and Latham & Watkins LLP (any such representation, the “Chicago/Florida Current Representation”).

(b)            Georgia and each Merger Sub waives and will not assert, and agrees to cause its Affiliates, including, following the Closing, each Blocker and Washington and its Subsidiaries (so long as such Persons remain Affiliates thereof), to waive and not assert, any attorney-client or other applicable legal privilege or protection with respect to any communication between any legal counsel and any Chicago/Florida Designated Person occurring during the Chicago/Florida Current Representation (the “Chicago/Florida Privileged Communications”), including in connection with a dispute with Georgia or its Affiliates (including, following the Closing, each Blocker and Washington or any of its Subsidiaries (so long as such Persons remain Affiliates thereof)), it being the intention of the Parties that all such rights to such attorney-client and other applicable legal privilege or protection with respect to the Chicago/Florida Privileged Communications and to control such attorney-client and other applicable legal privilege or protection, in each case, with respect to the Chicago/Florida Privileged Communications, shall be retained, by Chicago and its Affiliates or Florida and its Affiliates, as applicable, and that Chicago or Florida, as applicable, and not Georgia or its Affiliates or any Blocker or Washington and its Subsidiaries, shall have the sole right to decide whether or not to waive any attorney-client or other applicable legal privilege or protection. Accordingly, from and after Closing, none of Georgia or its Affiliates, including each Blocker and Washington and its Subsidiaries, shall have any access to any such communications or to the files of the Chicago/Florida Current Representation, all of which shall be and remain the property of Florida or Chicago, as applicable, and not of Georgia or its Affiliates, including each Blocker and Washington and its Subsidiaries, or to internal counsel relating to such engagement, and none of Georgia or its Affiliates, including, following the Closing, each Blocker and Washington and its Subsidiaries, or any Person acting or purporting to act on their behalf shall seek to obtain the same by any process on the grounds that the privilege and protection attaching to such communications and files belongs to Georgia or its Affiliates, including, following the Closing, each Blocker and Washington and its Subsidiaries, or does not belong to Chicago and/or Florida. Notwithstanding the foregoing, in the event that a dispute arises between Georgia or its Affiliates, including, following the Closing, each Blocker and Washington and its Subsidiaries, on the one hand, and a third party other than Florida, Chicago or their respective Affiliates, on the other hand, Georgia or its Affiliates, including, following the Closing, each Blocker and Washington and its Subsidiaries, may seek to prevent the disclosure of the Chicago/Florida Privileged Communications to such third party and request that Chicago and/or Florida, as applicable, not permit such disclosure, and Chicago and/or Florida, as applicable, shall consider such request in good faith.

(c)            Florida is hereby expressly made a third-party beneficiary of this Section 14.14.

Section 14.15          Non-Recourse. The Parties agree that all Proceedings based on, in respect of or arising out of (a) this Agreement, the Confidentiality Agreement or the other Transaction Documents or (b) the negotiation, execution or performance or breach hereof or thereof, or the failure to perform any covenant or agreement contained herein or therein, or to consummate the transactions contemplated hereby or thereby, may only be made against the Persons that are expressly identified as Parties to this Agreement (and their respective successors and permitted assigns) (other than with respect to any claims by or between the express parties or express third-party beneficiaries (in each case, including their successors or permitted assigns) to the Confidentiality Agreement or the other Transaction Documents in accordance with the terms thereof). No other Person shall have any Liability in respect of any Proceedings based on, in respect of or arising out of the matters set forth in clauses (a) or (b) of the immediately preceding sentence. Nothing in this Section 14.15 shall limit the rights or remedies available to the express parties or express third-party beneficiaries to the Confidentiality Agreement or the other Transaction Documents in accordance with the terms thereof.

Section 14.16      Further Assurances. The Parties shall execute and deliver, or shall cause to be executed and delivered, such documents and other instruments and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of this Agreement and give effect to the transactions contemplated hereby.

Section 14.17      Authorization of Representation.

(a)            By virtue of the Washington Equityholder Consent, the Blocker Equityholder Consents and entry into of any Joinder Agreement, and without any further action of any of the Washington Equityholders or the Blocker Equityholders (including holders of any equity awards or similar instruments issued by Washington or the Blockers) (the “Former Washington/Blocker Equityholders”) or the Acquired Entities, Chicago (and any successor or assign thereof) is hereby irrevocably appointed, authorized and empowered by Washington and the Blockers to act as the Washington Equityholder Representative, for the benefit of the Former Washington/Blocker Equityholders, as the exclusive agent, proxy and attorney-in-fact to act on behalf of each Former Washington/Blocker Equityholder for all purposes of this Agreement, which shall include the full power and authority:

(i)            to refrain from enforcing any right of the Former Washington/Blocker Equityholders or any of them and/or the Washington Equityholder Representative arising out of or under or in any manner relating to this Agreement or any other agreement, instrument or document in connection with the foregoing; and

(ii)            to consummate the transactions contemplated herein and to execute and deliver such waivers and consents in connection with this Agreement and the consummation of the transactions contemplated hereby and thereby as the Washington Equityholder Representative, in its sole discretion, may deem necessary or desirable;

(iii)            as Washington Equityholder Representative, to enforce and protect the rights and interests of the Former Washington/Blocker Equityholders and to enforce and protect the rights and interests of the Washington Equityholder Representative arising out of or under or in any manner relating to this Agreement, and each other agreement, document, instrument or certificate referred to herein or therein or the transactions provided for herein or therein, and to take any and all actions which the Washington Equityholder Representative believes are necessary or appropriate under this Agreement for and on behalf of the Former Washington/Blocker Equityholders, including asserting or pursuing any Proceeding against Georgia, the Merger Subs, any Surviving Blocker and/or the Surviving Company in connection with this Agreement, defending any such Proceedings, consenting to, compromising or settling any such Proceedings, conducting negotiations with Georgia, any Surviving Blocker and/or the Surviving Company and their respective representatives regarding such Proceedings, and, in connection therewith, to (A) assert any claims in connection with such Proceedings; (B) investigate, defend, contest or litigate any Proceeding initiated by Georgia, any Surviving Blocker, the Surviving Company or any other person, or by any federal, state or local Governmental Entity against the Washington Equityholder Representative and/or any of the Former Washington/Blocker Equityholders, and receive process on behalf of any or all of the Former Washington/Blocker Equityholders in any such Proceeding and compromise or settle on such terms as the Washington Equityholder Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such Proceeding; (C) file any proofs of debt, claims and petitions as the Washington Equityholder Representative may deem advisable or necessary; (D) file and prosecute appeals from any decision, judgment or award rendered in any such Proceeding, it being understood that the Washington Equityholder Representative shall not have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions; and (E) taking any and all actions contemplated by Section 2.6, Section 2.7 or Section 2.8 by the Washington Equityholder Representative; and

(iv)            to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock/unit powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Washington Equityholder Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement and all other agreements, documents or instruments referred to herein or therein or executed in connection herewith and therewith, including by making equitable adjustments to the Washington Closing Consideration Spreadsheet in good faith to give effect to the intent of this Agreement, as reasonably determined by the Washington Equityholder Representative.

Notwithstanding the foregoing, the Washington Equityholder Representative shall have no obligation to act on behalf of the Former Washington/Blocker Equityholders, except as expressly provided herein. All actions taken by the Washington Equityholder Representative under this Agreement shall be binding upon each Former Washington/Blocker Equityholder and such Former Washington/Blocker Equityholder’s successors as if expressly confirmed and ratified in writing by such Former Washington/Blocker Equityholder, and all defenses which may be available to any Former Washington/Blocker Equityholder to contest, negate or disaffirm the action of the Washington Equityholder Representative taken in good faith under this Agreement are waived.

(b)            The Washington Equityholder Representative may resign at any time and may be removed or replaced by the vote of Former Washington/Blocker Equityholders with a majority of the Washington Allocation Percentage. All of the indemnities, immunities and powers granted to the Washington Equityholder Representative under this Agreement shall survive the Mergers, the resignation or removal of the Representative, and/or any termination of this Agreement.

(c)            Georgia, the Merger Subs, the Surviving Blockers and the Surviving Company shall have the right to rely upon all actions taken by the Washington Equityholder Representative pursuant to this Agreement, all of which actions shall be legally binding upon the Former Washington/Blocker Equityholders. For the avoidance of doubt, none of the Acquired Entities, the Surviving Blockers or the Surviving Company or any of their respective Affiliates shall have any liability to the Washington Equityholder Representative, which expressly acknowledges the foregoing, for reliance upon the same. None of Georgia, the Merger Subs, the Surviving Blockers or the Surviving Company shall have any liability for any action taken in accordance with or in reliance upon any instruction from, or action by, the Washington Equityholder Representative.

(d)            The powers, immunities, and rights to indemnification granted to the Washington Equityholder Representative herein (i) are coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Former Washington/Blocker Equityholder and be binding on any successor thereto; and (ii) shall survive the consummation of the Mergers.

(e)            The Washington Equityholder Representative Holdback Amount shall be withheld and paid directly to an account maintained by the Washington Equityholder Representative (or a financial institution selected by the Washington Equityholder Representative) as a fund for the fees and expenses (including any legal fees and expenses) of the Washington Equityholder Representative incurred in connection with this Agreement, the evaluation of the transactions contemplated by this Agreement or any other actions taken by the Washington Equityholder Representative pursuant to this Agreement and the transactions contemplated by this Agreement, with any balance of the Washington Equityholder Representative Holdback Amount not utilized for such purposes to be delivered by the Washington Equityholder Representative to the Paying Agent (for further distribution to the Washington Equityholders and the Blocker Equityholders in accordance with each such Person’s applicable portion thereof (which applicable portion shall be equal to the amount to which each such Person would have been entitled if such remaining balance of the Washington Equityholder Representative Holdback Amount was delivered to each such Person at the Closing in accordance with Section 2.2(c) and the Washington Closing Consideration Spreadsheet)).

(f)            Neither the Washington Equityholder Representative nor any agent employed by it shall incur any liability to any other Person, in its capacity as such, by virtue of the performance of its duties hereunder or any of its omissions or actions with respect thereto or any determination made by the Washington Equityholder Representative or any instruction given to the Washington Equityholder Representative, except for actions omissions constituting gross negligence, intentional fraud or willful misconduct. The Washington Equityholder, in its capacity as such, Representative shall have no obligations to make any payments from its own funds. Georgia agrees that it will not look to the personal assets of the Washington Equityholder Representative, in its capacity as such, for the satisfaction of any obligations to be performed by Washington, any Blocker, any Washington Equityholder or any Blocker Equityholder. The Washington Equityholder Representative, in its capacity as such, will incur no liability of any kind with respect to any action or omission by the Washington Equityholder Representative in connection with the Washington Equityholder Representative’s services pursuant to this Agreement and any agreements ancillary hereto, except to the extent of liability resulting from the Washington Equityholder Representative’s gross negligence, intentional fraud or willful misconduct. The Washington Equityholder Representative, in its capacity as such, shall not be liable for any action or omission taken in good faith pursuant to the advice of counsel. The Washington Equityholders and the Blocker Equityholders shall severally and not jointly (proportionately in accordance with their Washington Allocation Percentage) indemnify, defend and hold harmless the Washington Equityholder Representative from and against any and all Covered Losses (collectively, “Equityholder Representative Losses”) arising out of or in connection with this Agreement and any agreements ancillary hereto, in each case as such Equityholder Representative Loss is suffered or incurred; provided, that in the event that any such Equityholder Representative Loss is finally adjudicated to have been primarily caused by the gross negligence, intentional fraud or willful misconduct of the Washington Equityholder Representative, the Washington Equityholder Representative will reimburse the Washington Equityholders and Blocker Equityholders the amount of such indemnified Equityholder Representative Loss to the extent attributable to such gross negligence, intentional fraud or willful misconduct. If not paid directly to the Washington Equityholder Representative by the Washington Equityholders and Blocker Equityholders, any such Equityholder Representative Losses may be recovered by the Washington Equityholder Representative from any other funds that become payable to the Washington Equityholders and Blocker Equityholders under this Agreement at such time as such amount would otherwise be distributable to the Washington Equityholders and Blocker Equityholders. In no event will the Washington Equityholder Representative be required to advance its own funds on behalf of the Washington Equityholders, the Blocker Equityholders or otherwise. The Washington Equityholders and Blocker Equityholders acknowledge and agree that the foregoing indemnities will survive the Closing, the resignation or removal of the Washington Equityholder Representative or the termination of this Agreement.

Section 14.18      Certain Georgia Debt Financing Provisions. Notwithstanding anything in this Agreement to the contrary, each of the Parties, on behalf of itself, each of their respective Subsidiaries and each of their respective controlled Affiliates, hereby: (a) agrees that any legal action, whether in law or in equity, whether in contract or in tort or otherwise, involving the Georgia Debt Financing Parties, arising out of or relating to, this Agreement, the Georgia Debt Financing or any of the agreements entered into in connection with the Georgia Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such legal action to the exclusive jurisdiction of such court, (b) agrees that any such legal action shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in any agreement relating to the Georgia Debt Financing and except to the extent relating to the interpretation of any provisions in this Agreement (including any provision in the Georgia Commitment Letter or in any definitive documentation related to the Georgia Debt Financing that expressly specifies that the interpretation of such provisions shall be governed by and construed in accordance with the law of the State of Delaware), (c) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any such legal action brought against the Georgia Debt Financing Parties in any way arising out of or relating to this Agreement, the Georgia Debt Financing or any of the agreements entered into in connection with the Georgia Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (d) agrees that none of the Georgia Debt Financing Parties shall have any liability to Washington, Chicago, Florida, any Blocker, any Blocker Seller, the Washington Equityholder Representative or any of their respective Representatives or Subsidiaries relating to or arising out of this Agreement, the Georgia Debt Financing or any of the agreements entered into in connection with the Georgia Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder (subject to the last sentence of this Section 14.18), and (e) agrees that the Georgia Debt Financing Parties are express third party beneficiaries of, and may enforce, any of the provisions of this Section 14.18 and that this Section 14.18 (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of this Section 14.18) may not be amended in a manner adverse to the Georgia Debt Financing Parties without the written consent of the Georgia Debt Financing Parties. No Georgia Debt Financing Party shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature. Notwithstanding the foregoing, nothing in this Section 14.18 shall in any way limit or modify the rights and obligations of Georgia or the Merger Subs under this Agreement, or any Georgia Debt Financing Party’s obligations under the Georgia Commitment Letter, or the rights of Georgia against the Georgia Debt Financing Parties with respect to the Georgia Debt Financing or any of the transactions contemplated thereby or any services thereunder following the Closing Date.

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

GEORGIA:

GLOBAL PAYMENTS INC.

By:	/s/ Dara Steele-Belkin
Name:	Dara Steele-Belkin
Title:	General Counsel and Corporate Secretary

MERGER SUBS:

GENESIS MERGER SUB I, INC.

By:	/s/ Dara Steele-Belkin
Name:	Dara Steele-Belkin
Title:	President, Treasurer and Secretary

GENESIS MERGER SUB II, INC.

By:	/s/ Dara Steele-Belkin
Name:	Dara Steele-Belkin
Title:	President, Treasurer and Secretary

GENESIS MERGER SUB III, INC.

By:	/s/ Dara Steele-Belkin
Name:	Dara Steele-Belkin
Title:	President, Treasurer and Secretary

GENESIS MERGER SUB IV LLC

By:	/s/ Dara Steele-Belkin
Name:	Dara Steele-Belkin
Title:	President, Treasurer and Secretary

GENESIS WASHINGTON MERGER SUB LLC

By:	/s/ Dara Steele-Belkin
Name:	Dara Steele-Belkin
Title:	President, Treasurer and Secretary

[Signature Page to Transaction Agreement]

CHICAGO:

GTCR W AGGREGATOR LP

By:	GTCR Partners W LLC
Its:	General Partner

By:	/s/ Aaron D. Cohen
Name:	Aaron D. Cohen
Title:	Manager

WASHINGTON:

WORLDPAY HOLDCO, LLC

By:	/s/ Charles Keller
Name:	Charles Keller
Title:	Executive Vice President, Chief Legal Officer and Corporate Secretary

BLOCKERS:

GTCR W MANAGEMENT BLOCKER INC.

By:	/s/ Aaron D. Cohen
Name:	Aaron D. Cohen
Title:	President and Secretary

GTCR W MANAGEMENT BLOCKER II INC.

By:	/s/ Aaron D. Cohen
Name:	Aaron D. Cohen
Title:	President and Secretary

GTCR W BLOCKER CORP.

By:	/s/ Aaron D. Cohen
Name:	Aaron D. Cohen
Title:	President and Secretary

[Signature Page to Transaction Agreement]

BLOCKER SELLERS:

GTCR FUND XIII/C LP

By:	GTCR Partners XIII/A&C LP
Its:	General Partner

By:	GTCR Investment XIII LLC
Its:	General Partner

By:	/s/ Aaron D. Cohen
Name:	Aaron D. Cohen
Title:	Manager

GTCR FUND XIV/C LP

By:	GTCR Partners XIV/A&C LP
Its:	General Partner

By:	GTCR Investment XIV LLC
Its:	General Partner

By:	/s/ Aaron D. Cohen
Name:	Aaron D. Cohen
Title:	Manager

ORANGE INVESTORS 2 LP

By:	GTCR Partners W LLC
Its:	General Partner

By:	/s/ Aaron D. Cohen
Name:	Aaron D. Cohen
Title:	Manager

WASHINGTON EQUITYHOLDER REPRESENTATIVE:

GTCR W Aggregator LP

By:	GTCR Partners W LLC
Its:	General Partner

By:	/s/ Aaron D. Cohen
Name:	Aaron D. Cohen
Title:	Manager